As filed with the Securities and Exchange Commission on August 5, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LASERLOCK TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	6794	23-3023677

(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)
	3112 M Street NW
	Washington, D.C. 20007
	(202) 400-3700
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Neil Alpert
President and Chief Executive Officer
LaserLock Technologies, Inc.
3112 M Street NW
Washington, D.C. 20007
(202) 400-3700
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
Justin W. Chairman, Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, Pennsylvania 19103 (215) 963-5000

Approximate date of commencement of proposed distribution:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	44,444,444	$0.15	$6,666,667	$1,030.58
Warrants(3)	87,777,777	--	--	(3)
Shares of Common Stock, $0.001 par value per share, underlying Warrants	87,777,777	$0.15	$13,166,667	$2,035.39
Total(4)	132,222,221	$0.15	$19,833,333	$3,065.97

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”),the number of shares of common stock registered hereby shall also include an indeterminate number of additional shares of common stock issuable as a result of stock splits, stock dividends, recapitalizations or reorganizations in accordance with Rule 416.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Registrant’s common stock on Pink OTC Markets, Inc. on July 29, 2013.

(3)
Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required for the Warrants because the Registrant is registering these securities in the same Registration Statement as the underlying common stock to be offered pursuant thereto.

(4)	Excludes warrants.

 The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The distributing stockholder may not distribute these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 5, 2013

PRELIMINARY PROSPECTUS

LaserLock Technologies, Inc.

44,444,444 Shares of Common Stock
Warrants to Purchase up to 87,777,777 Shares of Common Stock
87,777,777 Shares of Common Stock Underlying Warrants

This prospectus relates to the distribution by our stockholder and warrantholder, VerifyMe, Inc., a Texas corporation (“VerifyMe”) to its stockholders for no consideration, of

●	44,444,444 shares of our common stock, $0.001 par value
●	warrant(s) to purchase up to 87,777,777 shares of our common stock; and
●	up to 87,777,777 shares of our common stock that are issuable upon the exercise of the warrants offered hereunder.

We will receive no proceeds from the distribution.

Our common stock trades on Pink OTC Markets, Inc. under the ticker symbol “LLTI.PK.” On July 29, 2013, the last reported sale price for our common stock was $0.15 per share.   The warrants being offered by this prospectus, which are registered for sale under the registration statement of which this prospectus forms a part, are not currently traded on the Pink OTC Markets, Inc. or on any other exchange, and we have no present intention of causing them to be so traded.

We are not selling any shares of common stock or warrants in this offering and therefore will not receive any proceeds from the distribution of common stock and warrants hereunder.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 9.

No underwriter or broker-dealer has been engaged to facilitate the distribution of our shares of common stock and warrants in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 5, 2013.

ABOUT THIS PROSPECTUS
All references in this prospectus to “LaserLock,” “the Company,” “we,” “us,” “our” and similar references mean LaserLock Technologies, Inc., unless we state otherwise or the context otherwise requires.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information that is different.  We are not making any offer to sell these securities in any jurisdiction where the offer is not permitted.  The information in this prospectus is accurate only as of the applicable dates, regardless of the time of delivery of this prospectus or any issuance or sale of any securities.  Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: We have not taken any action to permit a public offering of the shares of our common stock or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States.  You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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PROSPECTUS SUMMARY

The following summary provides an overview of certain information about our company and the offering and may not contain all the information that may be important to you. This summary is qualified in its entirety by and should be read together with the information contained in other parts of this prospectus. You should carefully read this entire prospectus before making a decision about whether to invest in our securities.

Company Overview

We are a development stage company.

Most recently, following initial development and commercialization, we invested in developing new proprietary color change inks that we believed would allow us to penetrate broader markets and result in increased revenues. During the past eight years, we have refined our technologies and their applications and now have what we believe to be one of the most cost effective and efficient authentication technologies available. Our most recent technology takes advantage of the new ubiquitous energy efficient fluorescent lighting to change the color of ink, resulting in numerous potential new applications ranging from credit cards to drivers licenses, passports, stock certificates, clothing labels, currency, ID cards, and tax stamps. The technologies can also be used to protect DVDs, apparel, pharmaceuticals, and virtually any other physical product.

Similar compact fluorescent lighting is used in most color photocopiers and color scanners so that any document which incorporates our technology cannot be copied and/or reproduced on a color copier or color scanner because the fluorescent lighting in the copier/scanner changes the color of the ink and the resulting photocopy will therefore be different from the original.

We are a security technology company that delivers product and document authentication. We plan to continue to develop and market technologies in a variety of applications in the security fields.

We believe that the technologies we own will have applications in various aspects of corporate security - from counterfeit identification to employee or customer monitoring. Potential applications of our technologies are available in different types of products and industries including gaming, apparel, tobacco, perfume, compact discs, pharmaceuticals, event and transportation tickets, driver’s licenses, insurance cards, passports, computer software, DVDs, and credit cards. We intend to generate sales through licenses of our technology or through direct sales of our technology to end-users.

We have filed a total of eight patent applications relating to our technology, five of which have been issued, and three of which are provisional patents. These patents seek to accomplish non-intrusive document and product authentication in order to reduce losses caused by unpermitted document reproduction or by product counterfeiting. The technologies involve the utilization of invisible or color shifting/changing inks, which are compatible with today’s printing machines. The inks may be used with certain printing systems such as offset, flexographic, silkscreen, gravure, and laser. Based upon our  experience, we believe that the ink technologies may be incorporated into various existing manufacturing processes.

We have a total of eight full-time employees.

Anti-Counterfeiting Technologies and Products

Recent developments in copying and printing technologies have made it easier to counterfeit a wide variety of documents and products. Currency, lottery tickets, gift certificates, credit cards, event and transportation tickets, casino slot tickets, and travelers’ checks are all susceptible to counterfeiting. We believe that losses from such counterfeiting have increased substantially with improvements in counterfeiting technology. Counterfeiting has long caused losses to manufacturers of brand name products, and we believe that these losses have increased as the counterfeiting of labeling and packaging has become easier.

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We believe that our document authentication technologies may be useful to businesses desiring to authenticate a wide variety of printed materials and products. Our technologies include (1) a technology utilizing invisible ink that can be revealed by use of laser light for authentication purposes, (2) an inkjet ink technology, which allows invisible codes to be printed, and (3) a color shifting technology that is activated by certain types of lights. All of those technologies are intended to be substantially different than pen systems that are currently in the marketplace. Pen systems also rely on invisible ink that is activated by a special marker. If the item is an original and not an invisible print, then the ink will be activated and show a visible mark as a different color than on an illegitimate copy. We believe that our technologies are superior to the pen system technology because our laser and color shifting technologies will not result in a permanent mark on the merchandise. Permanent marks generally lead to the disposal of the merchandise or its sale as a “second” rather than best-quality product. In the case of rubbed ink technology, no special tools are required to distinguish the counterfeit from the genuine. Other possible variations of our laser-based technology involve multiple color responses from a common laser, visible marks of one color that turn another color with a second laser, or visible and invisible marks that turn into a multicolored image. These technologies provide users with the ability to authenticate products and detect counterfeit documents. Applications include the authentication of documents having intrinsic value, such as currency, checks, travelers’ checks, gift certificates and event tickets, and the authentication of product labeling and packaging. When applied to product labeling and packaging, our technologies can be used to detect counterfeit products with labels and/or in packaging that do not contain the authenticating marks invisibly printed on the packaging or labels of legitimate products, as well as to combat product diversion (i.e., the sale of legitimate products through unauthorized distribution channels or in unauthorized markets). We believe that our technologies also could be used in a manner that permits manufacturers and distributors to track the movement of products from production to ultimate consumption when coupled with proprietary software.

We have focused on the widespread problem of counterfeiting in the gaming industry. We have incorporated our technology into traditional gaming accessories such as playing cards, casino chips, and dice as well as gaming-based machinery such as slot machines with cashless gaming systems. This is accomplished during the regular manufacturing and printing processes. Our products use ink that is incorporated into dice and casino chips that can be viewed with a laser to reveal the authenticity of the item. These covert authenticating technologies are also intended to be marketed to manufacturers of compact discs (“CDs”) to identify CDs produced by those manufacturers. We believe that this technology can provide CD manufacturers and publishers with a tool to combat the significant losses sustained as a result of illegal pirating and counterfeiting of data, music and videodiscs.

Other possible variations of our technologies involve multiple color responses from a common laser, visible marks of one color that turn another color with a laser or other generally available light sources or visible and invisible marks that turn into a multicolored image. These technologies provide users with the ability to authenticate documents and detect counterfeit products.

Industry Background

The U.S. is projected to remain the largest single consumer of security services and products in the world. One of the most important new areas of expansion is in the area of authentication, that is the act of confirming that some object--be it currency, passports, casino chips, credit cards, stock certificates, pharmaceuticals, stamps, identification cards or lottery tickets, to name just a few examples--is real and not a forgery.

With the advent of the digital age, including the color copier and other new technologies and templates available on the web, thieves and forgers have been able to make nearly identical copies of almost any printed item, which has resulted in major financial losses to business and, importantly, has compromised security at critical installations.

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One particular problem is that criminal and civil penalties for forgery, fraud, and counterfeiting are relatively light and many of those engaging in such activities are overseas and far from the reach of U.S. law enforcement. Therefore, the affected industries have little choice other than to make their products more formidable, often with multiple layers of defense, adopting what is known as multifactor authentication strategies.

While some currency and credit cards have introduced holograms, seals, and embedded strips in order to add a level of protection, most such methodologies are expensive and, in some cases, time-consuming in the production process. In other instances, such as when printing cigarette tax stamps or hundreds of millions of pieces used in a popular restaurant chain’s contest game pieces, the authentication process must be extremely inexpensive and easy to use or it will be rejected. There is no commercially viable way, for example, that a hologram, costing around five cents a copy, can be introduced to verify tax stamps. More than half the national currencies in the world, moreover, lack even one layer of protection and can easily be counterfeited.

Authentication Industry Overview

Currency, passports, ID cards and other high-value documents have historically been subject to counterfeiting and forgery and continue to be today. In the last 15 years, the counterfeiting of goods has increased significantly on a global basis and has become a major threat to brand owners in most industries. Major brands, whether national or multinational, are being systematically attacked by sophisticated criminals and terrorists. Furthermore, counterfeiting and forgery have filtered down to the level of lone criminals due to the availability of digital scanning and copying technologies.

The industry is segmented into four general categories:
1.	Optical technologies - use of light, i.e. holograms;
2.	Electronic - magnetic strips and smart cards;
3.	Biotechnologies - uses characteristics of biological proteins such as antibodies, enzymes and DNA; and
4.	Chemical technologies - includes photochromic (light-reactive) and thermochromic (heat-reactive) inks.

We operate in the chemical technologies and security ink sectors of the industry. Products in this industry, when exposed to either heat or light, change color, and when exposed again the color reverts to the original. Generally, the effect is reversible as often as required. Inks have also been developed that are invisible to the human eye but which can be read by bar-code scanners. These have been used in the fragrance and pharmaceutical industries to authenticate products. Other reactive inks change color when brought into contact with specific substances, for example, ink from a felt-tipped pen.

In April 2010, the United States Government Accounting Office (the “GAO”) issued a report to Congress entitled, “INTELLECTUAL PROPERTY Observations on Efforts to Quantify the Economic Effects of Counterfeit and Pirated Goods.” In that report the GAO estimated that the total economic value of intellectual property seizures by Customs and Border Protection during 2004 to 2009 was $1.12 billion. This was based only on imported goods and not goods produced in the United States.

The Organization for Economic Cooperation and Development estimates that the value of counterfeiting losses to its members is approximately $250 billion per year. They also concluded that millions of consumers are risking their lives unknowingly by using unsafe and ineffective counterfeit products.

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The Opportunity

As counterfeiting continues to increase and losses to manufacturers and owners having their intellectual property rights compromised continue to escalate, we believe that such compromised entities will seek better technologies to minimize their exposure. These technologies, however, must also be cost effective.

Our Solution

In the area of document and product authentication and serialization, we offer the following products:
1. RainbowSecureTM
2. LaserXposeTM
3. InkJetSecureTM
4. SecurDoxTM
5. SecureLightTM and SecureLight+TM

RainbowSecureTM Technology. This was our first technology to be patented. It combines an invisible ink with a proprietary tuned laser to enable counterfeit products to be exposed. It has been widely accepted in the gaming industry where the technology is used by casinos to protect their chips, dice, and playing cards from fraud. The technology also features a unique double layer of security which remains entirely covert at all times and provides licensees with additional protection. RainbowSecureTM is particularly well-suited to closed and controlled environments, such as casinos that want to verify transactions within a specific area, and are not interested in outside public verification. The technology is also appropriate for anti-counterfeit protection of tags and labels in the apparel industry, where it can be applied to a variety of different materials.

LaserXposeTM Technology. This is a patented technology which combines overt and covert anti-counterfeiting technology in one printing ink. It offers customers the ability to have two layers of security within a product while not having to disclose the covert feature if desired. It also is easily applied on most commercial printing presses.

InkJetSecureTM Technology. This technology involves an innovative method for coating pigments so that they can be used in high-speed continuous inkjet printers without clogging the submicron nozzles of the printers. The application for InkJetSecureTM is to invisibly mark and track individual products through the distribution chain where products are often illegally diverted. The technology is utilized in combination with proprietary tracking software.

SecurDoxTM. The market for “Security on Demand” printing of documents with SecurDoxTM on a standard desktop inkjet printer is large and growing. Our patent for aqueous ink, which was issued in 2004, enables the printing of selective information invisibly on a desktop bubblejet printer, using a water-based secure inkjet cartridge. This information can then be activated on-demand.

SecureLightTM Technology. Following development and commercialization we invested in developing new proprietary color shifting inks that could penetrate broader markets and result in far greater revenues. During the past eight years, we have refined our technologies and their applications, and now have what we believe to be the easiest, most cost effective and efficient authentication technologies available in the world today. Our most recent technology, known as SecureLightTM, takes advantage of the now ubiquitous energy efficient fluorescent lighting to change the color of ink, resulting in hundreds of new applications ranging from credit cards to drivers licenses, passports, stock certificates, clothing labels, currency, ID cards, and tax stamps. The technologies can also be used to protect DVDs, apparel, pharmaceuticals, and virtually any other physical product.

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Similar compact fluorescent lighting is used in most color photocopiers and color scanners so that any document which incorporates SecureLightTM ink cannot be copied and/or reproduced on a color copier or color scanner because the fluorescent lighting in the copier/scanner changes the color of the ink and the resulting photocopy will therefore be different from the original. In 2013, we filed for patent protection for an enhanced version of SecureLight technology, called SecureLight+TM.

Our Technology

We have attempted to achieve sufficient flexibility in our products and technologies so as to provide cost-effective solutions to a wide variety of counterfeiting problems. We intend to generate revenues primarily by collecting license fees from manufacturers who incorporate our technologies into their manufacturing processes and their products as well as through the sale of inks.

Our Intellectual Property

Intellectual property is important to our business. Our current patent portfolio consists of five granted patents (one granted in 2002, two granted in 2004, one granted in 2005 and one granted in 2011). We believe that some of the patents that have been granted may have commercial application in the future but will require additional capital and/or a strategic partner in order to reach the potential markets. All of the issued patents relate to the five inventions described above.

We continue to develop new anti-counterfeiting technologies and to apply for patent protection for these technologies wherever possible. Since January 2013, we have filed provisional applications for three new patents. When a new product or process is developed, we may seek to preserve the economic benefit of the product or process by applying for a patent in each jurisdiction in which the product or process is likely to be exploited. Generally, for a patent to be granted, the product or process must be new and be inventively different from what has been previously patented or otherwise known anywhere in the world. Patents generally have a life span of 20 years from the date of application depending on the relevant jurisdiction, after which time any person is free to exploit the product or process covered by a patent. A person who is the owner of a patent has, within the jurisdiction in which the patent is granted, the exclusive right to exclude others from practicing the subject matter defined in the patent claims.

We intend to extend our patent filings to other countries where doing so is economically reasonable, considering the expense of foreign patent applications and the increasing level of our activity. Currently, we believe that we will be filing for patent protection in Europe, Australia and one or more countries in the Far East and South America. The granting of a patent does not prevent a third party from seeking a judicial determination that the patent is invalid. Such challenges to the validity of a patent are not uncommon and are occasionally successful. There can be no assurance that a challenge will not be filed to one or more of our patents, if granted, and that, if filed, such a challenge will not be successful. The granting of a U.S. patent does not ensure that patents will be granted in other countries where protection is sought. Standards for granting patents vary and there is a possibility that prior art not yet discovered could arise and could prevent the grant of a foreign patent and cast into question the validity of a U.S. patent.

Our Revenue Model

We believe that a primary reason for our lack of revenue is our lack of funds to create a marketing program that effectively reaches potential customers in the security industry. In developing our most recent marketing approach, we have attempted to achieve sufficient flexibility in our products and technologies so as to provide cost-effective solutions to a wide variety of counterfeiting problems. We intend to generate revenues primarily by collecting license fees from manufacturers who incorporate our technologies into their manufacturing processes and their products as well as through the sale of inks.

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In January 2010, the Bureau of Engraving and Printing believed the color pigment market was estimated to be worth $2.6 billion per year, of which the color-shifting segment is valued between $55 million and $235 million annually, based on a relatively limited number of products and applications. A more realistic estimate suggests that the color-shifting pigment market will be worth several billion dollars a year within ten years, predicated on anticipated new security applications and demand for greater low-cost counterfeiting protection.

As the number of pharmaceutical drugs continues to increase, the pharmaceutical market has the potential to be worth millions in revenue for LaserLock, as the Company provides what is believed to be the most cost-effective anti-counterfeiting solution in the industry.

A hologram, by contrast, costs approximately 5 cents, or more than 17 times as much as the Company’s solution. Similarly, security threads, seals, and other methodologies for protecting currency are all more expensive than color shifting inks. In the U.S. there are more than 650 million credit cards as well as 488 million debit cards, many of which currently have holograms embedded in them. Should Visa and MasterCard use the Company’s product instead of a 5 cent hologram, and a one-cent royalty were obtained by the Company, the cost to Visa and MasterCard would be approximately $11.4 million annually.

Sales and Marketing Strategy

We plan to direct our sales and marketing strategy at multiple target groups as follows:

1.	Documents of Value
	a.	Currency,
	b.	Stock certificates and bonds,
	c.	Event tickets, and
	d.	Lottery tickets.
2.	Homeland Security
	a.	Container seals,
	b.	Pallet security,
	c.	Passports,
	d.	ID cards,
	e.	Driver licenses, and
	f.	Visas.
3.	Consumer Product Security
	a.	Tax stamps,
	b.	CDs/DVDs,
	c.	Apparel tags and labels,
	d.	Pharmaceuticals,
	e.	Tobacco,
	f.	Alcohol,
	g.	Auto parts,
	h.	Aviation parts, and
	i.	Any other packaging requirements.
4.	Gaming
	a.	Chips,
	b.	Dice,
	c.	Playing cards,
	d.	E-proms/critical memory devices, and
	e.	Slot tickets.

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5.	Product Diversion Tracking
	a.	Fragrances,
	b.	Apparel/licensed merchandise,
	c.	Cosmetics,
	d.	Pharmaceuticals, and
	e.	Watches and jewelry.
6.	Financial Services and Products
	a.	Credit cards,
	b.	Bank checks, and
	c.	Financial documents/promissory notes.

As part of our sales and marketing strategy, our technology will be tailored to our clients, and we will form partnerships with authorities and merchants whose products or audiences can be complementary to our own.

Competition

The market for protection from counterfeiting, diversion, theft and forgery is a mature 25-year-old industry dominated by a number of large, well-established companies, particularly in the area of traditional overt security technologies. This is due to the fact that security printing for currency production, for example, began in Europe over a century ago and has resulted in the establishment of old-line security printers who have branched out into brand and product protection as well. In North America, brand protection products, such as tamper-resistant packaging, security labels, and anti-theft devices, are readily available and utilized on a widespread basis. In recent years, however, demand has increased for more sophisticated, overt and covert, security technologies. Competitors can be segregated into the groupings below:

1.	Security Ink Manufacturers. These are generally well-established companies such as SICPA and Sun Chemical, whose core business is printing inks;
2.
System Integrators. These companies have often evolved from other sectors in the printing industry, mainly security printing manufacturers, technology providers, or packaging and label manufacturers. These companies offer a range of security solutions, enabling them to provide a complete suite of solutions tailored to the customer’s specific needs and requirements. The companies in this space include 3M, DuPont, Honeywell, and Avery Dennison;

3.	System Consultancy Groups. These companies offer a range of technologies from several different providers and tailor specific solutions to end-users;
4.	Traditional Authentication Technology Providers. These purveyors include American Banknote Holographics, and Digimarc, which provide holograms and digital watermarking, respectively;

5.
Product Diversion Tracking Providers. Next-Generation Technology Providers LLC falls into this group, along with several companies such as Authentix, DNA Technologies, and Identif, which provide on-product and in-product tagging technologies; and

6.	Traditional Security Printers. Traditional security printers such as Thomas de la Rue and Portals whose core products are printing the world’s currencies.

To compete effectively, we expect that we will need to expend significant resources in technology and marketing. Each of our competitors has substantially greater financial, human and other resources than we have. As a result, we may not have sufficient resources to develop and market our services to the market effectively, if at all.

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RISK FACTORS

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks include the following:

Risks related to our securities and this offering

Our common stock trades on a limited basis.

There is a limited active trading market for shares of our common stock and there is no assurance that such a market will develop, or if such a market develops, that it will be maintained. Holders of the shares may, therefore, have difficulty in selling shares of our common stock should they desire to do so and should be able to withstand the risk of holding their shares indefinitely.

There is no public market for the warrants being offered in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing the warrants on any securities exchange or expect the warrants to trade on the Pink OTC Markets marketplace. Without an active market, the liquidity of the warrants will be limited.

The Company’s outstanding preferred stock may be converted at any time, from time to time, which would result in additional common stock of ours possibly trading in the market, which could cause the price of our common stock to decline.

The terms of the preferred stock outstanding permit the holder thereof to convert at any time. As of the date of this prospectus, there will be 21,111,111 shares of preferred stock outstanding that may be converted for no consideration into common stock. That additional amount of common stock in the trading market could cause the price of our common stock to decline.

The shares registered under the registration statement of which this prospectus forms a part constitute a significant portion of our outstanding common stock.  The resale or the availability for resale of these shares may cause the price of our common stock to decline.

We are registering 44,444,444 shares of our common stock, 87,777,777 of our warrants, and 87,777,777 shares of our common stock underlying our warrants.  Once distributed by the Distributing Stockholder to its shareholders pursuant to the registration statement of which this prospectus forms a part, the securities so distributed will be freely tradable in the hands of persons other than our affiliates.  In addition, any shares issued upon the future cashless exercise of our warrants will be freely tradable in the hands of persons other than our affiliates.  The resale or the availability for resale of any of those shares depress the market price for our common stock, a circumstance commonly referred to as “overhang.”  The low trading volume in our common stock is likely to contribute to this effect.  In addition, the existence of an overhang, whether or not sales have occurred or are occurring, and whether or not warrant conversions have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our stock price has been volatile, may continue to be volatile and may decline regardless of our financial performance resulting in substantial losses for investors receiving our equity in this offering.

The trading price and trading volume of our common stock has been, and in the future may continue to be highly volatile, and could decline substantially within a short period of time. As a result of low trading volume in our common stock, the purchase or sale of a relatively small number of shares could result in significant share price fluctuations and it may be difficult for investors to sell our common stock in the market without depressing the market price for the common stock or at all. Additionally, the market price of our common stock may be subject to wide fluctuations in response to, among other things, the factors described in this “Risk Factors” section or otherwise, and other factors beyond our control, such as fluctuations in the valuations of companies perceived by investors to be comparable to us.

Holders of the warrants may have to exercise their warrants on a cashless net share basis, rather than for cash.

The warrants being offered hereby have a net exercise provision under which its holders may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the aggregate exercise price. Shares may not be issued upon the exercise of the warrants except pursuant to a cashless net share basis or otherwise pursuant to an effective registration statement or an exemption from registration.  If, in the future, we fail to keep this prospectus current, holders of the warrants may have to opt for cashless net share exercise in order to receive the shares underlying the warrants. There can be no assurance that we will keep this prospectus current in the future.

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We will continue to require additional capital to support and expand our business, and cannot provide any assurance that we will be able to raise such capital when needed on acceptable terms or at all, and if we cannot raise additional capital and our revenues do not increase materially, we may need to curtail or cease operations, and our equity may lose all or substantially all of its value.

In order to finance expansion of our business operations, patent our technologies, and  implement our business plans, we may need to raise additional capital. Our ability to continue the business and effectively implement our plans depends upon our ability to raise additional funds. There is no assurance that additional funding will be obtainable in amounts or on terms favorable or acceptable to us. The capital resources required to develop each new product are significant.  We currently have no active arrangements to raise such additional capital.

Even if we are successful in raising sufficient capital, our ability to continue in business as a viable going concern can only be achieved when our revenues reach a level that sustains our business operations. There is no assurance that the amount of revenues, if any, that we may receive from our products will generate revenues sufficient to fund our planned business operations.  Moreover, there can be no assurance that, even if our technologies are marketed effectively, we will generate revenues sufficient to fund our operations.  If our technologies are not marketed effectively and/or we do not generate sufficient revenue, we may be unable to raise capital on terms acceptable to us, if at all.  In either case, we may not be able to continue our operations and our business might fail, which may cause our securities to lose all or substantially all of their value.

Our business plan calls for ongoing expenses in connection with developing and marketing our security technology.  We have not yet generated recurring revenues sufficient to sustain our operations and our growth.  Our current monthly burn rate is approximately, $160,000. At this rate we will be able to sustain operations for a period of approximately 18 months, if we do not raise additional funds, or we do not increase the steady flow of recurring income.

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We have not paid any cash dividends since our inception and do not intend to pay dividends in the foreseeable future. We intend to retain all earnings, if any, for use in our business operations.

Our shares of common stock are subject to the “Penny Stock” rules of the Securities and Exchange Commission and the trading market by broker dealers in our securities will be limited, which will make transactions in our stock cumbersome and may reduce the value of our stock.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.”   Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules may make it difficult to sell your shares of our common stock through a broker dealer.

VerifyMe owns shares of our Preferred Stock with preferential rights, that are not being distributed hereby, but which may afford the right for VerifyMe to receive additional securities from us, which could dilute you; and grant them other control and other rights, that could reduce your influence over matters on which our stockholders could vote.

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VerifyMe holds Preferred Stock of the Company, which is not the subject of the registration rights agreement. Accordingly, we are not required to register the preferred stock for distribution and are not registering it for distribution under the registration statement of which this prospectus forms a part. By virtue of the preferred stock that VerifyMe holds, it has the ability to exert significant influence over our decisions and has the right to have antidilution adjustments to its equity position, to the extent that we take certain actions regarding the issuance of our securities, other than in connection with this distribution.

If we do not generate the necessary level of capital, we may issue additional securities in the future, which could dilute your ownership.

If we do not generate the necessary level of capital from operations, of which there is no assurance, we may have to sell additional securities in order to generate the required capital. We may seek to raise capital through offering of our common stock, preferred stock, securities convertible into common stock, or rights to acquire such securities or our common stock. Under our articles of incorporation, we have additional authorized shares of common stock and preferred stock that we can issue from time to time at the discretion of our board of directors, without further action by the shareholders, except where shareholder approval is required by law. The issuance of any additional shares of common stock, preferred stock or convertible securities could be substantially dilutive to shareholders of our common stock. Holders of our shares of common stock have no preemptive rights that entitle them to purchase their pro-rata share of any offering of shares of any class or series and, therefore, our shareholders may not be permitted to invest in future issuances of our common stock and as a result will be diluted.

Our certificate of incorporation and bylaws may prevent a transaction you may favor or limit growth opportunities, which could cause the market price of our common stock to decline.

Certain provisions of our certificate of incorporation and bylaws and applicable provisions of Nevada or federal law and regulations may delay, inhibit or prevent an organization or person from gaining control of us through a tender offer, business combination, proxy contest or some other method, even though you might be in favor of the transaction.

Shares of our common stock held by our “affiliates”, as defined in Rule 144 under the Securities Act, will be subject to certain transfer restrictions.

Shares of our common stock and our warrants held by persons deemed to be our “affiliates”, as that term is defined in Rule 144 under the Securities Act (“Rule 144”), will not be freely tradable.  Sales of these securities by our affiliates will be subject to the applicable volume, manner of sale and other restrictions set forth in Rule 144.

The ownership of our common stock is concentrated among a small number of shareholders, and each of these large shareholders, who, may be able to significantly influence management and operations, which may prevent us from taking actions that may be favorable to other shareholders.  Furthermore, concentrated ownership of our common stock creates a risk of sudden changes in our share price.

As of July 29, 2013, 5 shareholders own approximately 64.2% of the outstanding common stock of the Company on a fully diluted basis.    Those shareholders are able to significantly affect the election of directors as well as the outcome of most corporate actions requiring shareholder approval, such as the approval of mergers or other business combinations. Such concentration may also have the effect of delaying or preventing a change in control of the Company. In some situations, the interests of each of these large shareholders, may be different from that of other shareholders.

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Investors who receive our common stock may be subject to certain risks due to the concentrated ownership of our common stock. The sale by any of our shareholders who own a large amount of our common stock, of a significant portion of that shareholder’s holdings could have a material adverse effect on the market price of our common stock. Furthermore, the registration of any significant amount of additional shares of our common stock may have the immediate effect of increasing the public float of our common stock.

No recommendation by the Distributing Shareholder.

The holding by the Distributing Stockholder of the common stock and warrants covered hereby is not to be construed as a recommendation by the Distributing Stockholder of the investment quality of the Company’s securities covered hereby and furthermore, such holding does not imply that the Distributing Stockholder shall assist in meeting any of the future financial requirements of the Company.

Risks relating to our business and operations

We are subject to industrial risks that could adversely affect our results of operations.

The industry in which we compete is subject to the traditional risks faced by any industry of adverse changes in general economic conditions, the availability and expense of liability insurance, and adverse changes in local markets. However, we will also be subject to industry specific risks such as counterfeiters learning how to circumvent new and existing technologies; evolving consumer preference and federal, state and local chemical processing controls; consumer product liability claims; and risks of product tampering.

We face significant competition in our industry, which could adversely affect our business, financial condition and results of operations.

In the area of document security and product authentication and serialization, we are aware of other companies and other similar technologies, including both covert and overt surface marking techniques, which require decoding elements or analytical methods to reveal the relevant information. These technologies are offered by other companies for the same anti-counterfeiting and anti-diversion purposes for which we market our technologies.

A significant number of companies of varying sizes, which may include divisions or subsidiaries of larger companies, are vying for the same market segment as we are. A number of these competitors may have substantially greater financial and other resources available to them. There can be no assurance that we can compete successfully with such other companies. Competitive pressures or other factors could cause us to lose market share if it develops at all, or result in significant price erosion, either of which would have a material adverse effect on our results of operations.

Any change to government regulation or administrative practices may have a negative impact on our ability to operate and potential profitability.

Our operations may be subject to varying degrees to federal, state or local laws and regulations. Our operations may be subject to federal, state and local laws and regulations controlling the development of technologies related to privacy protection, to the protection of the environment from materials that we may use in our inks, and advanced algorithm formulations or encryption tactics that we may develop. Any of these regulations may have a material adverse effect upon our operations.

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Rapid technological change could make our products obsolete.

We believe that the market for our products is rapidly changing with evolving industry standards. Our future success will depend in part upon our ability to introduce new products and features to meet changing customer requirements and emerging industry standards. There can be no assurance that we will successfully complete the development of future products or that our current or future products will achieve market acceptance. Any delay or failure of these products to achieve market acceptance would adversely affect our business. In addition, there can be no assurance that products or technologies developed by others will not render our products or technologies non-competitive or obsolete.

The value of our technology and any products derived from our technology could be substantially reduced as new or modified techniques for combating document and product counterfeiting and product diversion are developed and become widely accepted. We cannot guarantee that future technological developments will not result in the obsolescence of our technologies.

Our future success depends on our ability to retain our key executives and to attract, retain and motivate qualified personnel.

We will be dependent on our current management for the foreseeable future. The loss of the services of any member of these persons would have a material adverse effect on our operations and prospects. Our success will be dependent to a substantial degree on our founder, Norman A. Gardner, and Neil Alpert, our President and Chief Executive Officer. Mr. Gardner’s and Mr. Alpert’s continued involvement is particularly critical to us. In the event Mr. Gardner or Mr. Alpert is unavailable, it would have a material adverse effect on our operations. The expansion of our business will be largely contingent on our ability to attract and retain a highly qualified management team. There is no assurance that we will be able to find suitable management personnel or that we will have the financial resources to attract or retain such people, if found.

We rely on the sales and marketing efforts of third parties.

We pursue a policy of licensing our technologies for incorporation into products made and distributed by third parties. Although we negotiate guaranteed minimum royalties in our licensing arrangements, our revenues are substantially dependent on the sale of products incorporating our technologies by third parties. The successful marketing of such products and, therefore, our revenues and operating income, depend substantially on the marketing efforts of such third parties, over which we have little, if any, control.

Our success will depend on, among other factors, implementing a successful marketing strategy.

While we believe that our products will meet unsatisfied market demand, our ability to generate sales will depend upon developing and implementing a successful marketing strategy. There can be no assurance that we will be able to successfully develop, promote and maintain an active market for our products.

We have a limited operating history upon which to judge future performance.

We have a limited operating history and cannot predict if we will be successful in pursuing our business.  We have not yet generated a profit from our business and may not be able to ever generate a profit.

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We are vulnerable to the potential difficulties associated with rapid growth.

If we are successful in increasing demand for our products, of which there can be no assurance, our growth could create certain additional risks. Rapid growth can be expected to place a substantial burden on our management resources and financial controls. Our ability to manage growth effectively will require us to continue to implement and refine our operational, financial and information management systems and to train, motivate and manage our employees. Our ability to attract and retain qualified personnel will have a significant effect on our ability to establish and maintain our position in our various markets, and our failure to manage our growth effectively could have material adverse effects on our results of operations.

Our past losses and possible future losses cast doubt on our ability to continue as a going concern and operate profitably.

We have limited sales, have incurred operating losses since inception and require additional capital to continue our operations and to implement our business plans. Although we intend to raise additional funds, implement sales, and become profitable, if we fail to achieve any one of these goals, then it is unlikely that we will be successful, and very likely that we will become insolvent or otherwise forced to cease operations. If this occurs, it will have a material adverse effect on our business and any results of operations and our equity may lose all or substantially all of its value.

Lack of diversification may negatively impact our operations and profitability.

Our operations, even if successful, will in all likelihood result in our engaging in a business which is concentrated in only one industry. Consequently, our activities will be limited to the anti-counterfeiting industry. Our inability to diversify our activities into a number of areas may subject us to economic fluctuations within a particular business or industry and, therefore, increase the risks associated with our operations.

Concentration of customers can adversely affect our financial health.

During the years ended 2012 and 2011 and for the three months ended March 31, 2013, we earned a substantial portion of our revenue from one or two customers.  The loss of any one of those customers, and/or our inability to secure any additional vendors to purchase material, would adversely affect our profits, if any.

We or our licensees may incur substantial costs or lose important rights as a result of litigation or other proceedings relating to our patent and other intellectual property rights.

We or our collaborators may become subject to third parties’ claims alleging infringement of their patents and proprietary rights or seeking to invalidate our patents or proprietary rights, or we may need to become involved in lawsuits to protect or enforce our patents, which could be costly, time consuming, delay or prevent the development and commercialization of our product candidates, or put our patents and other proprietary rights at risk.

The Distributing Stockholder

The “Distributing Stockholder” is VerifyMe, Inc.  VerifyMe was incorporated under the laws of the State of Texas in  May 2012.  VerifyMe’s business address is Nix, Patterson & Roach, L.L.P., 205 Linda Drive, Daingerfield, TX 75638.

Our Corporate Information

We were incorporated under the laws of the State of Nevada in November 1999. Our principal executive offices are located at 3112 M Street NW, Washington, D.C. 20007, and our telephone number is (202) 400-3700. Our website address is www.laserlocktech.com. We have included our website address in this prospectus solely as an inactive textual reference.  The information contained on, or that can be accessed through, our website is not part of this prospectus.

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USE OF PROCEEDS

The Distributing Stockholder will be distributing shares of our common stock and warrants to purchase our common stock to its stockholders for no consideration.  We will not receive any proceeds from the distribution of our common stock or the warrants to purchase our common stock.

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DETERMINATION OF OFFER PRICE

The Distributing Stockholder will be distributing shares of our common stock and warrants to purchase shares of our common stock to its stockholders for no consideration. Accordingly, there will be no determination of offer price in connection with the distribution of our common stock and warrants to purchase shares of our common stock.

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DISTRIBUTING STOCKHOLDER

The Distributing Stockholder is VerifyMe, Inc., a Texas corporation. The Distributing Stockholder acquired its shares of our stock and warrants to purchase our stock through various private transactions taking place through January 2013. In connection with those private transactions, the Company and VerifyMe entered into a Registration Rights Agreement pursuant to which the Company agreed to register the shares of our common stock and warrants held by VerifyMe for distribution to its stockholders. Two members of the Board of Directors of the Company have been appointed at the recommendation of VerifyMe.  VerifyMe has the right to appoint an advisor to each of the Company’s advisory committees.   As of the date of the prospectus VerifyMe holds 44,444,444 shares of our common stock, 87,777,777 warrants to purchase our common stock, and 21,111,111 shares of our preferred stock.

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PLAN OF DISTRIBUTION

We are hereby registering the shares of our common stock, the warrants to purchase our common stock, and the shares underlying the warrants to purchase our common stock, all of which were previously issued to the Distributing Stockholder.  We will bear all fees and expenses incident to our obligation to register these securities.

The Distributing Stockholder intends to distribute our securities, for no consideration, to its stockholders of record at the time of the distribution.  The Distributing Stockholder has agreed with Continental Stock Transfer and Trust Company (“Continental”) that it will serve as the Distributing Stockholder’s distribution agent to work with our transfer agent and directors to assist to distribute our securities to the Distributing Stockholder’s shareholders. The Distributing Stockholder has agreed to pay Continental customary fees plus certain expenses in connection with facilitating the distribution of the common stock and warrants being registered hereby.  We have not employed any brokers, dealers or underwriters in connection with the distribution of the common stock and warrants. Except as described in this section, we are not paying any other commissions, underwriting fees or discounts in connection with this distribution.

Shareholders of the Distributing Stockholder who will be receiving our securities being registered hereby will receive new Company shares and warrants as soon as practicable after the declaration of effectiveness of the registration statement of which this prospectus forms a part. Unless such shareholders request a stock certificate, Company shares and warrants will be issued in book-entry form or an account with their nominee will be credited with the shares and warrants. If the shareholders of the Distributing Stockholder request a stock and warrant certificate, we will mail them a stock certificate as soon as practicable after their request for one and completion of the Distributing Stockholder’s record keeping paperwork.

We will pay all expenses of the registration of the securities pursuant to our registration rights agreement with the Distributing Stockholder, estimated to be $48,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws. We will indemnify the Distributing Stockholder against liabilities, including certain liabilities under the Securities Act, in accordance with the registration rights agreements or the Distributing Stockholder will be entitled to contribution. We may be indemnified by the Distributing Stockholder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Distributing Stockholder specifically for use in this prospectus, in accordance with the registration rights agreement or we may be entitled to contribution.

Once distributed under the registration statement of which this prospectus forms a part, the shares of our common stock and the warrants to purchase our common stock will be freely tradable in the hands of persons other than our affiliates.  In addition, the shares of our common stock issued upon the future cashless exercise of the warrants will be freely tradable in the hands of persons other than our affiliates.  Shares may not be issued upon the exercise of warrants except pursuant to a cashless exercise or otherwise pursuant to an effective registration statement or an exemption from registration. The registration statement of which this prospectus forms a part currently covers the issuance of shares upon exercise of the warrants. If, in the future, we fail to keep this prospectus current, holders of the warrants may have to opt for cashless net share exercise in order to receive the shares underlying the warrants.

If you are an affiliate of the Company, any shares of our common stock or warrants that you receive pursuant to this prospectus will not be freely tradable.  Sales of these securities by our affiliates will be subject to the applicable volume, manner of sale and other restrictions set forth in Rule 144.

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DESCRIPTION OF CAPITAL STOCK

The following description of the terms of our capital stock is only a summary. This description is subject to, and qualified in its entirety by reference to, our amended and restated articles of incorporation, as amended, and bylaws, each of which has previously been filed with the SEC, and which we incorporate by reference as exhibits to the registration statement of which this prospectus is a part, and the provisions of the laws of the State of Nevada.

Our authorized capital stock consists of 675,000,000 shares of common stock, par value $0.001 per share, and 75,000,000 shares of preferred stock, 33,333,333 of which have been designated.

As of July 29, 2013, we had issued and outstanding 275,665,112 shares of our common stock and 33,333,333 shares of our preferred stock, convertible into 33,333,333 shares of common stock. As of the date of this prospectus, we have outstanding 275,665,112 shares of our common stock and 21,111,111 shares of our preferred stock, convertible into 21,111,111 shares of our common stock.

As of July 29, 2013, we also had outstanding:

●	Options to purchase an aggregate of 56,400,000 shares of our common stock at a weighted average exercise price of $0.05 per share;

●	Warrants to purchase an aggregate of 119,483,331 shares of our common stock at an exercise price ranging from $0.01 to $0.15 per share, held by a total of 25 entities; and

●	Convertible notes convertible into 18,375,000 shares of common stock at a conversion price of $0.005333.

Common Stock

Voting Rights. Each holder of common stock is entitled to one vote per share on all matters properly submitted to a vote of the stockholders, including the election of directors. Our amended and restated articles of incorporation, as amended, and our bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. An election of directors by our stockholders is determined by a plurality of the votes cast by stockholders entitled to vote on the election.

Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.  We have never declared or paid a cash dividend. At this time, we do not anticipate paying dividends in the foreseeable future. The declaration and payment of dividends is subject to the discretion of our board of directors and will depend upon our earnings (if any), our financial condition, and our capital requirements.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences. Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

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Preferred Stock

Our amended and restated articles of incorporation, as amended, authorizes our board of directors to issue up to 75,000,000 shares of undesignated preferred stock, 33,333,333 shares of which are designated and as of the date of this prospectus, 21,111,111 will be outstanding. The designated and outstanding shares of our preferred stock are convertible into shares of our common stock. Our board is authorized, without stockholder approval, to issue preferred stock in one or more series, to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of such shares and any qualifications, limitations or restrictions thereof. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We have no current plans to issue any additional shares of preferred stock.

Warrants

The following table summarizes the warrants to purchase shares of our common stock outstanding as of July 15, 2013:

Number of Warrants	Number of Holders	Per Share Exercise Price	Expiration Date
119,483,331	25	$0.01-$0.15	9/30/2015 – 1/31/2023

Each of these warrants also contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of stock dividends, split-ups, reclassifications, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations or liquidations. 113,033,331 of these warrants have a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the aggregate exercise price.

Nevada Anti-Takeover Law and Provisions of Our Amended and Restated Articles of Incorporation, as amended, and Our Bylaws

Nevada Anti-Takeover Law. We are subject to Section 78.438 of the Nevada Revised Statutes (“NRS”). Section 78.438 generally prohibits a public Nevada corporation from engaging in a “combination” with an “interested stockholder” for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors, the business combination is approved in a prescribed manner or the interested stockholder acquired at least 60% of our outstanding voting stock in the transaction in which it became an interested stockholder. A “combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 5% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 10% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Amended and Articles of Incorporation, as amended, and Bylaws. Provisions of our amended and restated articles of incorporation, as amended, and our bylaws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Interwest Transfer Co., Inc.

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Listing

Our common stock is traded on Pink OTC Markets, Inc. under the symbol “LLTI.PK.” On July  29, 2013, the last reported sale price per share of our common stock was $0.15 per share.

The following table sets forth the range of high and low bid prices of our common stock for the periods indicated as reported by Pink OTC Markets, Inc. Until recently, there was only sporadic and intermittent trading activity of our common stock. The quoted prices represent only prices between dealers on each trading day as submitted from time to time by certain of the securities dealers wishing to trade in our common stock, do not reflect retail mark-ups, mark-downs or commissions, and may differ substantially from prices in actual transactions.

	High	Low
Quarter ended March 31, 2013	$0.50	$0.025
Quarter ended June 30, 2013	$0.28	$0.14
Quarter ended September 30, 2013 (through July 29)	$0.21	$0.14

Fiscal Year Ended December 31, 2012	High	Low
Quarter ended March 31, 2012	$0.07	$0.01
Quarter ended June 30, 2012	$0.07	$0.05
Quarter ended September 30, 2012	$0.06	$0.02
Quarter ended December 31, 2012	$0.05	$0.02
Fiscal Year Ended December 31, 2011	High	Low
Quarter ended March 31, 2011	$0.01	$0.005
Quarter ended June 30, 2011	$0.05	$0.0075
Quarter ended September 30, 2011	$0.07	$0.025
Quarter ended December 31, 2011	$0.16	$.0299

Common Stockholders

As of July 29, 2013, our shares of Common Stock were held by 81 stockholders of record.

Dividend Policy

We have never declared or paid a cash dividend. At this time, we do not anticipate paying dividends in the foreseeable future. The declaration and payment of dividends is subject to the discretion of our board of directors and will depend upon our earnings (if any), our financial condition, and our capital requirements.

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DESCRIPTION OF PROPERTY

Our principal offices are currently leased and are located at 3112 M Street NW, Washington, D.C.

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LEGAL PROCEEDINGS

In October 2010, the Company filed suit in the Western District of Pennsylvania against WS Packaging Group, Inc. (“WS”) alleging that WS infringed on one of the Company’s patents in the manufacture of MONOPOLY game pieces on behalf of McDonald’s Corp.  On June 4, 2012, both WS and the Company filed a stipulation to dismiss the action, without prejudice, and enter into settlement negotiations.  Settlement negotiations are ongoing.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We were incorporated in Nevada in November 1999. We are a technology development company that delivers product and document authentication and security. We plan to develop and market technologies in a variety of applications in the security field.

We believe that the technologies we own will enable businesses to reconstruct their overall approaches to corporate security - from counterfeit identification to employee or customer monitoring. Potential applications of our technologies are available in different types of products and industries including gaming, apparel, tobacco, perfume, compact disks, pharmaceuticals, event and transportation tickets, driver’s licenses, insurance cards, passports, computer software, DVDs, and credit cards. We intend to generate sales through licenses of our technology or through direct sales of our technology to end-users.

We have five issued patents and submitted three provisional applications relating to our technology. We also acquired the VerifyMe trademark. These patents seek to accomplish non-intrusive document and product authentication in order to reduce losses caused by unpermitted document reproduction or by product counterfeiting. The technologies involve the utilization of invisible or color shifting/changing inks, which are compatible with today’s printing machines. The inks may be used with certain printing systems such as offset, flexographic, silkscreen, gravure, and laser. Based upon the Company’s experience, we believe that the ink technologies may be incorporated into existing manufacturing processes.

Strategic Outlook

We believe that the security and authentication industries will continue to grow over time, especially as counterfeiting becomes easier with advances in technology. Within the market, we intend to provide our products to government bodies, and merchants in the consumer products, gaming and financial services industries.

Sustained spending on technology, our ability to raise additional financing, and the continued growth of the security and authentication markets are all external conditions that may affect our ability to execute our business plan. In addition, certain potential customers may view our small size and limited financial resources as a negative even if they prefer our products to those of our competitors.

Our primary strategic objective over the next 12-24 months is to successfully market our products and generate revenue that is sufficient to cover our operating expenses and support additional growth over the next several years. We plan to achieve this objective through a targeted marketing program. As we grow, we intend to hire additional professionals to develop new products and market our products.

We believe that our near-term success will depend particularly on our ability to develop customer awareness and confidence in our products. Since we have limited capital resources, we will need to closely manage our expenses and conserve our cash by continually monitoring any increase in expenses and reducing or eliminating unnecessary expenditures. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the development stage, particularly given that we operate in rapidly evolving markets, that we have limited financial resources, and face an uncertain economic environment. We may not be successful in addressing such risks and difficulties.

Results of Operations

Comparison of the Years Ended December 31, 2012 and 2011

The following discussion analyzes our results of operations for the years ended December 31, 2012 and 2011. The following information should be considered together with our financial statements for such periods and the accompanying notes thereto.

Revenue/Net Loss

We are a development stage company and have not generated significant revenue since our inception. For the years ended December 31, 2012 and 2011, we generated revenues of $17,029 and $8,884. Our net loss increased $533,944 to $1,199,057 for the year ended December 31, 2012 compared to $665,113 for the year ended December 31, 2011, as a result of changes in expenses as further described below.

General and Administrative Expenses

General and administrative expenses were $129,329 for the year ended December 31, 2012 compared to $114,376 for the year ended December 31, 2011, an increase of $14,953. The increase is primarily attributable to increases in occupancy costs of $29,741 and filing fees of $8,592, which were offset by decreases in office expenses of $20,116 and decreases in other expenses of $3,264.

Legal and Accounting

Legal and accounting fees increased $204,927 to $276,774 for the year ended December 31, 2012 from $71,847 for the year ended December 31, 2011. The professional fees were for legal, accounting and other professional services, primarily related to preparation of filings with the Securities and Exchange Commission (the “SEC”) for the years 2008 through 2011 as well as the preparation and review of the investment, registration rights, technology and service, patent and technology license and asset purchase agreements entered into with one investor on December 31, 2012.

Payroll Expenses

Payroll expenses increased to $612,721 for the year ended December 31, 2012 from $227,658 for the year ended December 31, 2011, an increase of $385,063. The increase relates to the hiring of the President and Chief Operating Officer of the Company. Additionally, included in the increase was the expense of the fair market value of options issued to the Board, the Vice Chairman and Chief Executive Officer, and the President and Chief Operating Officer.

Research and Development

Research and development expenses decreased $3,661 to $5,420 for the year ended December 31, 2012 from $9,081 for the year ended December 31, 2011. The decrease was due to the cash conservation efforts of the Company.

Sales and Marketing

Sales and marketing expenses for the year ended December 31, 2012 were $66,499 as compared to $113,377 for the year ended December 31, 2011, a decrease of $46,878. This decrease related to cost conservation measures.

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Interest Expense

During the year ended December 31, 2012, we incurred interest expense of $277,371, as compared to $321,586 for the year ended December 31, 2011, a decrease of $44,215. The decrease in interest expense relates to the conversion of notes payable into common stock in 2012 and the negotiation of a lower interest rate on certain debt in June 2011.

Gain on Debt Forgiveness

During the year ended December 31, 2012, we received a benefit of $156,110 in debt forgiveness, as compared to $184,242 for the year ended December 31, 2011, a decrease of $28,132. This was the result of management’s negotiation with vendors to forgive amounts due to those vendors.

Liquidity and Capital Resources

As of March 21, 2013 we had cash resources of approximately $3.6 million.

Net cash used in operating activities increased $53,175 to $(367,060) for the year ended December 31, 2012 as compared to $(313,885) for the year ended December 31, 2011. The increase related primarily to the increase in net loss from operations, gain on debt forgiveness and prepaid expenses, which were offset by increases in the fair value of options issued in exchange for services and accounts payable and accrued expenses. The increase in net loss was related to increased payroll expenses and legal and accounting expenses offset by the gain on debt forgiveness, which discussed above. The increase in prepaid expenses and accounts payable and accrued expenses relate primarily to the agreements with one investor that were entered into on were December 31, 2012, discussed below.

Net cash used in investing activities was $(9,025) for the year ended December 31, 2012 as compared to $(3,577) for the year ended December 31, 2011 an increase of $5,488. The increase in cash used is attributable to patent costs associated with the five patents and computer equipment purchases.

Net cash provided by financing activities increased $3,023,157 to $3,316,862 for the year ended December 31, 2012 from $293,705 for the year ended December 31, 2011. The cash provided for the year ended December 31, 2012 consisted primarily of proceeds from the issuance of equity securities and proceeds from the exercise of options and warrants. The issuance of equity securities was attributable to the agreements with one investor that were entered into on December 31, 2012, discussed below.

Comparison of the Three Months Ended March 31, 2013 and 2012

The following discussion analyzes our results of operations for the three months ended March 31, 2013 and 2012. The following information should be considered together with our financial statements for such period and the accompanying notes thereto.

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Net Loss for Three Months Ended March 31, 2013 and 2012

Net Revenue/Net Loss

We are a development stage company and have not generated significant revenue since our inception.  For the three months ended March 31, 2013 and 2012, we generated net revenues of $3,140 and $3,740 respectively.  Our net loss increased $15,671,042 to $15,906,647 for the three months ended March 31, 2013 compared to $235,605 for the three months ended March 31, 2012, as a result of increases in expenses primarily the valuation of warrant liability and embedded derivative liability associated with the Investment Agreement entered into on December 31, 2012 and the Subscription Agreement entered into on January 31, 2013 as described below.

Cost of Sales

For the three months ended March 31, 2013 and 2012, we incurred proprietary technology costs of sales of $2,710 and $2,036.

General and Administrative Expenses

General and administrative expenses increased $71,619 to $98,309 for the three months ended March 31, 2013 from $26,690 for the three months ended March 31, 2012.  The increase is attributable to increases in filing fees, insurance of $29,000, office expenses of $13,000, other operating expenses of $11,000 and payroll taxes of $13,000 and rent expense of $6,000.  The increases primarily resulted from the hiring of employees and the opening of an office in Washington D.C.

Legal and Accounting

Legal and accounting fees increased $22,090 to $112,437 for the three months ended March 31, 2013 from $90,347 for the three months ended March 31, 2012.   The increase in legal and accounting fees in 2013 was primarily related to matters relating to the Subscription Agreement entered into on January 31, 2013.

Payroll Expenses

Payroll expenses were $536,329 for the three months ended March 31, 2013, an increase of $491,329 from $45,000 for the three months ended March 31, 2012.  The increase relates to the hiring of seven additional employees during the three months ended March 31, 2013, as well as stock based compensation of $333,000 for the board of directors and the employees.

Research and Development

Research and development expenses were $149,156 and $1,257, respectively, for the three months ended March 31, 2013 and 2012, an increase of $147,899.  The increase in research and development expenses was due to primarily to the technology service agreement entered into on December 31, 2012 and the allocation of resources to the research and development effort.

Sales and Marketing

Sales and marketing expenses for the three months ended March 31, 2013 were $52,304 as compared to $12,308 for the three months ended March 31, 2012, an increase of $39,996.   The expenses consisted largely of expenses for marketing the new technology associated with the patents and the new patent applications, as well as a more active marketing program in 2013.

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Interest Expense

During the three months ended March 31, 2013, the Company incurred interest expense of $41,241, as compared to $71,707 for the three months ended March 31, 2012, a decrease of $30,466. The decrease in interest expense directly correlates to the notes payable that have been converted into common stock during 2012 and 2013.

Change in  fair value of warrants

During the three months ended March 31, 2013, the Company incurred an unrealized loss on the market value of warrants of $11,921,510 as compared to $0 for the three months ended March 31, 2012.  The increase resulted from the valuation of warrants associated with the Investment Agreement entered into on December 31, 2012 and the Subscription Agreement entered into on January 31, 2013.  The values of the warrants have increased because the stock price has risen and the difference between the warrant exercise price and the stock price has increased.

Fair value of warrants in excess of consideration for convertible preferred stock

During the three months ended March 31, 2013, the Company incurred an unrealized loss on the market value of warrants that were issued in excess of consideration for convertible preferred stock of $2,995,791 as compared to $0 for the three months ended March 31, 2012.  The loss resulted from the valuation of warrants associated with the Subscription Agreement entered into on January 31, 2013.

Liquidity and Capital Resources

As of May 20, 2013, we had cash on hand of $3,147,000.

Net cash used in operating activities for the three months ended March 31, 2013 increased to $746,162 from $33,780 for the three months ended March 31, 2012, an increase of $712,382. The increase in net cash used in operating activities is mainly related to the expansion of operations including hiring employees, increased marketing efforts and opening an office in Washington, D.C.

Net cash used in investing activities, consisting of equipment purchases and patent costs, was $25,772 for the three months ended March 31, 2013.

Net cash provided by financing activities was $1,262,919 and $0, respectively, for the three months ended March 31, 2013 and 2012.  The net cash provided by financing activities for the three months ended March 31, 2013 relates to $1 million from the sale of the Company’s preferred stock and a warrant, and $262,919 in proceeds received from the issuance of common stock and exercise of stock options.

The Company is in the development stage.  During the three months ended March 31, 2013, the Company’s operational resources were used primarily to fund general and administrative expenses, hire employees and expand the continuing sales and marketing program.

As we have not realized significant revenues since our inception, we have financed our operations through private offerings of debt and equity securities.  We do not currently maintain a line of credit or term loan with any commercial bank or other financial institution.  The following sets forth our primary sources of capital during the previous two years.

The following agreements were executed on December 31, 2012 and provided the Company with $2 million in funding.

Investment Agreement

The Company entered into an Investment Agreement with VerifyMe, Inc. on December 31, 2012 (the “Investment Agreement”). Under the terms of the Investment Agreement, VerifyMe  purchased 22,222,222 shares of the Company’s common stock as well as a warrant to purchase 22,222,222 shares of the Company’s common stock for $1 million.  In addition, a Subscription Agreement (discussed below) was to be entered into on or before January 31, 2013.

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Registration Rights Agreement

In connection with the Investment Agreement, the Company entered into a Registration Rights Agreement with VerifyMe (the “Registration Rights Agreement”), pursuant to which VerifyMe can demand at any time on or after four months after December 31, 2012, that the Company file a registration statement relative to shares owned by VerifyMe.  If the Company has not filed the demand registration statement by the later of (i) two (2) months after the date of the request of demand registration and (ii) six (6) months after the date of the Registration Rights Agreement (such date, the “Filing Date”), then, (i) the Company shall not issue any (A) capital stock, (B) evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for capital stock (“Convertible Securities”), or (C) rights, options or warrants to subscribe for, purchase or otherwise acquire capital stock or Convertible Securities to anyone other than the stockholder until it files the demand registration statement, (ii) beginning on the day following the Filing Date, the applicable exercise price shall be reduced by $0.01, (iii) until the Company has filed the registration statement with the SEC, on each subsequent one (1) month anniversary of the filing date, the applicable exercise price shall be reduced by $0.01, and (iv) all common stock held by the stockholder and all common stock held by the Company to be granted by the Company in respect of the exercise of the warrants, shall automatically convert into a class of preferred stock of the Company, established by the Company on terms acceptable to the stockholder, which such class of preferred stock shall have voting rights representing 51% of the aggregate voting power of the Company.

Technology and Service Agreement

In connection with the Investment Agreement, the Company entered into a Technology and Service Agreement with VerifyMe (the “Technology and Service Agreement ”), pursuant to which VerifyMe purchased warrants of the Company to purchase 22,222,222 shares of the Company’s common stock for $1 million.  Additionally, the Company executed a services agreement with Zaah Technologies, Inc. (“Zaah”) concurrently with this agreement (the “Zaah Technology and Service Agreement”).  The Company is to use up to $550,000 of the proceeds from the Technology and Service Agreement for the purpose of the Company’s hiring (i) a full-time Chief Technology Officer or Chief Information Officer and (ii) two full-time business developers.

Technology and Service Agreement with Zaah

Under the Zaah Technology and Service Agreement, Zaah will provide the Company (a) twelve (12) months of technical support, (b) up to twelve (12) days of meetings annually between the respective management teams of the Company and Zaah, (c) updates to technology as agreed in writing between the Company and Zaah, and (d) twelve (12) months of technical hosting.

The Company is required to pay Zaah the following:

(a)
$450,000 on the date of the agreement (December 31, 2012), consisting of $250,000 in cash and warrants to purchase 4,444,444 shares of common stock under a cashless exercise initially at an exercise price of $0.045 on the terms set forth under the warrants issued by the Company to Zaah, dated as of December 31, 2012,

(b)
$100,000, accrued in full as of the date of the agreement, but payable in twelve (12) months from the date hereof to a designee of Zaah’s selection, with a right to convert (at Zaah’s sole discretion, from time to time at any time) to shares of common stock at the prevailing market price per share of common stock (which, as long as the common stock is listed, shall be the closing price on the last trading day prior to such issuance or sale of the common stock as traded on a national securities exchange, the NASDAQ Global Market, the NASDAQ Capital Market, or another nationally recognized trading system (including Pink OTC Markets, Inc.)), and

(c)
a commission of 10% of the revenue generated by any Company transaction originated through the efforts of Zaah, as substantiated by a written agreement between the Company and Zaah, specifically referencing the transaction in which Zaah is entitled to such commission, payable by the Company to Zaah in cash. Such payment shall be made on the earlier of (i) the date of the signing of such transaction, (ii) the date of the closing of such transaction, or (iii) any date on which any funds are paid to the Company in respect to such transaction.

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Patent and Technology License Agreement

In connection with the Investment Agreement, the Company entered into a Patent and Technology License Agreement with VerifyMe, pursuant to which VerifyMe granted the Company exclusive and non-exclusive licenses relative to a specific list of patents in return for the following:

(a)
Payment 1, payable upon execution of the agreement on December 31, 2012: The sum of One Hundred Thousand Dollars ($100,000), to be paid by issuing (i) a number of shares of common stock, of the Company equal to (x) $100,000 divided by (y) $0.045 (2,222,222 shares) and (ii) cashless exercise warrants to purchase an equal number of shares exercisable at a price of Ten Cents ($0.10) per share with a term of five (5) years.

(b)
Payment 2, payable on January 1, 2014: The sum of Four Hundred Thousand Dollars ($400,000), to be paid by issuing (i) a number of shares equal to (x) $400,000 divided by (y) a price which equals a 10% discount to market and (ii) cashless exercise warrants to purchase an equal number of shares exercisable at a price of Ten Cents ($0.10) per share with a term of five (5) years.

(c)
Payment 3, payable on January 1, 2015: The sum of Four Million Five Hundred Thousand Dollars ($4,500,000), to be paid by issuing (i) a number of shares equal to (x) $4,500,000 divided by (y) a price which equals a 10% discount to market and (ii) cashless exercise warrants to purchase an equal number of shares exercisable at a price of Ten Cents ($0.10) per share with a term of five (5) years.

(d)
Future Payments Contingent: The Company’s payment of Payment 2 and Payment 3 is contingent. To the extent that VerifyMe does not develop and license to the Company at a time subsequent to Payment 1, further technology and/or a further patent right related to the local, mobile and cloud based biometric security systems, then any payments not already paid, will no longer be due to VerifyMe, this nonperformance being a likelihood, more likely than not.

Asset Purchase Agreement

In connection with the Investment Agreement, the Company entered into an Asset Purchase Agreement with VerifyMe, pursuant to which the Company purchased trademark rights, software and a domain name at a purchase price of $100,000 to be paid by issuing shares equal to $100,000/0.045 (2,222,222 shares) and cashless exercise warrants to purchase an equal number of shares at an exercise price of ten cents per share with a term of five years.

The warrants associated with these Agreements are subject to anti-dilution adjustments outlined in the Agreements.  In accordance with ASC 815, the warrants were classified as a liability in the total amount of $2.4 million at December 31, 2012.  In addition, the warrants must be valued every reporting period and adjusted to market with the increase or decrease being adjusted through earnings.  For the three months ended March 31, 2013, the value of the warrants increased to $10,657,015 resulting in a charge to expenses of $8,257,015.

The following agreement was executed on January 31, 2013 and provided the Company with $1 million in funding:

Subscription Agreement

VerifyMe subscribed to purchase 33,333,333 shares of the Company’s preferred stock and a warrant to purchase 33,333,333 shares of the Company’s common stock for $1 million at an exercise price of $0.12.  This agreement was executed on January 31, 2013.

At any time within two years after January 31, 2013, the subscriber has the right, but not the obligation to require the Company to repurchase all, but not less than all, of the capital stock of the Company and warrants exercisable for capital stock of the Company held by subscriber in exchange for the price originally paid by the subscriber therefor upon the occurrence of any of the following events:(i) the consummation of any bona fide business acquisition, (ii) the incurring of any indebtedness by the Company in an amount in excess of $2 million, (iii) the issuance or sale of any security having a preference on liquidation senior to common stock, or (iv) the sale by the Company of capital stock or warrants exercisable for its capital stock at a price below $0.03 per share.

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In accordance with ASC 480 and 815, the Preferred Stock has been classified as permanent equity and has been valued at $1million.

The conversion feature of the Preferred Stock is an embedded derivative, which is classified as a liability in accordance with ASC 815 and was valued in accordance with ASC 470 as a beneficial conversion feature at a fair market value of $1 million at January 31, 2013.  This was classified as an embedded derivative liability and a discount to Preferred Stock.  Because the Preferred Stock can be converted at any time, the full amount was accreted and classified as a reduction to the discount on Preferred Stock and a deemed dividend distribution in the full amount of $1 million.

The warrants associated with the Preferred Stock were also classified as a liability and valued at a fair market of $2,995,791 at January 31, 2013.  Because this amount was in entirely in excess of the transaction price, this amount was recorded as a charge to expenses of $2,995,791.  In addition, the warrants must be valued every reporting period and adjusted to market with the increase or decrease being adjusted through earnings.  For the three months ended March 31, 2013, the value of the warrants increased to $6,660,286 resulting in a charge to expenses of $3,664,495.

During the second quarter of 2012, the Company received $200,000 for a 10% unsecured note payable, due April 27, 2013.  In December 2012, this note payable and accrued interest of $9,167 was converted into 4,703,711 shares of the Company’s common stock.

In October 2012, the Company commenced private placements consisting of shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock at an exercise price of $0.10 per share.  The shares and warrants were sold in units with each unit comprised of one share and one warrant at a purchase price of $0.045 and $0.05 per unit.  As of December 31, 2012, the Company sold 21,888,889 units that raised $1,060,000 for the Company.

On November 13, 2012, an employee and a consultant exercised options to purchase in the aggregate 10,490,996 shares of the Company’s common stock at an exercise price of $.00125 per share that raised $13,114 for the Company.

On December 20, 2012, an investor exercised warrants to purchase 333,333 shares of the Company’s common stock at $0.15 per share, that raised $50,000 for the Company.

In January and February 2013, the Company received $185,000 from the sales of 3,700,000 units from private placements consisting of shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock at an exercise price of $0.10 per share.  The shares and warrants were sold in units with each unit comprised of one share and one warrant at a purchase price of $.05 per unit.

In January, 2013, the Company commenced private placements consisting of shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock at an exercise price of $0.12 per share.  The shares and warrants were sold in units with each unit comprised of one share and one warrant at a purchase price of $.045 per unit.  The company sold 1,111,111 units and raised $50,000 as of the date of this report.

On February 1, 2013, an investor exercised a warrant to purchase 1 million shares of the Company’s common stock that raised $10,000 for the Company.

In February and March 2013, four investors exercised options to purchase 3,335,000 shares of the Company’s common stock that raised $17,919 for the Company.

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Since our inception, we have focused on developing and implementing our business plan.  Our business plan is dependent on our ability to raise capital through private placements of our common stock and/or preferred stock, through the possible exercise of outstanding options and warrants, through debt financing and/or through a future public offering of our securities. There is no assurance that we will raise sufficient capital in order to meet our goals of implementing a sales and marketing effort to introduce our products.  We believe that our existing cash resources will be sufficient to sustain our operations during the next twelve months, however, we may need to raise additional funds in the future.  We intend to raise such financing through private placements and/or the sale of debt and equity securities.  The issuance of additional equity would result in dilution to our existing shareholders.  If we are unable to obtain additional funds when they are needed or if such funds cannot be obtained on terms favorable to us, we may be unable to execute our business plan or pay our costs and expenses as they are incurred, which could have a material, adverse effect on our business, financial condition and results of operations.

Even if we are successful in raising sufficient capital, our ability to continue in business as a viable going concern can only be achieved when our revenues reach a level that sustains our business operations. While it is impossible to predict the amount of revenues, if any, that we may receive from our products, we presently believe, based solely on our internal projections, that we will generate revenues sufficient to fund our planned business operations if the products are marketed effectively in accordance with our plans.  There can be no assurance that we will raise sufficient proceeds, or any proceeds, for us to implement fully our proposed business plan.  Moreover, there can be no assurance that even if our products are marketed effectively, that we will generate revenues sufficient to fund our operations.  In either situation, we may not be able to continue our operations and our business might fail.

Off-Balance Sheet Arrangements

As of March 31, 2013, we did not have any relationships with unconsolidated entities or financial partners, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.  As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Critical Accounting Policies

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows and which require the application of significant judgment by management.

Stock-based Compensation

We account for stock-based compensation under the provisions of FASB ASC Topic 718,  Compensation—Stock Compensation   (“ASC 718”), which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors based on estimated fair values on the grant date. We estimate the fair value of stock-based awards on the date of grant using the Black-Scholes model.  The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods using the straight-line method.

We account for stock-based compensation awards to non-employees in accordance with FASB ASC Topic 505-50, Equity-Based Payments to Non-Employees   (“ASC 505-50”). Under ASC 505-50, we determine the fair value of the warrants or stock-based compensation awards granted as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

All issuances of stock options or other equity instruments to non-employees as consideration for goods or services received by the Company are accounted for based on the fair value of the equity instruments issued. Any stock options issued to non-employees are recorded as an expense and additional paid-in capital in stockholders’ equity over the applicable service periods using variable accounting through the vesting dates based on the fair value of the options at the end of each period.

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Revenue Recognition

In accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104, Revenue Recognition (Codified in FASB ASC 605), we recognize revenue when (i) persuasive evidence of a customer or distributor arrangement exists, (ii) a retailer, distributor or wholesaler receives the goods and acceptance occurs, (iii) the price is fixed or determinable, and (iv) collectability of the sales revenues is reasonably assured. Subject to these criteria, the Company recognizes revenue from product sales, consisting mainly of pigments and penlights, upon shipment to the customer.  Royalty revenue is recognized upon receipt of notification from a customer that the Company’s product has been used in the customer’s production process.

Recently Issued Accounting Pronouncements

Recently issued accounting pronouncements are discussed in Note 1 of the Notes to Consolidated Financial Statements contained elsewhere in this prospectus.

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DIRECTORS AND EXECUTIVE OFFICERS

The current members of our Board and executive officers of the Company are as follows:

Name	Age	Position with Company
Michael R. Sonnenreich	74	Chairman of the Board of Directors
Norman A. Gardner	70	Vice Chairman of the Board of Directors and Chief Operating Officer
Neil Alpert	35	Director, President and Chief Executive Officer
Constance Harriman	64	Director
General Peter Pace	67	Director
Paul Wolfowitz	68	Director
Jonathan Weinberger	36	Director
Claudio R. Ballard	54	Director
Michael Chertoff	59	Director
Scott A. McPherson	52	Chief Financial Officer

Board of Directors

We believe that our Board should be composed of individuals with sophistication and experience in many substantive areas that impact our business.  We believe that experience, qualifications, or skills in the following areas are most important: security industry experience; accounting and finance; strategic planning; human resources and development practices; and board practices of other corporations.  These areas are in addition to the personal qualifications described in this section.  We believe that all of our current Board members possess the professional and personal qualifications necessary for board service and have highlighted particularly noteworthy attributes for each Board member in the individual biographies below.  The principal occupation and business experience, for at least the past five years, of each current director is as follows:

MICHAEL R. SONNENREICH

Michael R. Sonnenreich has vast experience in the global pharmaceutical industry. He is a graduate of the University of Wisconsin, the University of Madrid, Spain, and Harvard University Law School. He is currently Chairman of The Board of Kikaku America International and Vice Chairman of PharMa International Corporation of Tokyo, Japan.  He is also Chairman and CEO of Williams Creek Explorations, Vancouver, British Columbia, Canada. He is a Director of Wi2Wi, Palo Alto, California, Tyhee Development Corp. Ltd., Vancouver, British Columbia, Canada, and Amorfix Life Sciences Ltd., Toronto, Canada.  Mr. Sonnenreich has in the past been a Board member and Trustee of numerous important companies and universities, such as Les Aliments SoYummi, Inc., Montreal, Canada, the ABD American Capital Market Funds, the Integra Fund, Continental Steel Inc., Scientific American, Medical Tribune International, and has long-term involvements with many nonprofit institutions such as the Washington National Opera (President 1996-98; 2002-2006), D.C. Jazz Festival (Chairman, 2010-present), Sackler/Freer Galleries of Art (Smithsonian Institution), D.C. Commission on the Arts and Humanities (Mayoral Appointment as Commissioner, 2008-2011), the Johns Hopkins University School of Advanced International Studies, the New England Conservatory of Music, the North Carolina Museum of Art Foundation, the University of Virginia Art Museum, Clark University, the Maret School,  the Richard Tucker Music Foundation, and served as President of the National Coordinating Council on Drug Education.  In 2008, he was named Distinguished Washingtonian by the University Club of Washington, D.C.

Mr. Sonnenreich previously served in government in the Department of Justice and was appointed Executive Director of the National Commission on Marijuana and Drug Abuse.

As a result of these and other professional experiences, the Company believes that Mr. Sonnenreich possesses particular knowledge and experience that strengthen the Board’s collective qualifications, skills and experience. Mr. Sonnenreich was elected to the Board on November 21, 2012.

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NORMAN A. GARDNER

Norman A. Gardner served as our president since inception on November 11, 1999 through October 8, 2012, when he became the Vice Chairman of the Company. From 1974 to 1985 Mr. Gardner served as president of Polymark Management, Ltd., a Canadian public relations firm. In 1982, Mr. Gardner founded NoCopi Technologies, Inc. of West Conshohocken, Pennsylvania, a publicly traded company. He served as president and chief executive officer of NoCopi Technologies, Inc. from 1985 until 1997 and as chairman of its board until March 1998. Mr. Gardner received his B.A. in English from McGill University in 1963.

As a result of these and other professional experiences, the Company believes that Mr. Gardner possesses particular knowledge and experience that strengthen the Board’s collective qualifications, skills and experience.

NEIL ALPERT

Neil Alpert became the President of the Company on October 8, 2012.  In his capacity as President and Chief Executive Officer, Mr. Alpert is responsible for overseeing the day-to-day operations of the Company as well as its vision for the future.  His background spans over a decade of management experience in the political, non-profit and business sectors.

From 2011 to 2012, Mr. Alpert served as President of The Kiawah Group, a boutique government relations and development firm specializing in fundraising, advocacy, non-profit consulting and global representation.

Prior to 2011, Mr. Alpert served as Special Assistant to the Chairman of the Republican National Committee.  In his role as Special Assistant, Mr. Alpert orchestrated a nationwide political outreach campaign targeting over 100 congressional districts. In addition, the campaign helped inspire the largest Congressional seat change since 1948 and the largest for any midterm election since the 1938 midterm elections.

Prior to joining the Republican National Committee, Mr. Alpert served in a number of capacities in the non-profit world ranging from National Campaign Director at the American Israel Public Affairs Committee (AIPAC) to working with Plácido Domingo and the Washington National Opera. He also worked with health-focused organizations such as the Red Cross and the American Cancer Society.

Mr. Alpert’s management experience ranges from managing small teams of just four employees to teams as large as 100+.  In each situation, Mr. Alpert’s leadership and vision has led to significant increases in productivity and output.

Mr. Alpert is involved with a number of charities and most recently served on the Board of Directors for the Armed Forces Foundation, a non-profit organization dedicated to providing comfort and solace to members of the military.  He also sits on the Board of Advisors for the Institute of World Politics, a graduate school focused on supplying professional education in statecraft, national security and international affairs.

As a result of these and other professional experiences, the Company believes that Mr. Alpert possesses particular knowledge and experience that strengthen the Board’s collective qualifications, skills and experience. Mr. Alpert was elected to the Board on November 21, 2012.

CONSTANCE HARRIMAN

Constance B. Harriman has helped formulate U.S. trade, natural resource and legal policy in executive positions at three U.S. government agencies: the U.S. Export-Import Bank and the U.S. Department of Justice and Interior.  During her over twenty-five years of legal, public policy, and management experience, Ms. Harriman has worked extensively with Congress, federal agencies, the media, and special interest groups.  She has given speeches throughout the United States and abroad on issues related to finance, natural resources, and environmental technology.

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During the Bush and Clinton administrations, she was one of five full-time members of the Board of Directors of the Export-Import Bank.  She served on the board’s Audit Committee and chaired the bank’s taskforce on environmental guidelines.  Previously, Ms. Harriman was Assistant Secretary for Fish and Wildlife and Parks at the U.S. Department of the Interior.  She had policy, budget and administration responsibility for the National Park Service and the Fish and Wildlife Service: 25,000 employees, 170 million acres of land, and a budget of $2 billion.  Ms. Harriman played a key role in several inter-agency and international organizations.  She served as U.S. Commissioner to the Great Lakes Fishery Commission and as a member of the President’s Advisory Council on Historic Preservation.

Ms. Harriman’s other government experience includes high-level legal positions at the U.S. Department of Justice and the U.S. Department of the Interior.  She also worked with the California law firm of Sheppard, Mullin, Richter & Hampton, where she practiced corporate and securities law and commercial and anti-trust litigation.

Ms. Harriman is a member of numerous organizations, and her work in the public and private sectors has earned her admission in the Marquis “Who’s Who in America.”

A Phi Beta Kappa graduate of Stanford University, she holds Bachelor and Master’s degrees from Stanford, a Master’s degree in international Law from Georgetown University, and a Juris Doctor degree from the University of California at Los Angeles.

As a result of these and other professional experiences, the Company believes that Ms. Harriman possesses particular knowledge and experience that strengthen the Board’s collective qualifications, skills and experience. Ms. Harriman was elected to the Board on November 21, 2012.

GENERAL PETER PACE

General Peter Pace served as the sixteenth Chairman of the Joint Chiefs of Staff from 2005-2007. Prior to becoming Chairman, he served as Vice Chairman of the Joint Chiefs of Staff. General Pace holds the distinction of being the first Marine to have served in either of these positions.  General Pace retired in 2007 after more than 40 years of active service in the United States Marine Corps.

Born in Brooklyn and raised in Teaneck, NJ, General Pace was commissioned in June 1967, following graduation from the United States Naval Academy. He holds a Master’s Degree in Business Administration from George Washington University, attended the Harvard University Senior Executives in National and International Security program, and graduated from the National War College.

During his distinguished career, General Pace held command at virtually every level, beginning as a Rifle Platoon Leader in Vietnam.  He also served in Europe, Japan, Thailand, South Korea, and Somalia.

In June 2008, General Pace was awarded the Presidential Medal of Freedom, the highest civilian honor a President can bestow.

He is currently serving on the Board of Directors of several corporate entities involved in management consulting, private equity, and IT security.  He served on the President’s Intelligence Advisory Board, and on the Secretary of Defense’s Defense Policy Board.  General Pace served as leader-in-residence and the Poling Chair of Business and Government, for the Kelley School of Business, Indiana University.  He is a Distinguished Visiting Research Scholar for Fordham University, and an Adjunct Faculty member of Georgetown University.

General Pace is associated with a number of charities focused on supporting the troops and their families.  He is Chairman of the Wall Street Warfighters Foundation and a long-standing member of the Board of Directors for the Marine Corps Law Enforcement Foundation.  He is a member of the USO World Board of Governor and serves on the Advisory Board for Snowball Express.  He and his wife Lynne are on the advisory board for Our Military Kids, an organization that supports children of deployed Guard and Reserve personnel with tutoring and enrichment activities.

35

As a result of these and other professional experiences, the Company believes that General Pace possesses particular knowledge and experience that strengthen the Board’s collective qualifications, skills and experience. General Pace was elected to the Board on November 21, 2012.

PAUL WOLFOWITZ

Paul Wolfowitz spent more than three decades in public service and higher education, including 24 years in U.S. government service under seven U.S. presidents.

After receiving a Ph.D. in political science from the University of Chicago and teaching at Yale University, Dr. Wolfowitz served in the Arms Control and Disarmament Agency, the Department of Defense, and the Department of State from 1973 to 1993, including as Director of Policy Planning, Assistant Secretary of State for East Asia and the Pacific, Ambassador to Indonesia and Undersecretary of Defense for Policy. From 1994 to 2001, Dr. Wolfowitz was Dean of the School of Advanced International Studies at Johns Hopkins University. Most recently, he served as Deputy Secretary of Defense from 2001 to 2005 and as President of the World Bank from 2005 to 2007. Dr. Wolfowitz currently focuses on development and national security issues as a scholar at the American Enterprise Institute.

In addition to his work at the American Enterprise Institute, he is Chairman of the U.S. Taiwan Business Council and has served as a Director of Hasbro Corporation and on the advisory boards of the Clinton Global Initiative, ING Americas, and the AMAR Foundation, as well as two organizations that assist veterans from Afghanistan and Iraq, the Aleethia Foundation and American Corporate Partners.  He also advises international businesses in Indonesia, Japan, Hong Kong and Switzerland.

His many awards for public service include The Presidential Citizen’s Medal, The Department of Defense’s Distinguished Public Service Medal, The Department of State’s Distinguished Honor Award, The Department of Defense’s Distinguished Civilian Service Medal, and The Arms Control and Disarmament Agency’s Distinguished Honor Award.

As a result of these and other professional experiences, the Company believes that Mr. Wolfowitz possesses particular knowledge and experience that strengthen the Board’s collective qualifications, skills and experience. Mr. Wolfowitz was elected to the board on November 21, 2012.

JONATHAN WEINBERGER

Jonathan R. Weinberger is an experienced and accomplished member of the Washington D.C. legal, government, and business communities.  Mr. Weinberger currently serves as Executive Vice President of a technology company called Veedims, LLC (“Veedims”) based in Fort Lauderdale, Florida.

Mr. Weinberger has served directly under six cabinet members in various positions.  At the Department of State he was on the staffs of both Secretary Albright and Secretary Powell.  At the U.S. Treasury, he served as the youngest Executive Secretary of the Treasury in history.  He also served as the Executive Secretary and Deputy Chief of Staff at the Office of the United States Trade Representative at the White House.  Mr. Weinberger also served as Associate General Counsel where he was in charge of issues with respect to foreign investment in the United States and led the litigation team on various high-level trade disputes with China. Through his service in the government he has developed a superb skill for executive management at the largest scale, an eye for efficient operation, and a rare entrepreneurial mindset that allowed for the streamlining of multitudes of bureaucratic structures and processes.

Originally from Scranton, Pennsylvania, Mr. Weinberger received his Bachelors Degree in International Affairs and Italian from The Johns Hopkins University. He also earned a Masters Degree in U.S. Foreign Policy from the Elliott School of International Affairs at George Washington University, a Juris Doctor degree from the Washington College of Law at American University, and a Masters of Law (LLM) in international finance and national security law, with distinction, from Georgetown University Law Center.

36

As a result of these and other professional experiences, the Company believes that Mr. Weinberger possesses particular knowledge and experience that strengthen the Board’s collective qualifications, skills and experience. Mr. Weinberger was elected to the board on November 21, 2012 at the recommendation of VerifyMe.

CLAUDIO R. BALLARD

Claudio R. Ballard, 54, is the Chairman, Founder and one of the two Managing Members of Veedims. Mr. Ballard is currently the President of VerifyMe. In 2010, Mr. Ballard was named “Inventor of the Year” by the United States Business and Industry Council, in recognition of his founding of Iconic Motors and Veedims as well as the creation of the DataTreasury Global Repository Platform, a patent-protected electronic transaction system licensed by banks to process digital checks.

Mr. Ballard has over 37 years of experience in computer technology, software and business development. In 1979, he founded FORTEX Corporation, that in 1981 became the world’s first ORACLE Value-Added Reseller and Systems Integrator by delivering the earliest known commercially viable production mission critical application software and supporting development tools that initially ran on ORACLE and eventually ran on other database platforms. By the late 1980s, Mr. Ballard’s team had built sophisticated, mission critical systems for more than 30 Fortune 500 companies, including Kidder Peabody, General Electric (14 Divisions), Standard & Poor’s, CitiBank, Philip Morris, Boeing, McDonnell Douglas and AT&T Bell Labs, Pfizer, Novartis (formally Ciba-Geigy) as well as government agencies that included the U.S. Army, U.S. Air Force, U.S. Navy, the Food and Drug Administration (7 departments at the FDA) and the Central Intelligence Agency.

In 1994, Mr. Ballard invented the DataTreasury System, the sophisticated repository and on-line biometrics system that enables banks to quickly verify identity and process a myriad number of financial transactions. In 1998, Mr. Ballard founded DataTreasury Corporation and launched the core technology that led to the development of the check-imaging platform. Today, over 50 banks throughout the U.S. representing approximately 70% of U.S. check processing volume use this technology through a licensing arrangement.

Mr. Ballard was elected to the Board on March 30, 2013 at the recommendation of VerifyMe.

MICHAEL CHERTOFF

Michael Chertoff, 59, is the co-founder and chairman of the Chertoff Group.  At Chertoff Group, Mr. Chertoff provides high-level strategic counsel to corporate and government leaders on a broad range of security issues, from risk identification and prevention to preparedness, response and recovery.

As Secretary of the U.S. Department of Homeland Security from 2005 to 2009, Mr. Chertoff, led the country in blocking would-be terrorists from crossing U.S. borders or implementing their plans if they were already in the country. He also transformed FEMA into an effective organization following Hurricane Katrina.

Before heading up the Department of Homeland Security, Mr. Chertoff served as a federal judge on the U.S. Court of Appeals for the Third Circuit. Earlier, during more than a decade as a federal prosecutor, he investigated and prosecuted cases of political corruption, organized crime, corporate fraud and terrorism – including the investigation of the 9/11 terrorist attacks.

In addition to his role at Chertoff Group, Mr. Chertoff is also senior of counsel at Covington & Burling LLP, and a member of the firm’s White Collar Defense and Investigations practice group.

As a result of these and other professional experiences, the Company believes Mr. Chertoff possesses particular knowledge and experience that strengthen the Board’s collective qualifications, skills and experience. Mr. Chertoff was elected to the Board on May 4, 2013.

37

SCOTT A. MCPHERSON

Mr. McPherson was appointed as the Chief Financial Officer of the Company in December 2012.  Prior to that Mr. McPherson served as the Chief Financial Officer of Virtual Piggy, Inc., from August 2010 through November 2012.  Virtual Piggy, Inc. is a public company that has  increased market interest towards the security aspects of online gaming and social networking and has focused its efforts towards delivering a platform technology designed to manage the under 18 age group’s online experience in a secure manner.  Mr. McPherson formed McPherson, CPA, PLLC in January 2005, which he continues to manage today.  The firm performs accounting and tax services for numerous clients in various industries.  The firm also performs litigation support services, primarily involving class action lawsuits and other lawsuits involving accounting malpractice or manipulation.  The firm has successfully assisted small public companies by developing procedures for them to implement in order to initially comply and maintain compliance with the Sarbanes-Oxley Act. All of these services are conducted under the direction of Mr. McPherson.  Prior to the formation of McPherson, CPA, PLLC, Mr. McPherson was a partner in the SEC, Merger and Acquisition and Co-Chairman of the Litigation Support departments of a regional certified public accounting firm.

Mr. McPherson is a Certified Fraud Examiner and a Certified Valuation Analyst.

38

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned by the Company’s board of directors, principal executive officer, and principal financial officer during the years ended December 31, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Option Awards(1) ($)	All Other Compensation (3)(4)($)	Total ($)
Norman A. Gardner (2) Vice Chairman & CEO	2012 2011	50,000 180,000	44,769 40,946	56,414 35,880	151,183 256,826
Neil Alpert President & COO	2012 2011	50,000 -	44,769 -	- -	94,769 -
Scott A. McPherson CFO	2012 2011	- -	11,638 -	16,325 19,500	27,963 19,500

(1)
Represents the grant date fair value of the option award, calculated in accordance with FASB Accounting Standard Codification 718, “Compensation – Stock Compensation,” or ASC 718.   The assumptions used in calculating the grant date fair value of the option awards are set forth in Note 9 of our Consolidated Financial Statements.

(2)	Mr. Gardner was appointed as our President and Chief Executive Officer on November 10, 1999. The $180,000 of salary in 2011 was forgiven in 2012 by Mr. Gardner.
(3)	Company car, insurance, occupancy costs and expenses.
(4)	Mr. McPherson was appointed as Chief Financial Officer in December 2012 and the amounts received were paid to the accounting firm owned by Mr. McPherson.

Outstanding Equity Awards At December 31, 2012

The following table sets forth, for each named executive officer, information regarding unexercised options, stock that had not vested, and equity incentive plan awards as of the end of our fiscal year ended December 31, 2012.

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration Date
Norman A. Gardner	1,000,000	-	$0.05	11/20/2022
Neil Alpert	1,000,000	-	$0.05	11/20/2022
Scott A. McPherson	200,000	-	$0.05	7/16/2022

Narrative Disclosure to Summary Compensation Table and Outstanding Equity Awards Table

Employment Agreements

We currently have a three-year employment agreement dated October 8, 2012 with our Vice Chairman and Chief Executive Officer of the Company with an annual compensation of $200,000 per year. In addition, upon execution of the agreement the Company has agreed to issue options to the Vice Chairman and Chief Executive Officer to purchase 5% of the fully-diluted shares of the Company’s common stock at an exercise price of $.05 per share, subsequent to the Company receiving funding of $2.5 million.

We currently have a three-year employment agreement dated October 16, 2012 with our President and Chief Operating Officer of the Company with an annual compensation of $200,000 per year. In addition, upon execution of the agreement the Company has agreed to issue options to the President and Chief Operating Officer to purchase 5% of the fully-diluted shares of the Company’s common stock at an exercise price of $.05 per share, subsequent to the Company receiving funding of $2.5 million.

39

Option Issuance

On November 21, 2012, the Company issued the Vice Chairman and Chief Executive Officer of the Company an option to purchase 1 million shares of the Company’s common stock at an exercise price of $0.05, with a term of ten years.

On November 21, 2012, the Company issued the President and Chief Operating Officer of the Company an option to purchase 1 million shares of the Company’s common stock at an exercise price of $0.05, with a term of ten years.

Director Compensation

Name		Fees earned or paid in cash ($)	Option awards ($)(1)	Total ($)
Michael Sonnenreich	2012 2011	- -	89,568 -	89,568 -
Neil Alpert	2012 2011	- -	- -	- -
Constance Harriman	2012 2011	- -	89,568 -	89,568 -
General Peter Pace	2012 2011	- -	89,568 -	89,568 -
Paul Wolfowitz	2012 2011	- -	89,568 -	89,568 -
Jonathan Weinberger	2012 2011	- -	89,568 -	89,568 -

(1)
Represents the grant date fair value of the option award, calculated in accordance with FASB Accounting Standard Codification 718, “Compensation – Stock Compensation,” or ASC 718.   The assumptions used in calculating the grant date fair value of the option awards are set forth in Note 9 of our Consolidated Financial Statements.

 Narrative Disclosure to Directors Compensation Table

We did not pay an annual fee to any of our directors during 2012.  Each member of our Board receives reimbursement of expenses incurred in connection with his or her services as a member of our Board or Board committees.

40

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to the Company to own more than 25% of the outstanding common stock as of July 25, 2013, and by the Officers and Directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership(1)	Percentage of Shares Beneficially Owned
5% Beneficial Owners
Robert L. Bast 110 Spruce Lane Ambler, PA 19002	28,423,622(2)	6.00%
Clydesdale Partners II LLC 201 Spear Street, Suite 1150 San Francisco, CA 94105	53,275,000(3)	11.25%
Nob Hill Capital Partners L.P. 1 Ferry Building, Suite 225 San Francisco, CA 94105	29,625,000(4)	6.26%
VerifyMe, Inc. c/o Nix Patterson & Roach, L.L.P. 205 Linda Drive Daingerfield, TX 75638	153,333,332(5)	32.39%

Executive Officers and Directors
Michael R. Sonnenreich	5,000,000(6)	1.06%
Norman A. Gardner	39,046,339(7)	8.25%
Neil Alpert	20,000,000(8)	4.22%
Constance Harriman	3,000,000(9)	*
Peter Pace	1,000,000(10)	*
Paul Wolfowitz	1,000,000(11)	*
Jonathan Weinberger	1,090,000(12)	*
Claudio R. Ballard	1,000,000(13)	*
Scott A. McPherson	200,000(14)	*

Michael Chertoff	1,000,000(15)	*
* Less than 1%
All officers and directors as a group (10 people)	72,336,339	15.28%
(1)	This table has been prepared based on 275,665,122 shares of our common stock outstanding on July 25, 2013.
(2)	Consists of 28,423,622 shares of common stock.
(3)	Consists of 43,875,000 shares of common stock and 9,400,000 shares held by PFK Acquisition Group II LLC, which is under common control.
(4)
Consists of 5,250,000 shares of common stock, 18,375,000 shares underlying convertible notes payable at an exercise price of $0.00533 and 6,000,000 shares underlying warrants at an exercise price of $0.01.

(5)	Consists of 44,444,444 shares of common stock, 21,111,1111 shares underlying convertible preferred stock, 87,777,777 shares underlying warrants exercisable at $0.10 or $0.12 per share.
(6)	Consists of 2,000,000 shares of common stock, 1,000,000 shares underlying options exercisable at $0.05 per share and 2,000,000 shares underlying warrants exercisable at $0.15 per share.

41

(7)	Consists of 19,046,339 shares of common stock, and 20,000,000 shares underlying options exercisable at $0.05 per share.
(8)	Consists of 20,000,000 shares of common stock underlying options exercisable at $0.05 per share.
(9)	Consists of 1,333,333 shares of common stock, 1,000,000 shares underlying options exercisable at $0.05 per share and 666,667 shares underlying warrants exercisable at $0.15 per share.
(10)	Consists of 1,000,000 shares of common stock underlying options exercisable at $0.05 per share.
(11)	Consists of 1,000,000 shares of common stock underlying options exercisable at $0.05 per share.
(12)	Consists of 90,000 shares of common stock and 1,000,000 shares of common stock underlying options exercisable at $0.05 per share.
(13)	Consists of 1,000,000 shares of common stock underlying options exercisable at $0.05 per share.
(14)	Consists of 200,000 shares underlying options exercisable at $0.05 per share.
(15)	Consists of 1,000,000 shares of common stock underlying options exercisable at $0.05 per share.

42

TRANSACTIONS WITH RELATED PERSONS

Related Party Transactions

Under applicable SEC rules and regulations, the following individuals may be considered “promoters” of the Company as they were instrumental in forming and organizing the Company: (i) Norman A. Gardner, the Vice Chairman of our Board of Directors and Chief Operating Officer.

At December 31, 2012 and 2011, six and five shareholders of the Company held $732,249 and $577,500 of the senior secured convertible notes payable.

One shareholder held $140,000 of convertible notes payable as of December 31, 2012 and 2011.

At December 31, 2012 and 2011, three shareholders of the Company held $711,000 of unsecured notes payable.

At December 31, 2011, accrued and unpaid salary for the Chief Executive Officer was $208,514.  As of December 31, 2012, the Chief Operating Officer has forgiven $349,000 of accrued salary, which was treated as additional paid in capital.

We have entered an employment agreement with Mr. Gardner and Mr. Alpert.  We have issued options to both, which awards are described in more detail under “Executive Compensation” in this prospectus.

Policies and Procedures for Reviewing Related Party Transactions

We have not adopted any written policies or procedures governing the review, approval or ratification of related party transactions. However, our Board reviews, approves or ratifies, when necessary, all transactions with related parties.

Director Independence

Pursuant to Item 407(a)(1)(ii) of Regulation S-K promulgated under the Securities Act, we have adopted the definition of “independent director” as set forth in Rules 5000(a)(19) and 5605(a)(2) of the rules of the Nasdaq Stock Market.  We believe that Michael Sonnenreich, Constance Harriman, General Peter Pace, Paul Wolfowitz and Michael Chertoff qualify as an “independent director” pursuant to such rules.  Our Board has created separately-designated standing committees.  Members of these committees are elected annually by our Board and serve at the discretion of our Board.

43

LEGAL MATTERS

The validity of the issuance of the shares of our common stock and warrants described in this prospectus has been passed upon for us by Morgan, Lewis & Bockius LLP.

44

EXPERTS

The financial statements of LaserLock Technologies, Inc. as of December 31, 2012, and for the period from November 10, 1999 (inception) through December 31, 2012, have been included in this registration statement in reliance upon the report of Morison Cogen LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

45

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Our bylaws provide for the elimination of the personal liability of our officers, directors, corporate employees and agents to the fullest extent permitted by the provisions of Nevada law. Under such provisions, the director, officer, corporate employee or agent who in her capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling our Company pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

46

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated by reference into this prospectus, contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained in, or incorporated by reference into, this prospectus that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to:

●	the sufficiency of our cash and cash equivalents to fund our operations, debt service and interest obligations;

●	our ability to obtain additional capital in sufficient amounts or on terms acceptable to us, and the consequences of failing to do so;

●	future expenses and capital requirements;

●	our development and commercialization capabilities;

●	the performance of our partners and other third parties;

●	our ability to obtain and maintain intellectual property protection and the scope of such protection; and

●	the effect of legal and regulatory developments in the U.S. and foreign countries.

as well as other statements regarding our projections, expectations, beliefs, future performance, future financial position, prospects, plans and objectives for future operations (including assumptions underlying or relating to any of the foregoing).  Forward-looking statements generally can be identified by words such as “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” and similar expressions, although not all forward-looking statements contain these identifying words.

Forward-looking statements are based upon our current expectations and beliefs and are subject to risks and uncertainties.  We may not actually achieve the plans, intentions or expectations described in our forward-looking statements and you should not place undue reliance on our forward-looking statements.  Actual results or events could differ materially from the plans, intentions and expectations described in the forward-looking statements we make.  Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all.

You should read this prospectus and the documents that we reference in this prospectus and have been filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any issuance or sale of our common stock. We do not assume any obligation to update any forward-looking statements.

47

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules contain additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Any information we file with the SEC, including the documents incorporated by reference into this prospectus, is also available on the SEC’s website at http://www.sec.gov. We also maintain a website at http://www.laserlocktech.com through which you can access our SEC filings. The information contained on, or that can be accessed through, our website is not part of this prospectus.

48

LaserLock Technologies, Inc. and Subsidiary
(A Development Stage Enterprise)

CONTENTS

PAGE

CONSOLIDATED BALANCE SHEETS	F-1

CONSOLIDATED STATEMENTS OF OPERATIONS	F-2

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT	F-3

CONSOLIDATED STATEMENTS OF CASH FLOWS	F-9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-11 – F-24

LaserLock Technologies, Inc. and Subsidiary
 (A Development Stage Enterprise)
Consolidated Balance Sheets
March 31, 2013 and December 31, 2012

	March 31, 2013	December 31, 2012
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$3,485,334	$2,994,350
Accounts receivable, net of allowance of $0 at March 31, 2013 and December 31, 2012	6,613	3,473
Inventory	29,852	19,980
Prepaid expenses	612,868	750,000

TOTAL CURRENT ASSETS	4,134,667	3,767,803

PROPERTY AND EQUIPMENT
Capital equipment	32,782	34,964
Less accumulated depreciation	23,425	32,624
	9,357	2,340

Patents and Trademark, net of accumulated amortization of $98,077 and $92,302 as of March 31, 2013 and December 31, 2012	324,542	311,832

TOTAL ASSETS	$4,468,566	$4,081,975

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$413,568	$660,493
Accrued interest	13,667	97,563
Notes payable	50,000	200,000

TOTAL CURRENT LIABILITIES	477,235	958,056

LONG-TERM LIABILITIES
Embedded derivative liability	1,000,000	-
Warrant liability	17,317,301	2,400,000
Accrued interest	1,015,561	975,559
Senior secured convertible notes payable	775,249	775,249
Convertible notes payable	98,000	140,000
Notes payable, net of discount of $12,393 and $13,632 as of March 31, 2013 and December 31, 2012	698,607	697,368

TOTAL LONG-TERM LIABILITIES	20,904,718	4,988,176

CONTINGENCIES

STOCKHOLDERS’ DEFICIT

Convertible Preferred Stock, $ .001 par value; 75,000,000 shares authorized; 33,333,333 shares issued and outstanding as of March 31, 2013 and no shares issed and outstanding at December 31, 2012	1,000,000	-

Common stock, $ .001 par value; 675,000,000 shares authorized; 268,265,122 shares issued and 238,469,220 outstanding at March 31, 2013 and 248,244,012 shares issued and 174,940,506 outstanding at December 31, 2012	268,265	248,244

Additional paid in capital	11,225,425	11,387,929

Treasury stock, at cost (29,795,903 shares at March 31, 2013 and December 31, 2012)	(113,389)	(113,389)

Deficit accumulated during the development stage	(29,293,688)	(13,387,041)

STOCKHOLDERS’ DEFICIT	(16,913,387)	(1,864,257)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$4,468,566	$4,081,975

See the accompanying notes to these consolidated financial statements.
F-1

LaserLock Technologies, Inc. and Subsidiary
 (A Development Stage Enterprise)
Consolidated Statements of Operations
For the Three Months Ended March 31, 2013 and 2012
And for the Period November 10, 1999 (Date of Inception) to March 31, 2013
(Unaudited)

		Three Months	Three Months
	Cumulative	Ended	Ended
	Since	March 31,	March 31,
	Inception	2013	2012

NET REVENUES
Sales	$464,295	$3,140	$3,740
Royalties	645,180	-	10,000

TOTAL NET REVENUE	1,109,475	3,140	13,740

COST OF SALES	431,741	2,710	2,036

GROSS PROFIT	677,734	430	11,704

OPERATING EXPENSES
General and administrative	1,641,668	98,309	26,690
Legal and accounting	1,651,223	112,437	90,347
Patent costs	65,000	-	-
Payroll expenses(a)	3,949,311	536,329	45,000
Research and development	1,016,948	149,156	1,257
Sales and marketing	5,072,036	52,304	12,308
Total operating expenses	13,396,186	948,535	175,602

LOSS BEFORE OTHER INCOME	(12,718,452)	(948,105)	(163,898)

OTHER INCOME (EXPENSE)
Interest income	63,664	-	-
Interest expense	(2,231,673)	(41,241)	(71,707)
Change in fair value of warrants	(11,921,510)	(11,921,510)	-
Fair value of warrants in excess of consideration for convertible preferred stock	(2,995,791)	(2,995,791)	-
Gain on debt forgiveness	340,352	-	-
Gain on disposition of assets	4,722	-	-
	(16,740,236)	(14,958,542)	(71,707)

LOSS BEFORE INCOME TAX BENEFIT	(29,458,688)	(15,906,647)	(235,605)

INCOME TAX BENEFIT	(165,000)	-	-

NET LOSS	(29,293,688)	(15,906,647)	(235,605)

Less: Deemed dividend distribution	(1,000,000)	(1,000,000)	-

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(30,293,688)	$(16,906,647)	$(235,605)

BASIC AND DILUTED NET LOSS PER COMMON SHARE		$(0.07)	$(0.00)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING		227,124,683	145,144,603

(a)	includes share based compensation of $1,048,121 cumulative, $332,599 for the three months ended March 31, 2013 and $0 for the three months ended March 31, 2012.

See the accompanying notes to these consolidated financial statements.

F-2

LaserLock Technologies, Inc. and Subsidiary

 (A Development Stage Enterprise)

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

For the Period November 10, 1999 (Date of Inception) to March 31, 2013

	Convertible							Deficit
	Preferred		Common					Accumulated
	Stock		Stock		Deferred	Additional		During the
	Number of		Number of		Consulting	Paid-In	Treasury	Development
	Shares	Amount	Shares	Amount	Fees	Capital	Stock	Stage	Total

Issuance of initial 4,278,000 shares on November 10, 1999	$-	$-	4,278,000	$4,278	$-	$16,595	$-	$-	$20,873
Issuance of shares of common stock in exchange for services	-	-	1,232,000	1,232	-	35,728	-	-	36,960
Issuance of shares of common stock	-	-	2,090,000	2,090	-	60,610	-	-	62,700
Stock issuance costs	-	-	-	-	-	(13,690)	-	-	(13,690)
Net loss	-	-	-	-	-	-	-	(54,113)	(54,113)

Balance, December 31, 1999	-	-	7,600,000	7,600	-	99,243	-	(54,113)	52,730

Issuance of shares of common stock	-	-	5,449,999	5,450	-	921,050	-	-	926,500
Issuance of shares of common stock in exchange for services	-	-	240,000	240	(40,800)	40,560	-	-	-
Stock issuance costs	-	-	-	-	-	(16,335)	-	-	(16,335)
Fair value of non-employee stock options grants	-	-	-	-	-	50,350	-	-	50,350
Amortization of deferred consulting fees	-	-	-	-	20,117	-	-	-	20,117
Net loss	-	-	-	-	-	-	-	(367,829)	(367,829)

Balance, December 31, 2000	-	-	13,289,999	13,290	(20,683)	1,094,868	-	(421,942)	665,533

Issuance of shares of common stock	-	-	217,500	218	-	77,723	-	-	77,941

Issuance of shares of common stock and stock options for acquisition of subsidiary	-	-	2,000,000	2,000	-	736,000	-	-	738,000
Issuance of stock options	-	-	-	-	-	15,000	-	-	15,000
Exercise of options	-	-	1,450,368	1,450	-	230,609	-	-	232,059
Fair value of non-employee stock options	-	-	-	-	-	323,250	-	-	323,250
Amortization of deferred consulting fees	-	-	-	-	20,683	-	-	-	20,683
Net loss	-	-	-	-	-	-	-	(1,052,299)	(1,052,299)

Balance, December 31, 2001	-	-	16,957,867	16,958	-	2,477,450	-	(1,474,241)	1,020,167

See the accompanying notes to these consolidated financial statements.

F-3

LaserLock Technologies, Inc. and Subsidiary
 (A Development Stage Enterprise)
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) (Continued)
For the Period November 10, 1999 (Date of Inception) to March 31, 2013

	Convertible							Deficit
	Preferred		Common					Accumulated
	Stock		Stock		Deferred	Additional		During the
	Number of		Number of		Consulting	Paid-In	Treasury	Development
	Shares	Amount	Shares	Amount	Fees	Capital	Stock	Stage	Total
Issuance of shares of common stock	-	-	3,376,875	3,377	-	687,223	-	-	690,600
Fair value of non-employee stock options	-	-	-	-	-	94,000	-	-	94,000
Salary due to shareholder contributed capital	-	-	-	-	-	15,000	-	-	15,000
Return of shares of common stock related to purchase price adjustment	-	-	(1,000,000)	(1,000)	-	(353,000)	-	-	(354,000)
Net loss	-	-	-	-	-	-	-	(1,195,753)	(1,195,753)

Balance, December 31, 2002	-	-	19,334,742	19,335	-	2,920,673	-	(2,669,994)	270,014

Issuance of shares of common stock	-	-	22,512,764	22,512	-	1,387,109	-	-	1,409,621
Fair value of non-employee stock options	-	-	-	-	-	213,300	-	-	213,300
Issuance of shares of common stock in exchange for services	-	-	143,000	143	-	23,857	-	-	24,000
Stock issuance costs	-	-	-	-	-	(49,735)	-	-	(49,735)
Net loss	-	-	-	-	-	-	-	(1,107,120)	(1,107,120)

Balance, December 31, 2003	-	-	41,990,506	41,990	-	4,495,204	-	(3,777,114)	760,080

Stock issuance costs	-	-	-	-	-	(25,000)	-	-	(25,000)
Fair value of non-employee stock options	-	-	-	-	-	493,600	-	-	493,600
Issuance of shares of common stock	-	-	18,600,000	18,600	-	939,881	-	-	958,481
Net loss	-	-	-	-	-	-	-	(1,406,506)	(1,406,506)

Balance, December 31, 2004	-	-	60,590,506	60,590	-	5,903,685	-	(5,183,620)	780,655

See the accompanying notes to these consolidated financial statements.

F-4

LaserLock Technologies, Inc. and Subsidiary
 (A Development Stage Enterprise)
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) (Continued)
For the Period November 10, 1999 (Date of Inception) to March 31, 2013

	Convertible							Deficit
	Preferred		Common					Accumulated
	Stock		Stock		Deferred	Additional		During the
	Number of		Number of		Consulting	Paid-In	Treasury	Development
	Shares	Amount	Shares	Amount	Fees	Capital	Stock	Stage	Total
Fair value of non-employee stock options	-	-	-	-	-	286,762	-	-	286,762
Issuance of shares of common stock	-	-	3,000,000	3,000	-	102,000	-	-	105,000
Net loss for the year ended December 31, 2005	-	-	-	-	-	-	-	(1,266,811)	(1,266,811)

Balance at December 31, 2005	-	-	63,590,506	63,590	-	6,292,447	-	(6,450,431)	(94,394)

Fair value of non-employee stock options	-	-	-	-	-	215,463	-	-	215,463
Fair value of employee stock options	-	-	-	-	-	135,098	-	-	135,098
Fair value of warrants issued for deferred finance charges	-	-	-	-	-	392,376	-	-	392,376
Exercise of warrants	-	-	5,550,000	5,550	-	49,950	-	-	55,500
Exercise of options	-	-	4,300,000	4,300	-	(3,870)	-	-	430
Shares retired upon cancellation of consulting agreements	-	-	(1,200,000)	(1,200)	-	1,080	-	-	(120)
Issuance of shares for services	-	-	1,200,000	1,200	-	53,800	-	-	55,000
Net loss for the year ended December 31, 2006	-	-	-	-	-	-	-	(1,607,017)	(1,607,017)

Balance at December 31, 2006	-	-	73,440,506	73,440	-	7,136,344	-	(8,057,448)	(847,664)

Fair value of non-employee stock options	-	-	-	-	-	47,692	-	-	47,692
Fair value of employee stock options	-	-	-	-	-	67,651	-	-	67,651
Recognition of beneficial conversion feature	-	-	-	-	-	375,000	-	-	375,000
Net loss for the year ended December 31, 2007	-	-	-	-	-	-	-	(1,117,334)	(1,117,334)

Balance at December 31, 2007	-	-	73,440,506	73,440	-	7,626,687	-	(9,174,782)	(1,474,655)

See the accompanying notes to these consolidated financial statements.

F-5

LaserLock Technologies, Inc. and Subsidiary
 (A Development Stage Enterprise)
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) (Continued)
For the Period November 10, 1999 (Date of Inception) to March 31, 2013

	Convertible							Deficit
	Preferred		Common					Accumulated
	Stock		Stock		Deferred	Additional		During the
	Number of		Number of		Consulting	Paid-In	Treasury	Development
	Shares	Amount	Shares	Amount	Fees	Capital	Stock	Stage	Total
Fair value of non-employee stock options	-	-	-	-	-	28,752	-	-	28,752
Fair value of employee stock options	-	-	-	-	-	19,720	-	-	19,720
Fair value of warrants issued in conjunction with debt financing	-	-	-	-	-	25,000	-	-	25,000
Net loss for the year ended December 31, 2008	-	-	-	-	-	-	-	(931,338)	(931,338)

Balance at December 31, 2008	-	-	73,440,506	73,440	-	7,700,159	-	(10,106,120)	(2,332,521)

Fair value of non-employee stock options	-	-	-	-	-	1,524	-	-	1,524
Fair value of warrants issued in conjunction with debt financing	-	-	-	-	-	15,450	-	-	15,450
Issuance of shares for services	-	-	7,200,000	7,200	-	40,500	-	-	47,700
Shares issued for conversion of notes payable	-	-	48,750,000	48,750	-	263,291	-	-	312,041
Net loss for the year ended December 31, 2009	-	-	-	-	-	-	-	(694,910)	(694,910)

Balance at December 31, 2009	-	-	129,390,506	129,390	-	8,020,924	-	(10,801,030)	(2,650,716)

Fair value of non-employee stock options	-	-	-	-	-	364	-	-	364
Fair value of warrants issued in conjunction with debt financing	-	-	-	-	-	20,143	-	-	20,143
Issuance of shares for services	-	-	25,950,000	25,950	-	182,650	-	-	208,600
Net loss for the year ended Decemberr 31, 2010	-	-	-	-	-	-	-	(721,841)	(721,841)

Balance at December 31, 2010	-	-	155,340,506	155,340	-	8,224,081	-	(11,522,871)	(3,143,450)

See the accompanying notes to these consolidated financial statements.

F-6

LaserLock Technologies, Inc. and Subsidiary
 (A Development Stage Enterprise)
 Consolidated Statements of Changes in Stockholders’ Equity (Deficit) (Continued)
For the Period November 10, 1999 (Date of Inception) to March 31, 2013

	Convertible							Deficit
	Preferred		Common					Accumulated
	Stock		Stock		Deferred	Additional		During the
	Number of		Number of		Consulting	Paid-In	Treasury	Development
	Shares	Amount	Shares	Amount	Fees	Capital	Stock	Stage	Total
Issuance of shares for services	-	-	1,000,000	1,000	-	29,000	-	-	30,000
Contribution of common stock from related parties	-	-	(12,000,000)	-	-	95,594	(95,594)	-	-
Purchase of common stock for treasury	-	-	(17,795,903)	-	-	-	(17,795)	-	(17,795)
Sale of common stock	-	-	15,500,000	15,500	-	384,500	-	-	400,000
Issuance of shares for stock issuance costs	-	-	2,100,000	2,100	-	(2,100)	-	-	-
Stock issuance costs	-	-	-	-	-	(40,000)	-	-	(40,000)
Exercise of options	-	-	1,000,000	1,000	-	9,000	-	-	10,000
Fair value of warrants issued in conjunction with debt financing	-	-	-	-	-	21,275	-	-	21,275
Fair value of employee stock options	-	-	-	-	-	47,658	-	-	47,658
Fair value of non-employee stock options	-	-	-	-	-	48,374	-	-	48,374
Net loss for the year ended December 31, 2011	-	-	-	-	-	-	-	(665,113)	(665,113)

Balance at December 31, 2011	-	-	145,144,603	174,940	-	8,817,382	(113,389)	(12,187,984)	(3,309,051)

Issuance of shares for services	-	-	1,000,000	1,000	-	45,500	-	-	46,500
Issuance of shares of common stock	-	-	44,111,111	44,111	-	1,015,889	-	-	1,060,000
Issuance of stock for licensing	-	-	2,222,222	2,222	-	97,778	-	-	100,000
Issuance of stock for trademarks, etc.	-	-	2,222,222	2,222	-	97,778	-	-	100,000
Shares issued for conversion of notes payable and accrued interest	-	-	12,923,622	12,925	-	568,639	-	-	581,564
Exercise of options	-	-	10,490,996	10,491	-	2,622	-	-	13,113
Exercise of warrants	-	-	333,333	333	-	49,667	-	-	50,000
Fair value of employee stock options	-	-	-	-	-	332,036	-	-	332,036
Fair value of non-employee stock options	-	-	-	-	-	11,638	-	-	11,638
Forgiveness of debt - related party	-	-	-	-	-	349,000	-	-	349,000
Net loss for the year ended December 31, 2012	-	-	-	-	-	-	-	(1,199,057)	(1,199,057)

Balance at December 31, 2012 (Audited)	-	-	218,448,109	248,244	-	11,387,929	(113,389)	(13,387,041)	(1,864,257)

See the accompanying notes to these consolidated financial statements.

F-7

LaserLock Technologies, Inc. and Subsidiary
 (A Development Stage Enterprise)
 Consolidated Statements of Changes in Stockholders’ Equity (Deficit) (Continued)
For the Period November 10, 1999 (Date of Inception) to March 31, 2013

	Convertible							Deficit
	Preferred		Common					Accumulated
	Stock		Stock		Deferred	Additional		During the
	Number of		Number of		Consulting	Paid-In	Treasury	Development
	Shares	Amount	Shares	Amount	Fees	Capital	Stock	Stage	Total
Issuance of shares of preferred stock	33,333,333	$1,000,000	-	-	-	-	-	-	1,000,000
Issuance of shares of common stock	-	-	4,811,111	4,811	-	230,189	-	-	235,000
Shares issued for conversion of notes payable and accrued interest	-	-	10,875,000	10,875	-	251,125	-	-	262,000
Exercise of options	-	-	3,335,000	3,335	-	14,584	-	-	17,919
Exercise of warrants	-	-	1,000,000	1,000	-	9,000	-	-	10,000
Fair value of employee stock options	-	-	-	-	-	332,598	-	-	332,598
Deemed dividend distribution	-	-	-	-	-	(1,000,000)	-	-	(1,000,000)
Net loss for the year ended March 31, 2013	-	-	-	-	-	-	-	(15,906,647)	(15,906,647)

Balance at March 31, 2013 (Unaudited)	33,333,333	$1,000,000	238,469,220	$268,265	$-	$11,225,425	$(113,389)	$(29,293,688)	$(16,913,387)

See the accompanying notes to these consolidated financial statements.

F-8

LaserLock Technologies, Inc. and Subsidiary
 (A Development Stage Enterprise)
Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2013 and 2012
And for the Period November 10, 1999 (Date of Inception) to March 31, 2013)
(Unaudited)

		Three Months	Three Months
	Cumulative	Ended	Ended
	Since	March 31,	March 31,
	Inception	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(29,293,688)	(15,906,647)	(235,605)
Adjustments to reconcile net loss to net cash used in operating activities
Fair value of options issued in exchange for services	2,749,831	332,598	-
Accretion of interest on deferred finance charges	453,625	-	4,312
Accretion of discount on notes payable	444,475	1,239	1,239
Change in fair value warrant liability	11,921,510	11,921,510	-
Fair value of warrants in excess of consideration for convertible preferred stock	2,995,791	2,995,791
Salary due to stockholder contributed to capital	15,000	-	-
Amortization and depreciation	536,100	6,045	2,768
Gain on disposition of assets	(4,722)	-	-
Gain on debt forgiveness	(340,352)	-	-
Stock issued in exchange for services	553,760	-	-
Financing expenses paid directly from stock proceeds	5,270	-	-
Amortization of deferred consulting fees	40,800	-	-
(Increase) decrease in assets
Accounts receivable	(6,613)	(3,140)	(3,060)
Inventory	(29,852)	(9,872)	2,036
Prepaid expenses	(212,868)	137,133	30,378
Increase in liabilities
Accounts payable and accrued expenses	2,386,502	(220,820)	164,152
Net cash used in operating activities	$(7,785,431)	$(746,163)	$(33,780)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(45,438)	(7,329)	-
Purchase of intangibles	(242,577)	(18,443)	-
Proceeds from sale of assets	6,738	-	-

Net cash used in investing activities	(281,277)	(25,772)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of preferred stock	1,000,000	1,000,000	-
Proceeds from issuance of common stock	6,786,447	235,000	-
Proceeds from exercise of stock options	273,401	17,919	-
Proceeds issuance of stock options	15,000	-	-
Proceeds from exercise of warrants	115,500	10,000	-
Proceeds from issuance of warrants	1,000,000	-	-
Proceeds from issuance of notes payable	2,789,000	-	-
Repayments of notes payable	(202,751)	-	-
Payment for treasury stock	(17,795)	-	-
Debt issuance costs	(62,000)	-	-
Stock issuance costs	(144,760)	-	-

Net cash provided by financing activities	11,552,042	1,262,919	-

NET DECREASE IN CASH AND CASH EQUIVALENTS	3,485,334	490,984	(33,780)

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	-	2,994,350	53,573

CASH AND CASH EQUIVALENTS - END OF PERIOD	$3,485,334	$3,485,334	$19,793

See the accompanying notes to these consolidated financial statements.

F-9

LaserLock Technologies, Inc. and Subsidiary
 (A Development Stage Enterprise)
Consolidated Statements of Cash Flows  (Continued)
For the Years Ended March 31, 2013 and 2012
And for the Period November 10, 1999 (Date of Inception) to March 31, 2013
(Unaudited)

		Three Months	Three Months
	Cumulative	Ended	Ended
	Since	March 31,	March 31,
	Inception	2013	2012
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Cash paid during the year for:
Interest	$53,336	$13,896	$-

Income taxes	$-	$-	$-

Return of shares of common stock related to purchase price adjustment
Common stock	(1,000)	-	-
Additional paid-in capital	(353,000)	-	-

Intangible assets	$(354,000)	$-	$-

Issuance of common stock and stock options for acquisition of subsidiary	$738,000	$-	$-

Proceeds from common stock sales applied directly to debt and financing expenses repayment	$55,270	$-	$-

Fair value of warrants issued for deferred finance charges	$392,376	$-	$-

Fair value of stock issued for conversion of notes payable and accrued interest	$1,155,605	$262,000	$-

Fair value of stock issued for purchase of assets	$100,000	$-	$-

Fair value of warrants of issued for purchase of assets	$100,000	$-	$-

Fair value of stock issued for licensing costs	$100,000	$-	$-

Fair value of warrants issued for licensing costs	$300,000	$-	$-

Accretion of discount on preferred stock as deemed dividend distribution	$1,000,000	$1,000,000	$-

Fair value of beneficial conversion feature	$1,400,000	$1,000,000	$-

Fair value of warrants issued as debt discount	$78,043	$-	$-

Issuance of common stock for stock issuance costs	$2,100	$-	$-

Issuance of options as stock cost for treasury stock	$5,594	$-	$-

Forgiveness of debt-related party treated as additional paid in capital	$349,000	$-	$-

See the accompanying notes to these consolidated financial statements.

F-10

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of the Business
LaserLock Technologies, Inc. and Subsidiary (“the Company”) is a development stage enterprise incorporated in the state of Nevada on November 10, 1999. The Company was established to address counterfeiting issues, initially with respect to the gaming industry. Since inception, substantially all of the efforts of the company have been developing technologies for the prevention of product and document counterfeiting. The Company is in the development stage of raising capital, financial planning, and establishing sources of supply. The Company anticipates establishing markets for its technologies in North America, Europe and Asia. The Company has more recently developed proprietary technologies that could penetrate broader markets in a cost effective manner.

Basis of Presentation
The financial statements are presented in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 915 for development stage entities.  The accompanying unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q and Rule 8-03 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The financial statements should be read in conjunction with the financial statements and notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as amended, as filed with the Securities and Exchange Commission.  Operating results for the three months ending March 31, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013.

Principle of Consolidation
The accompanying consolidated financial statements include the accounts of LaserLock Technologies, Inc. and its wholly-owned subsidiary, LL Security Products, Inc. All inter-company transactions have been eliminated in consolidation.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

Comprehensive Income
The Company follows Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 220 in reporting comprehensive income.  Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.  Since the Company has no items of other comprehensive income (loss), comprehensive income (loss) is equal to net income (loss).

Fair Value of Financial Instruments
The Company’s financial instruments consist of cash, accounts receivable, accounts payable and accrued expenses, embedded derivative, warrant liability and notes payable.  The carrying value of cash, accounts receivable, accounts payable and accrued expenses approximate their fair value because of their short maturities. The Company believes the carrying amount of its notes payable and convertible debt approximates its fair value based on rates and other terms currently available to the Company for similar debt instruments.

F-11

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents
For purposes of reporting cash flows, the Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and certificates of deposit and commercial paper with original maturities of 90 days or less to be cash or cash equivalents.

Concentration of Credit Risk Involving Cash and Cash Equivalents
The Company’s cash and cash equivalents are held at two financial institutions. At times, the Company’s deposits may exceed Federal Deposit Insurance Corporation (FDIC) coverage limits.  The Company has not experienced any losses from maintaining cash accounts in excess of federally insured limits.

Inventory
Inventory principally consists of penlights and pigments and is stated at the lower of cost (determined by the first-in, first-out method) or market.

Property and Equipment
Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, principally five to seven years. Maintenance and repairs of property are charged to operations, and major improvements are capitalized. Upon retirement, sale, or other disposition of property and equipment, the costs and accumulated depreciation are eliminated from the accounts, and any resulting gain or loss is included in operations. Depreciation of property and equipment was $312 and $0 for the three months ended March 31, 2013 and 2012.

Patents and Trademark
The Company has five issued patents, filed for three provisional patents for anti-counterfeiting technology and purchased the VerifyMe  trademark. Costs associated with the registration and legal defense of the patents have been capitalized and are amortized on a straight-line basis over the estimated lives of the patents which were determined to be 17 to 20 years.

Long-Lived Assets
The Company evaluates the recoverability of its long-lived assets in accordance with ASC 360 “Property, Plant, and Equipment.” The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets are measured by a comparison of the carrying amount of an asset to future cash flows expected to be generated by the asset, undiscounted and without interest or independent appraisals. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the assets.

Deferred Financing Costs
Costs incurred in securing long-term debt are deferred and amortized, as a charge to interest expense, over the term of the related debt. In the case of long-term debt modifications, the Company follows the guidance provided by ASC 470-50 “Debt – Modification and Extinguishments.”

Convertible Notes Payable
Convertible notes payable, for which the embedded conversion feature does not qualify for derivative treatment, are evaluated to determine if the effective or actual rate of conversion per the terms of the convertible note agreement is below market value. In these instances, the Company accounts for the value of the beneficial conversion feature (BCF) as a debt discount, which is then accreted to interest expense over the life of the related debt using the straight-line method which approximates the effective interest method.

F-12

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition
In accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition (Codified in FASB ASC 605), the Company recognizes revenue when (i) persuasive evidence of a customer or distributor arrangement exists, (ii) a retailer, distributor or wholesaler receives the goods and acceptance occurs, (iii) the price is fixed or determinable, and (iv) collectability of the revenue is reasonably assured. Subject to these criteria, the Company recognizes revenue from product sales, consisting mainly of pigments and penlights, upon shipment to the customer. Royalty revenue is recognized upon receipt of notification from a customer that the Company’s product has been used in the customer’s production process.

Income Taxes
The Company follows FASB ASC 740 when accounting for income taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes.  Deferred income tax assets and liabilities are computed annually for temporary differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Stock-based Payments
The Company accounts for stock-based compensation under the provisions of ASC 718,  Compensation—Stock Compensation   (“ASC 718”), which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors based on estimated fair values on the grant date. The Company estimates the fair value of stock-based awards on the date of grant using the Black-Scholes model.  The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods using the straight-line method.

The Company accounts for stock-based compensation awards to non-employees in accordance with ASC 505-50, Equity-Based Payments to Non-Employees (“ASC 505-50”). Under ASC 505-50, the Company determines the fair value of the warrants or stock-based compensation awards granted as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

All issuances of stock options or other equity instruments to non-employees as consideration for goods or services received by the Company are accounted for based on the fair value of the equity instruments issued. Any stock options issued to non-employees are recorded as an expense and additional paid-in capital in stockholders’ equity over the applicable service periods.

Advertising Costs
Advertising costs are expensed as incurred. Advertising costs were approximately $2,303 and $0 for the three months ended March 31, 2013 and 2012, and are included in sales and marketing expenses.

Research and  Development Costs
In accordance with FASB ASC 730, research and development costs are expensed when incurred.

F-13

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss Per Share
The Company follows FASB ASC 260 when reporting Earnings Per Share resulting in the presentation of basic and diluted earnings per share.  Because the Company reported a net loss for the years ended December 31, 2012 and 2011, common stock equivalents, including stock options and warrants were anti-dilutive; therefore, the amounts reported for basic and dilutive loss per share were the same.

Segment Information
The Company is organized and operates as one operating segment wherein the Company’s patented technologies are utilized to address counterfeiting issues. In accordance with ASC 280, Segment Reporting, the chief operating decision-maker has been identified as the Chief Executive Officer, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company.  Since the Company operates in one segment and provides one group of similar products, all financial segment and product line information required by ASC 280 can be found in the consolidated financial statements.

Recently Adopted Accounting Pronouncements
In July 2012, the FASB issued ASU No. 2012-02, Intangibles – Goodwill and Other (Topic 350), Testing Indefinite-Lived Intangible Assets for Impairment. In accordance with the amendments in this Update, an entity has the option first to assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If, after assessing the totality of events and circumstances, an entity concludes that it is not more likely than not that the indefinite-lived intangible asset is impaired, then the entity is not required to take further action. However, if an entity concludes otherwise, then it is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying amount in accordance with Subtopic 350-30. The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The Company adopted the amendments effective January 1, 2013 and their adoption did not have a material impact on the financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted
In February 2013, the FASB issued ASU No. 2013-04, Liabilities (Topic 405), Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date. The guidance in this Update requires an entity to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, as the sum of the following:

a.	The amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors.
b.	Any additional amount the reporting entity expects to pay on behalf of its co-obligors.

The guidance in this Update also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations.

The amendments are effective for fiscal years and interim periods within those years beginning after December 15, 2013.

F-14

NOTE 2 – PATENTS AND TRADEMARK

The Company has five issued patents and filed for three provisional patents for anti-counterfeiting technology. We also acquired the VerifyMe trademark. Accordingly, costs associated with the registration of these patents and legal defense have been capitalized and are amortized on a straight-line basis over the estimated lives of the patents (17 to 20 years). During the three months ended March 31, 2013 and 2012, the Company capitalized patent costs of $18,443 and $0. Amortization expense for patents was $5,733 and $2,768 for the three months ended March 31, 2013 and 2012. Future estimated annual amortization over the next five years is approximately $23,000 per year for the years ending December 31, 2013 through 2017.

NOTE 3 – INCOME TAXES

Income tax expense was $0 for the three months ended March 31, 2013 and 2012.

As of January 1, 2013, the Company had no unrecognized tax benefits, and accordingly, the Company did not recognize interest or penalties during 2013 related to unrecognized tax benefits.  There has been no change in unrecognized tax benefits during the three months ended March 31, 2013, and there was no accrual for uncertain tax positions as of March 31, 2013.  Tax years from 2008 through 2012 remain subject to examination by major tax jurisdictions.

There was no income tax benefit for the losses for the three months ended March 31, 2013 and 2012, since management has determined that the realization of the net tax deferred asset is not assured and has created a valuation allowance for the entire amount of such benefits.

NOTE 4 - SENIOR SECURED CONVERTIBLE NOTES PAYABLE

In February 2006, the Company commenced a private placement of up to $800,000 principal amount of 10% senior secured convertible promissory notes due twelve months from the date of issue to certain Company shareholders and other accredited investors. As of December 31, 2006, the Company completed this private placement by selling all notes payable totaling $800,000. The notes are secured by a first priority lien on all of the tangible and intangible personal property of the Company. In May 2007, the due date of these notes was extended to August 2008 and the interest rate increased to 12% per annum during the extension period.  In June 2011, the interest rate on all of the notes was reset to 10% and $596,500 of the notes and accrued interest was extended until September 15, 2015.  During the fourth quarter of 2012 the remaining $178,749 of unextended notes and the associated accrued interest were extended to September 30, 2015.  As of March 31, 2013 and December 31, 2012, the outstanding principal balance on these notes was $775,249.  Accrued interest at March 31, 2013 and December 31, 2012 amounted to $619,567 and $600,091.

Purchasers of the notes were issued 8,000,000 10-year warrants exercisable into the Company’s shares at an exercise price of $0.01 per share. The warrants were valued at $392,376 and recorded as a debt discount on the notes payable. The Company used the Black-Scholes option pricing model to calculate the grant-date fair value of the warrants, with the following assumptions: no dividend yield, expected volatility of 169% and 284%, risk-free interest rate between 3.6% and 4.5% and expected warrant life of ten years. The deferred finance charges were amortized over one year, which was the original term of the notes. As of March 31, 2013, the Company has received $80,000 for the exercise of 8,000,000 of the warrants.

F-15

NOTE 4 - SENIOR SECURED CONVERTIBLE NOTES PAYABLE (Continued)

In addition, if an equity financing with total proceeds of more than $5,000,000 occurs while any notes are outstanding, holders of notes will have the right, at their option, to convert the outstanding principal and interest of the notes into shares at a discount of 30% of the price per share in the qualified financing. Since the embedded conversion feature is contingent upon the occurrence of the qualified financing, the value of the contingent conversion feature, if beneficial, will be recognized when the triggering event occurs and the contingency is resolved.

NOTE 5 - CONVERTIBLE NOTES PAYABLE

During 2007, the Company commenced a private placement of up to $400,000 principal amount of 10% Convertible Promissory Notes originally due in August 2008 (the “Notes”). The Company raised $375,000 under this private placement in 2007 and the remaining $25,000 was raised in 2008. Holders of Notes will have the right, at their option, to convert the outstanding principal and interest of the Notes into shares of the Company’s Series A Preferred Stock at any time and from time to time at the option of the holder at the initial conversion price of $0.005333 per share. It is the intention, however, that the option holder will convert the Notes into shares of the Company’s common stock.  The Notes are unsecured.

The noteholder of the remaining $140,000 under this convertible note issue agreed to extend the maturity date of these notes to September 30, 2015 at an interest rate of 10% per annum. Remaining shares to be potentially issued under this convertible note issue are 26,250,000.

On March 19, 2013, the investor holding $140,000 of convertible notes transferred $14,000 of the $140,000 convertible notes to the Chief Executive Officer of the Company.  Also on March 19, 2013, the investor agreed to convert $28,000 of the investor’s remaining $126,000 of convertible notes into 5,250,000 shares of the Company’s common stock.

On March 19, 2013, the Chief Executive Officer of the Company agreed to convert $14,000 of convertible notes into 2,625,000 of the Company’s common stock.

As of March 31, 2013 and December 31, 2012, the remaining principal balance on the notes is $98,000.  Accrued interest at March 31, 2013 and 2012 amounted to $82,250 and $78,750.

F-16

NOTE 6 - NOTES PAYABLE

Notes payable consists of the following:

	March 31, 2013	December 31, 2012

Unsecured notes payable; interest at 10% per annum; principal and accrued interest due at maturity in September 2015	$561,000	$561,000

Series A notes payable; interest at 8% per annum; principal and accrued interest due at extended maturity date in September 2015	150,000	150,000

Series A notes payable; interest at 8% per annum; principal and accrued interest due at maturity in October 2011 (past due)	50,000	50,000

Notes payable, interest at 25% per annum; principal and interest due September 2013	-	150,000

Less: Debt discount	(12,393)	(13,632)
	748,607	897,368

Less: Current portion	50,000	200,000
Long-term portion	$698,607	$697,368

At March 31, 2013 and December 31, 2012 accrued interest on notes payable was $327,411 and $394,281.

Private Placement of 8% Series A Notes Payable
In August 2009, the Company commenced a private placement of up to $300,000 consisting of up to 6 units. Each unit consists of a $50,000, 8% Series A Note Payable, due September 30, 2011, and a non-detachable warrant to purchase 2 million shares of the Company’s common stock. During 2009, the Company sold 4 units, issued $200,000 of 8% Series A Notes Payable, issued 8 million warrants, and raised $180,000, net of commission of $20,000. In January 2010, the Company sold 0.5 units, issued $25,000 of 8% Series A Notes Payable, issued 1 million warrants, and raised $17,500 net of commissions of $7,500. The commissions were treated as deferred finance charges and are expensed over the term of notes payable, which have been fully expensed.

The 8 million warrants in 2009 were valued at $15,450, fair value, using the Black-Scholes option pricing model to calculate the fair-value of the warrants, with the following assumptions: no dividend yield, expected volatility of between 30.9% and 34.5%, risk free interest rate between .95% and 1.06% and warrant life of approximately 2 years. The 1 million warrants in 2010 were valued at $20,143, fair value, using the Black-Scholes option pricing model to calculate the fair-value of the warrants, with the following assumptions: no dividend yield, expected volatility of 28.6%, risk free interest rate of .84% and warrant life of approximately 2 years.
F-17

NOTE 6 - NOTES PAYABLE (Continued)

In June 2011, the maturity date on the $150,000 of the 8% Series A Notes Payable and the term on the associated 6 million warrants were extended to September 30, 2015. As a result, the warrants were revalued using the Black-Scholes option pricing model to calculate the incremental fair-value of the warrants of $21,275, with the following assumptions: no dividend yield, expected volatility of 60%, risk free interest rate of 1.52% and warrant life of approximately 1.25 years. As part of the debt extension, the lender holding the 6 million warrants agreed in writing to suspend its right to exercise these warrants until such time that the Company’s authorized shares have been increased.  The authorized shares of the Company’s common stock were increased on November 12, 2012 from 175,000,000 to 425,000,000. The Company's stockholders have approved a further increase to 675,000,000 shares of common stock, which is expected to take effect in May, 2013.

The relative fair value of the warrants issued in conjunction with the 8% Series A Notes Payable have been treated as a debt discount with an offsetting credit to additional paid-in capital. The debt discount related to the warrant issuances is being accreted to interest expense over the term of the notes. When the warrants were revalued the incremental amount of $21,275 was also treated as additional debt discount and is being accreted over the new term of the 8% Series A Notes Payable.  As of March 31, 2013 and 2012, the unaccreted debt discount related to warrants issued in conjunction with the 8% Series A Notes payable was $12,393 and $13,632. For the three months ended March 31, 2013 and 2012, accreted interest expense from the accretion of the debt discount was $1,239.

During the third quarter of 2011, $25,000 plus accrued interest of the 8% Series A Notes Payable were repaid and 3 million of the associated warrants expired unexercised.

Private Placement of 25% Notes Payable
In 2010, the Company issued $400,000 in notes payable in order to finance a patent infringement lawsuit (see Note 13 – Legal Matters to these condensed consolidated financial statements). The notes payable accrue interest at 25% per annum and mature upon the earlier of September 1, 2013 or the date on which the Company receives net proceeds from the patent infringement claim. In addition to the base interest of 25% per annum, the lenders are entitled to Bonus Interest equal to the following:

a.	First monies realized by the Company from its share of the net proceeds of the lawsuit shall be allocated and paid to the Lender until the principal and base interest accruing has been fully paid.
b.	The next monies from the net proceeds of the litigation settlement will be paid to the Company to reimburse for out-of-pocket legal costs related to the lawsuit.
c.	The next $825,000 of proceeds will be split 50%/50% between the Company and the Lenders.
d.	The next $1 million realized by the Company shall be allocated 90% to the Company and 10% to the Lenders.
e.	The next $1 million realized by Company shall be allocated 85% to Company and 15% to Lenders.
f.	All remaining proceeds realized by Company shall be allocated 80% to Company and 20% to Lenders.

The Lenders have a security interest in the Company’s patent infringement claim in which the Lender has the right to the net proceeds of this lawsuit to satisfy outstanding principal and interest under the notes.

As part of the private placement of the 25% notes payable, the Company incurred debt placement fees of $34,500 in 2010. These debt placement fees have been treated as deferred finance charges and are being amortized to interest expense over two years.  For the three months ended March 31, 2013 and 2012 amortization of deferred finance charges was $0 and $4,312.

F-18

NOTE 6 - NOTES PAYABLE (Continued)

In December 2012, 250,000 of these notes payable and accrued interest of $122,397 were converted into 8,219,911 shares of the Company’s common stock.  In March 2013, the remaining $150,000 of the notes payable and accrued interest of $83,895 was converted into 3 million shares of the Company’s common stock.  Accrued interest of $13,895 was paid in cash.

Aggregate Maturities of Long-term Debt

Aggregate maturities of the senior secured convertible notes, convertible notes and notes payable over the next five years are as follows:
2013	$50,000
2014	-
2015	1,621,856
2016	-
2017	-

NOTE 7 – WARRANT LIABILITY

On December 31, 2012, the Company entered into an Investment Agreement, a Technology and Services Agreement, a Technology and Services Agreement with Zaah, a Patent and Technology License Agreement, and an Asset Purchase Agreement (collectively the “Agreements”).  Included in these Agreements were Warrants to purchase shares of the Company’s common stock.

The warrants associated with these Agreements are subject to anti-dilution adjustments outlined in the Agreements.  In accordance with ASC 815, the warrants were classified as a liability in the total amount of $2.4 million at December 31, 2012.  In addition, the warrants must be valued every reporting period and adjusted to market with the increase or decrease being adjusted through earnings.  For the three months ended March 31, 2013, the value of the warrants increased to $10,657,015 resulting in a charge to expenses of $8,257,015.

NOTE 8 – CONVERTIBLE PREFERRED STOCK

Subscription Agreement

The Company entered into a Subscription Agreement with VerifyMe, Inc. (“VerifyMe”) on January 31, 2013 (the “Subscription Agreement”).  Under the terms of the Subscription Agreement VerifyMe subscribed to purchase 33,333,333 shares of the Company’s preferred stock and a warrant to purchase 33,333,333 shares of the Company’s common stock for $1 million at an exercise price of $0.12.

At any time within two years after January 31, 2013, the subscriber has the right, but not the obligation to require the Company to repurchase all, but not less than all, of the capital stock of the Company and warrants exercisable for capital stock of the Company held by subscriber in exchange for the price originally paid by the subscriber therefor upon the occurrence of any of the following events:(i) the consummation of any bona fide business acquisition, (ii) the incurring of any indebtedness by the Company in an amount in excess of $2 million, (iii) the issuance or sale of any security having a preference on liquidation senior to common stock, or (iv) the sale by the Company of capital stock or warrants exercisable for its capital stock at a price below $0.03 per share.
F-19

NOTE 8 – CONVERTIBLE PREFERRED STOCK (Continued)

In accordance with ASC 480 and 815, the Preferred Stock has been classified as permanent equity and has been valued at $1 million.

The conversion feature of the Preferred Stock is an embedded derivative, which is classified as a liability in accordance with ASC 815 and was valued in accordance with ASC 470 as a beneficial conversion feature at a fair market value of $1 million at January 31, 2013.  This was classified as an embedded derivative liability and a discount to Preferred Stock.  Because the Preferred Stock can be converted at any time, the full amount was accreted and classified as a reduction to the discount on Preferred Stock and a deemed dividend distribution in the full amount of $1 million.

The warrants associated with the Preferred Stock were also classified as a liability and valued at a fair market of $2,995,791 at January 31, 2013.  Because this amount was in entirely in excess of the transaction price, this amount was recorded as a charge to expenses of $2,995,791.  In addition, the warrants must be valued every reporting period and adjusted to market with the increase or decrease being adjusted through earnings.  For the three months ended March 31, 2013, the value of the warrants increased to $6,660,286 resulting in a charge to expenses of $3,664,495.

The Convertible Preferred Stock have a preference in liquidation that the holders of the Convertible Preferred Stock are to be paid out of assets available for distribution prior to holders of common stock. The Convertible Preferred Stockholders may cast the number of votes equal to the number of whole shares of common stock into which the shares of Convertible Preferred Stock can be converted. In addition, the Convertible Preferred Stockholders are to be paid dividends, based on the number of Convertible Preferred shares as if the shares had been converted to common shares, prior to the common stockholders receiving a dividend.

The conversion price of the Preferred A shares is currently $0.03 per share. There are no arrearages on cumulative dividends.

NOTE 9 – STOCKHOLDERS’ EQUITY

In January and February 2013, the Company received $185,000 from the sales of 3,700,000 units from private placements consisting of shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock at an exercise price of $0.10 per share.  The shares and warrants were sold in units with each unit comprised of one share and one warrant at a purchase price of $.05 per unit.

In January, 2013, the Company commenced private placements consisting of shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock at an exercise price of $0.12 per share.  The shares and warrants were sold in units with each unit comprised of one share and one warrant at a purchase price of $.045 per unit.  The company sold 1,111,111 units and raised $50,000 as of the date of this report.

On February 1, 2013, an investor exercised a warrant to purchase 1 million shares of the Company’s common stock that raised $10,000 for the Company.

In February and March 2013, four investors exercised options to purchase 3,335,000 shares of the Company’s common stock that raised $17,919 for the Company.

F-20

NOTE 10 – STOCK OPTIONS AND WARRANTS

During 1999, the Board of Directors (“Board”) of the Company adopted, with the approval of the stockholders, a Stock Option Plan. In 2000, the Board superseded that plan and created a new Stock Option Plan, pursuant to which it is authorized to grant options to purchase up to 1.5 million shares of common stock. On December 17, 2003, the Board, with approval of the stockholders, superseded this plan and created the 2003 Stock Option Plan (the “Plan”). Under the Plan the Company is authorized to grant options to purchase up to 18,000,000 shares of common stock to the Company’s employees, officers, directors, consultants, and other agents and advisors. The Plan is intended to permit stock options granted to employees under the Plan to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (“Incentive Stock Options”). All options granted under the Plan, which are not intended to qualify as Incentive Stock Options, are deemed to be non-qualified options (“Non-Statutory Stock Options”). As of March 31, 2013, there are 13,590,996 options that have been issued and exercised, 4,335,000 options that have been issued and are unexercised, and 74,004 options that are available to be issued under the Plan.

The Plan is administered by a committee of the Board of Directors (“Stock Option Committee”) which determines the persons to whom awards will be granted, the number of awards to be granted and the specific terms of each grant, including the vesting thereof, subject to the provisions of the plan.

In connection with Incentive Stock Options, the exercise price of each option may not be less than 100% of the fair market value of the common stock on the date of the grant (or 110% of the fair market value in the case of a grantee holding more than 10% of the outstanding stock of the Company). The aggregate fair market value (determined at the time of the grant) of stock for which an employee may exercise Incentive Stock Options under all plans of the company shall not exceed $1,000,000 per calendar year. If any employee shall have the right to exercise any options in excess of $100,000 during any calendar year, the options in excess of $100,000 shall be deemed to be Non-Statutory Stock Options, including prices, duration, transferability and limitations on exercise.

The Company issued non-statutory stock options pursuant to contractual agreements to non-employees. Options granted under the agreements are expensed when the related service or product is provided.

Effective October 8, 2012, the Company entered into a three year agreement with the Vice Chairman of the Board and Chief Executive Officer of the Company, with an annual compensation of $200,000 per year. In addition, upon execution of the agreement the Company has agreed to issue options to the Vice Chairman to purchase 5% of the shares of the Company’s fully diluted common stock at an exercise price of $.05 per share, subsequent to the Company receiving funding of $2.5 million.  The Company has raised the $2.5 million in funding, but has not issued the options as of the date of this report.

Effective October 16, 2012, the Company entered into a three year agreement with the President and Chief Operating Officer of the Company with an annual compensation of $200,000 per year. In addition, upon execution of the agreement the Company has agreed to issue options to the President to purchase 5% of the shares of the Company’s fully diluted common stock at an exercise price of $.05 per share, subsequent to the Company receiving funding of $2.5 million.  The Company has raised the $2.5 million in funding, but has not issued the options as of the date of this report.

F-21

NOTE 10 – STOCK OPTIONS AND WARRANTS (Continued)

On November 21, 2012, the Company issued options to purchase an aggregate of 2 million shares of the Company’s common stock at an exercise price of $.05, with a term of ten years, to the Chief Executive Officer and the Chief Operating Officer. The fair value of options issued was $89,538 and was expensed immediately.

On November 21, 2012, the Company issued options to purchase an aggregate of 10 million shares of the Company’s common stock at an exercise price of $.05, with a term of ten years, to the five members of the Board of Directors. The fair value of options issued was $447,689 of which $223,844 was expensed immediately and the remainder will be expensed over one year with expense of $55,961 being expensed for the three months ended March 31, 2013.

All of the options issued on November 21, 2012 were valued using the Black-Scholes option pricing model to calculate the grant-date fair value of the options, with the following assumptions: no dividend yield, expected volatility of 131%, risk-free interest rate of 1.7% and expected option life of ten years.

On January 22, 2013, the Company issued options to an employee to purchase 1 million shares of the Company’s common stock at an exercise price of $.05, with a term of ten years. The options vest as follows:   250,000 immediately, 250,000 in one year and 500,000 in two years.  The Company used the Black-Scholes option pricing model to calculate the grant-date fair value of the warrants, with the following assumptions: no dividend yield, expected volatility of 222%, risk-free interest rate of 1.9% and expected option life of ten years. The fair value of options issued was $99,972 of which $25,000 was expensed immediately and the remainder is being expensed over the vesting terms.  The total expense for the three months ended March 31, 2013 was $33,324.

On February 25, 2013, the Company issued options to an employee to purchase 500,000 shares of the Company’s common stock at an exercise price of $.05, with a term of ten years. The options vest as follows:   200,000 in one year, 200,000 in two years and 100,000 in three years.  The Company used the Black-Scholes option pricing model to calculate the grant-date fair value of the warrants, with the following assumptions: no dividend yield, expected volatility of 259%, risk-free interest rate of 1.9% and expected option life of ten years. The fair value of options issued was $89,998 of which $5,000 was expensed during the three months ended March 31, 2013 and the remainder will be expensed over the vesting terms.

On March 13, 2013, the Company issued an option to purchase 2 million shares of the Company’s common stock at an exercise price of $.05, with a term of ten years, to a member of the Board of Directors.  The Company used the Black-Scholes option pricing model to calculate the grant-date fair value of the warrants, with the following assumptions: no dividend yield, expected volatility of 235%, risk-free interest rate of 2.0% and expected option life of ten years.  The fair value of the option issued was $439,963 of which $219,982 was expensed immediately and the remainder will be expensed over one year with one month expense of $18,331 being expensed in the three months ended March 31, 2013.

F-22

NOTE 10 – STOCK OPTIONS AND WARRANTS (Continued)

The following tables summarize non-employee stock option/warrant activity of the Company since December 31, 2011:

			Weighted Average
	Option/Warrant	Exercise	Exercise
	Shares	Price	Price
Outstanding, December 31, 2011	15,585,996	$0.00125 to $0.20	$0.01

Granted	72,422,221	0.05 to 0.10	0.08
Transferred to employee options	(200,000)	(0.05)	-
Exercised	(5,000,996)	0.00125	-
Expired	-	-	-

Outstanding, December 31, 2012	82,807,221	0.00125 to 0.20	0

Granted	38,144,444	0.10 to 0.15	0.03
Exercised	(3,435,000)	0.00125 - 0.07	-
Expired	-	-	-

Outstanding, March 31, 2013	117,516,665	$0.01 to $.20	$0.10

Exercisable, March 31, 2013	117,516,665	$0.01 to $.20	$0.10

Weighted Average Remaining Life, Exercisable, March 31, 2013 (years)	7.4

A summary of incentive stock option transactions for employees since December 31, 2011 is as follows:

			Weighted Average
	Option/Warrant	Exercise	Exercise
	Shares	Price	Price
Outstanding, December 31, 2011	6,390,000	$0.00125	$0.00125

Granted	15,000,000	0.05 - 0.15	0.06
Transferred from non-employee options	200,000	0.05	-
Exercised	(5,823,333)	0.00125 - 0.15	-
Expired/Returned	-	-	-

Outstanding, December 31, 2012	15,766,667	0.00125 to 0.10	0.06

Granted	3,500,000	0.05 - 0.15	0.06
Exercised	(900,000)	0.00125	-
Expired/Returned	-	-	-

Outstanding, March 31, 2013	18,366,667	$0.05 to $0.15	$0.06

Exercisable, March 31, 2013	11,116,667	$0.05 to $0.15	$0.07

Weighted Average Remaining Life, Exercisable, March 31, 2013 (years)	9.7

F-23

NOTE 11 – RELATED PARTY TRANSACTIONS

At March 31, 2013, eight shareholders of the Company held $775,249 and at December 31, 2012, six shareholders of the Company held $732,249 of the senior secured convertible notes payable.

At March 31, 2013 and December 31, 2012 one shareholder of the Company held $98,000 of convertible notes payable.

At March 31, 2013, three shareholders of the Company held 761,000 of unsecured notes payable and at December 31, 2012 three shareholders of the Company held $711,000 of unsecured notes payable.

The Company maintains its office at the home of its Chief Executive Officer. No formal lease agreement exists and no direct rent expense has been incurred. However, related occupancy costs of $1,199 and $8,359 were incurred during the three months ended March 31, 2013 and 2012.

NOTE 12 – MAJOR CUSTOMERS

During the three months ended March 31, 2013, the Company earned a substantial portion of its revenue from one customer aggregating $3,140.  At March 31, 2013, amounts due from that customer included in trade accounts receivable were $3,140.  During the three months ended March 31, 2012, the Company earned a substantial portion of its revenue from one customer aggregating $12,000.  At March 31, 2012, amounts due from that customer included in trade accounts receivable were $2,000.

NOTE 13 – LEGAL MATTERS

In October 2010, the Company filed suit in the Western District of Pennsylvania against WS Packaging Group, Inc. (“WS”) alleging that WS infringed on one of the Company’s patents in the manufacture of MONOPOLY game pieces on behalf of McDonald’s Corp. On June 4, 2012, both WS and the Company filed a stipulation to dismiss the action without prejudice and enter into settlement negotiations. Settlement negotiations are ongoing.

NOTE 14 – SUBSEQUENT EVENTS

The Company is in the process of moving its corporate headquarters to Washington D.C.

On May 4, 2013, the Board of Directors elected a new board member, who received options to purchase 2 million shares of the Company's common stock at an exercise price of $.05 and a term of ten years.

F-24

LaserLock Technologies, Inc. and Subsidiary
 (A Development Stage Enterprise)

F-25

Report of Independent Registered Public Accounting Firm

To the Board of Directors
LaserLock Technologies, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheet of LaserLock Technologies, Inc. and its Subsidiary (a development stage enterprise) as of December 31, 2012 and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year then ended and for the period from November 10, 1999 (date of inception) to December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the consolidated financial statements of LaserLock Technologies, Inc. and its Subsidiary as of December 31, 2011, 2010, 2009 and 2008 and for each of the years in the four-year period ended December 31, 2011. Such statements are included in the cumulative inception to December 31, 2012 totals of the consolidated statements of operations and cash flows. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to amounts for each of the years in the four-year period ended December 31, 2011, included in the cumulative totals, is based solely on the report of the other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LaserLock Technologies, Inc. and its Subsidiary  as of December 31, 2012, and the results of their operations and their cash flows for the year then ended and for the period November 10, 1999 (date of inception) to December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 14 to the consolidated financial statements, the accompanying 2012 financial statements have been restated to properly reflect warrants issued December 31, 2012 as a liability, instead of the original classification as equity.

/s/ MORISON COGEN LLP

Bala Cynwyd, Pennsylvania
April 1, 2013, except for Note 14,
to which the date is May 13, 2013

F-26

Report of Independent Registered Public Accounting Firm

To the Board of Directors
LaserLock Technologies, Inc. and its Subsidiary

We have audited the accompanying consolidated balance sheet of LaserLock Technologies, Inc. and its Subsidiary (a development stage company) (the Company) as of December 31, 2011 and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2011 and for the period from November 10, 1999 (date of inception) to December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the consolidated financial statements of LaserLock Technologies, Inc. and its Subsidiary for the period from November 10, 1999 (date of inception) to December 31, 2007. Such statements are included in the cumulative inception to December 31, 2011 totals of the consolidated statements of operations and cash flows. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to amounts for the period from November 10, 1999 (date of inception) to December 31, 2007, included in the cumulative totals, is based solely on the reports of the other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LaserLock Technologies, Inc. and its Subsidiary (a development stage company) as of December 31, 2011, and the results of its operations and its cash flows for the year ended December 31, 2011 and for the period November 10, 1999 (date of inception) to December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As described in Note 2 to the 2011 consolidated financial statements, the Company’s recurring operating losses from development stage activities raise substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2 to the 2011 consolidated financial statements. The 2011 consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ ASHER & COMPANY, Ltd.
Philadelphia, Pennsylvania
July 13, 2012

F-27

LaserLock Technologies, Inc. and Subsidiary
 (A Development Stage Enterprise)
Consolidated Balance Sheets
December 31, 2012 and December 31, 2011
	December 31, 2012	December 31, 2011

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,994,350	$53,573
Accounts receivable, net of allowance of $0 at December 31, 2012 and December 31, 2011	3,473	-
Inventory	19,980	35,137
Deferred finance charges	-	13,625
Prepaid expenses	750,000	117,760

TOTAL CURRENT ASSETS	3,767,803	220,095

PROPERTY AND EQUIPMENT
Capital equipment	34,964	32,604
Less accumulated depreciation	32,624	32,604
	2,340	-

Patents and Trademark, net of accumulated amortization of $92,302 and $78,851 as of December 31, 2012 and December 31, 2011	311,832	118,618

TOTAL ASSETS	$4,081,975	$338,713

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$660,493	$634,632
Accrued interest	97,563	8,667
Notes payable	200,000	50,000

TOTAL CURRENT LIABILITIES	958,056	693,299

LONG-TERM LIABILITIES
Warrant Liability	2,400,000	-
Accrued interest	975,559	940,554
Senior secured convertible notes payable	775,249	781,500
Convertible notes payable	140,000	140,000
Notes payable, net of discount of $13,632 and $18,589 as of December 31, 2012 and December 31, 2011	697,368	1,092,411

TOTAL LONG-TERM LIABILITIES	4,988,176	2,954,465

CONTINGENCIES

STOCKHOLDERS’ DEFICIT

Preferred Stock, $ .001 par value; 75,000,000 shares authorized; no shares issued and outstanding	-	-

Common stock, $ .001 par value; 675,000,000 shares authorized; 248,244,012 shares issued and 218,448,109 outstanding at December 31, 2012 and 174,940,506 shares issued and 145,144,603 outstanding at December 31, 2011	248,244	174,940

Additional paid in capital	11,387,929	8,817,382

Treasury stock, at cost (29,795,903 shares at December 31, 2012 and December 31, 2011)	(113,389)	(113,389)

Deficit accumulated during the development stage	(13,387,041)	(12,187,984)

STOCKHOLDERS’ DEFICIT	(1,864,257)	(3,309,051)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$4,081,975	$338,713

The accompanying notes are an integral part of these consolidated financial statements.

F-28

LaserLock Technologies, Inc. and Subsidiary
 (A Development Stage Enterprise)
Consolidated Statements of Operations
For the Years Ended December 31, 2012 and 2011
And for the Period November 10, 1999 (Date of Inception) to December 31, 2012

		Year Ended	Year Ended
	Cumulative	Ended	Ended
	Since	December 31,	December 31,
	Inception	2012	2011

NET REVENUES
Sales	$461,155	$7,029	$900
Royalties	645,180	10,000	7,984

TOTAL NET REVENUE	1,106,335	17,029	8,884

COST OF SALES	429,031	4,083	373

GROSS PROFIT	677,304	12,946	8,511

OPERATING EXPENSES
General and administrative	1,543,359	129,329	114,376
Legal and Accounting	1,538,786	276,774	71,847
Patent costs	65,000	-	-
Payroll Expenses	3,412,982	612,721	227,658
Research and development	867,792	5,420	9,081
Sales and Marketing	5,019,732	66,499	113,377
Total operating expenses	12,447,651	1,090,743	536,339

LOSS BEFORE OTHER INCOME	(11,770,347)	(1,077,797)	(527,828)

OTHER INCOME (EXPENSE)
Interest income	63,664	1	59
Interest expense	(2,190,432)	(277,371)	(321,586)
Gain on debt forgiveness	340,352	156,110	184,242
Gain on disposition of assets	4,722	-	-
	(1,781,694)	(121,260)	(137,285)

LOSS BEFORE INCOME TAX BENEFIT	(13,552,041)	(1,199,057)	(665,113)

INCOME TAX BENEFIT	(165,000)	-	-

NET LOSS	$(13,387,041)	$(1,199,057)	$(665,113)

BASIC AND DILUTED NET LOSS PER COMMON SHARE		$(0.01)	$(0.00)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING		150,559,287	146,076,571

The accompanying notes are an integral part of these consolidated financial statements.

F-29

LaserLock Technologies, Inc. and Subsidiary
 (A Development Stage Enterprise)
Consolidated Statements of Changes in Stockholders’ Equity (Deficit)
For the Period November 10, 1999 (Date of Inception) to December 31, 2012

						Deficit
	Common					Accumulated
	Stock		Deferred	Additional		During the
	Number of		Consulting	Paid-In	Treasury	Development
	Shares	Amount	Fees	Capital	Stock	Stage	Total

Issuance of initial 4,278,000 shares on November 10, 1999	4,278,000	$4,278	$-	$16,595	$-	$-	$20,873
Issuance of shares of common stock in exchange for services	1,232,000	1,232	-	35,728	-	-	36,960
Issuance of shares of common stock	2,090,000	2,090	-	60,610	-	-	62,700
Stock issuance costs	-	-	-	(13,690)	-	-	(13,690)
Net loss	-	-	-	-	-	(54,113)	(54,113)

Balance, December 31, 1999	7,600,000	7,600	-	99,243	-	(54,113)	52,730

Issuance of shares of common stock	5,449,999	5,450	-	921,050	-	-	926,500
Issuance of shares of common stock in exchange for services	240,000	240	(40,800)	40,560	-	-	-
Stock issuance costs	-	-	-	(16,335)	-	-	(16,335)
Fair value of non-employee stock options grants	-	-	-	50,350	-	-	50,350
Amortization of deferred consulting fees	-	-	20,117	-	-	-	20,117
Net loss	-	-	-	-	-	(367,829)	(367,829)

Balance, December 31, 2000	13,289,999	13,290	(20,683)	1,094,868	-	(421,942)	665,533

Issuance of shares of common stock	217,500	218	-	77,723	-	-	77,941
Issuance of shares of common stock and stock options for acquisition of subsidiary	2,000,000	2,000	-	736,000	-	-	738,000
Issuance of stock options	-	-	-	15,000	-	-	15,000
Exercise of options	1,450,368	1,450	-	230,609	-	-	232,059
Fair value of non-employee stock options	-	-	-	323,250	-	-	323,250
Amortization of deferred consulting fees	-	-	20,683	-	-	-	20,683
Net loss	-	-	-	-	-	(1,052,299)	(1,052,299)

Balance, December 31, 2001	16,957,867	16,958	-	2,477,450	-	(1,474,241)	1,020,167

The accompanying notes are an integral part of these consolidated financial statements.

F-30

LaserLock Technologies, Inc. and Subsidiary
 (A Development Stage Enterprise)
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) (Continued)
For the Period November 10, 1999 (Date of Inception) to December 31, 2012

						Deficit
	Common					Accumulated
	Stock		Deferred	Additional		During the
	Number of		Consulting	Paid-In	Treasury	Development
	Shares	Amount	Fees	Capital	Stock	Stage	Total
Issuance of shares of common stock	3,376,875	3,377	-	687,223	-	-	690,600
Fair value of non-employee stock options	-	-	-	94,000	-	-	94,000
Salary due to shareholder contributed capital	-	-	-	15,000	-	-	15,000
Return of shares of common stock related to purchase price adjustment	(1,000,000)	(1,000)	-	(353,000)	-	-	(354,000)
Net loss	-	-	-	-	-	(1,195,753)	(1,195,753)

Balance, December 31, 2002	19,334,742	19,335	-	2,920,673	-	(2,669,994)	270,014

Issuance of shares of common stock	22,512,764	22,512	-	1,387,109	-	-	1,409,621
Fair value of non-employee stock options	-	-	-	213,300	-	-	213,300
Issuance of shares of common stock in exchange for services	143,000	143	-	23,857	-	-	24,000
Stock issuance costs	-	-	-	(49,735)	-	-	(49,735)
Net loss	-	-	-	-	-	(1,107,120)	(1,107,120)

Balance, December 31, 2003	41,990,506	41,990	-	4,495,204	-	(3,777,114)	760,080

Stock issuance costs	-	-	-	(25,000)	-	-	(25,000)
Fair value of non-employee stock options	-	-	-	493,600	-	-	493,600
Issuance of shares of common stock	18,600,000	18,600	-	939,881	-	-	958,481
Net loss	-	-	-	-	-	(1,406,506)	(1,406,506)

Balance, December 31, 2004	60,590,506	60,590	-	5,903,685	-	(5,183,620)	780,655

The accompanying notes are an integral part of these consolidated financial statements.

F-31

LaserLock Technologies, Inc. and Subsidiary
 (A Development Stage Enterprise)
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) (Continued)
For the Period November 10, 1999 (Date of Inception) to December 31, 2012

						Deficit
	Common					Accumulated
	Stock		Deferred	Additional		During the
	Number of		Consulting	Paid-In	Treasury	Development
	Shares	Amount	Fees	Capital	Stock	Stage	Total
Fair value of non-employee stock options	-	-	-	286,762	-	-	286,762
Issuance of shares of common stock	3,000,000	3,000	-	102,000	-	-	105,000
Net loss for the year ended December 31, 2005	-	-	-	-	-	(1,266,811)	(1,266,811)

Balance at December 31, 2005	63,590,506	63,590	-	6,292,447	-	(6,450,431)	(94,394)

Fair value of non-employee stock options	-	-	-	215,463	-	-	215,463
Fair value of employee stock options	-	-	-	135,098	-	-	135,098
Fair value of warrants issued for deferred finance charges	-	-	-	392,376	-	-	392,376
Exercise of warrants	5,550,000	5,550	-	49,950	-	-	55,500
Exercise of options	4,300,000	4,300	-	(3,870)	-	-	430
Shares retired upon cancellation of consulting agreements	(1,200,000)	(1,200)	-	1,080	-	-	(120)
Issuance of shares for services	1,200,000	1,200	-	53,800	-	-	55,000
Net loss for the year ended December 31, 2006	-	-	-	-	-	(1,607,017)	(1,607,017)

Balance at December 31, 2006	73,440,506	73,440	-	7,136,344	-	(8,057,448)	(847,664)

Fair value of non-employee stock options	-	-	-	47,692	-	-	47,692
Fair value of employee stock options	-	-	-	67,651	-	-	67,651
Recognition of beneficial conversion feature	-	-	-	375,000	-	-	375,000
Net loss for the year ended December 31, 2007	-	-	-	-	-	(1,117,334)	(1,117,334)

Balance at December 31, 2007	73,440,506	73,440	-	7,626,687	-	(9,174,782)	(1,474,655)

The accompanying notes are an integral part of these consolidated financial statements.

F-32

LaserLock Technologies, Inc. and Subsidiary
 (A Development Stage Enterprise)
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) (Continued)
For the Period November 10, 1999 (Date of Inception) to December 31, 2012

						Deficit
	Common					Accumulated
	Stock		Deferred	Additional		During the
	Number of		Consulting	Paid-In	Treasury	Development
	Shares	Amount	Fees	Capital	Stock	Stage	Total

Fair value of non-employee stock options	-	-	-	28,752	-	-	28,752
Fair value of employee stock options	-	-	-	19,720	-	-	19,720
Fair value of warrants issued in conjunction with debt financing	-	-	-	25,000	-	-	25,000
Net loss for the year ended December 31, 2008	-	-	-	-	-	(931,338)	(931,338)

Balance at December 31, 2008	73,440,506	73,440	-	7,700,159	-	(10,106,120)	(2,332,521)

Fair value of non-employee stock options	-	-	-	1,524	-	-	1,524
Fair value of warrants issued in conjunction with debt financing	-	-	-	15,450	-	-	15,450
Issuance of shares for services	7,200,000	7,200	-	40,500	-	-	47,700
Shares issued for conversion of notes payable	48,750,000	48,750	-	263,291	-	-	312,041
Net loss for the year ended December 31, 2009	-	-	-	-	-	(694,910)	(694,910)

Balance at December 31, 2009	129,390,506	129,390	-	8,020,924	-	(10,801,030)	(2,650,716)

Fair value of non-employee stock options	-	-	-	364	-	-	364
Fair value of warrants issued in conjunction with debt financing	-	-	-	20,143	-	-	20,143
Issuance of shares for services	25,950,000	25,950	-	182,650	-	-	208,600
Net loss for the year ended December 31, 2010	-	-	-	-	-	(721,841)	(721,841)

Balance at December 31, 2010	155,340,506	155,340	-	8,224,081	-	(11,522,871)	(3,143,450)

The accompanying notes are an integral part of these consolidated financial statements.

F-33

LaserLock Technologies, Inc. and Subsidiary
 (A Development Stage Enterprise)
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) (Continued)
For the Period November 10, 1999 (Date of Inception) to December 31, 2012

						Deficit
	Common					Accumulated
	Stock		Deferred	Additional		During the
	Number of		Consulting	Paid-In	Treasury	Development
	Shares	Amount	Fees	Capital	Stock	Stage	Total
Issuance of shares for services	1,000,000	1,000	-	29,000	-	-	30,000
Contribution of common stock from related parties	(12,000,000)	-	-	95,594	(95,594)	-	-
Purchase of common stock for treasury	(17,795,903)	-	-	-	(17,795)	-	(17,795)
Sale of common stock	15,500,000	15,500	-	384,500	-	-	400,000
Issuance of shares for stock issuance costs	2,100,000	2,100	-	(2,100)	-	-	-
Stock issuance costs	-	-	-	(40,000)	-	-	(40,000)
Exercise of options	1,000,000	1,000	-	9,000	-	-	10,000
Fair value of warrants issued in conjunction with debt financing	-	-	-	21,275	-	-	21,275
Fair value of employee stock options	-	-	-	47,658	-	-	47,658
Fair value of non-employee stock options	-	-	-	48,374	-	-	48,374
Net loss for the year ended December 31, 2011	-	-	-	-	-	(665,113)	(665,113)

Balance at December 31, 2011	145,144,603	174,940	-	8,817,382	(113,389)	(12,187,984)	(3,309,051)

Issuance of shares for services	1,000,000	1,000	-	45,500	-	-	46,500
Issuance of shares of common stock	44,111,111	44,111	-	1,015,889	-	-	1,060,000
Issuance of stock for licensing	2,222,222	2,222	-	97,778	-	-	100,000
Issuance of stock for trademarks, etc.	2,222,222	2,222	-	97,778	-	-	100,000
Shares issued for conversion of notes payable and accrued interest	12,923,622	12,925	-	568,639	-	-	581,564
Exercise of options	10,490,996	10,491	-	2,622	-	-	13,113
Exercise of warrants	333,333	333	-	49,667	-	-	50,000
Fair value of employee stock options	-	-	-	332,036	-	-	332,036
Fair value of non-employee stock options	-	-	-	11,638	-	-	11,638
Forgiveness of debt-related party	-	-	-	349,000	-	-	349,000
Net loss for the year ended December 31, 2012	-	-	-	-	-	(1,199,057)	(1,199,057)

Balance at December 31, 2012	218,448,109	$248,244	$-	$11,387,929	$(113,389)	$(13,387,041)	$(1,864,257)

The accompanying notes are an integral part of these consolidated financial statements.

F-34

LaserLock Technologies, Inc. and Subsidiary
 (A Development Stage Enterprise)
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2012 and 2011
And for the Period November 10, 1999 (Date of Inception) to December 31, 2012

		Year	Year
	Cumulative	Ended	Ended
	Since	December 31,	December 31,
	Inception	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(13,387,041)	(1,199,057)	(665,113)
Adjustments to reconcile net loss to net cash used in operating activities
Fair value of options issued in exchange for services	2,417,232	343,674	96,032
Accretion of interest on deferred finance charges	453,625	13,625	27,149
Accretion of discount on notes payable	443,236	4,957	17,416
Salary due to stockholder contributed to capital	15,000	-	-
Amortization and depreciation	530,055	13,471	10,904
Gain on disposition of assets	(4,722)	-	-
Gain on debt forgiveness	(340,352)	(156,110)	(184,242)
Stock issued in exchange for services	553,760	46,500	30,000
Financing expenses paid directly from stock proceeds	5,270	-	-
Amortization of deferred consulting fees	40,800	-	-
(Increase) decrease in assets
Accounts receivable	(3,473)	(3,473)	10,193
Inventory	19,980	15,157	(11,451)
Prepaid expenses	(350,000)	(232,240)	21,936
Increase in liabilities
Accounts payable and accrued expenses	2,567,362	786,436	333,291
Net cash used in operating activities	$(7,039,268)	$(367,060)	$(313,885)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(38,109)	(2,360)	-
Purchase of intangibles	(224,134)	(6,665)	(3,577)
Proceeds from sale of assets	6,738	-	-

Net cash used in investing activities	(255,505)	(9,025)	(3,577)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	5,551,447	1,060,000	400,000
Proceeds from exercise of stock options	255,482	13,113	10,000
Proceeds issuance of stock options	15,000	-	-
Proceeds from exercise of warrants	105,500	50,000	-
Proceeds from issuance of warrants	2,000,000	2,000,000	-
Proceeds from issuance of notes payable	2,789,000	200,000	-
Repayments of notes payable	(202,751)	(6,251)	(58,500)
Payment for treasury stock	(17,795)	-	(17,795)
Debt issuance costs	(62,000)	-	-
Stock issuance costs	(144,760)	-	(40,000)

Net cash provided by financing activities	10,289,123	3,316,862	293,705

NET DECREASE IN CASH AND CASH EQUIVALENTS	2,994,350	2,940,777	(23,757)

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	-	53,573	77,330

CASH AND CASH EQUIVALENTS - END OF PERIOD	$2,994,350	$2,994,350	$53,573

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Cash paid during the year for:
Interest	$39,440	$-	$6,557

Income taxes	$-	$-	$-

Return of shares of common stock related to purchase price adjustment
Common stock	(1,000)	-	-
Additional paid-in capital	(353,000)	-	-

Intangible assets	$(354,000)	$-	$-

Issuance of common stock and stock options for acquisition of subsidiary	$738,000	$-	$-

Proceeds from common stock sales applied directly to debt and financing expenses repayment	$55,270	$-	$-

Fair value of warrants issued for deferred finance charges	$392,376	$-	$-

Fair value of stock issued for conversion of notes payable and accrued interest	$893,605	$581,564	$-

Fair value of stock issued for purchase of assets	$100,000	$100,000	$-

Fair value of warrants issued for purchase of assets	$100,000	$100,000	$-

Fair value of stock issued for licensing costs	$100,000	$100,000	$-

Fair value of warrants issued for licensing costs	$300,000	$300,000	$-

Fair value of beneficial conversion option	$400,000	$-	$-

Fair value of warrants issued as debt discount	$78,043	$-	$21,275

Issuance of common stock for stock issuance costs	$2,100	$-	$2,100

Issuance of options as stock cost for treasury stock	$5,594	$-	$5,594

Forgiveness of debt-related party treated as additional paid in capital	$349,000	$349,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-35

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of the Business
LaserLock Technologies, Inc. and Subsidiary (“the Company”) is a development stage enterprise incorporated in the state of Nevada on November 10, 1999. The Company was established to address counterfeiting issues, initially with respect to the gaming industry. Since inception, substantially all of the efforts of the company have been developing technologies for the prevention of product and document counterfeiting. The Company is in the development stage of raising capital, financial planning, and establishing sources of supply. The Company anticipates establishing markets for its technologies in North America, Europe and Asia. The Company has more recently developed proprietary technologies that could penetrate broader markets in a cost effective manner.

Principle of Consolidation
The accompanying consolidated financial statements include the accounts of LaserLock Technologies, Inc. and its wholly-owned subsidiary, LL Security Products, Inc. All inter-company transactions have been eliminated in consolidation.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

Comprehensive Income
The Company follows Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 220 in reporting comprehensive income.  Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.  Since the Company has no items of other comprehensive income (loss), comprehensive income (loss) is equal to net income (loss).

Fair Value of Financial Instruments
The Company’s financial instruments consist of cash, accounts receivable, accounts payable and accrued expenses and notes payable.  The carrying value of cash, accounts receivable, accounts payable and accrued expenses approximate their fair value because of their short maturities. The Company believes the carrying amount of its notes payable and convertible debt approximates its fair value based on rates and other terms currently available to the Company for similar debt instruments.

Cash and Cash Equivalents
For purposes of reporting cash flows, the Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and certificates of deposit and commercial paper with original maturities of 90 days or less to be cash or cash equivalents.

Concentration of Credit Risk Involving Cash and Cash Equivalents
The Company’s cash and cash equivalents are held at two financial institutions. At times, the Company’s deposits may exceed Federal Deposit Insurance Corporation (FDIC) coverage limits.  The Company has not experienced any losses from maintaining cash accounts in excess of federally insured limits.

Inventory
Inventory principally consists of penlights and pigments and is stated at the lower of cost (determined by the first-in, first-out method) or market.

F-36

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment
Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, principally five to seven years. Maintenance and repairs of property are charged to operations, and major improvements are capitalized. Upon retirement, sale, or other disposition of property and equipment, the costs and accumulated depreciation are eliminated from the accounts, and any resulting gain or loss is included in operations. Depreciation of property and equipment was $20 and $0 for the years ended December 31, 2012 and 2011.

Patents and Trademark
The Company has five issued patents for anti-counterfeiting technology and purchased a trademark. Costs associated with the registration and legal defense of the patents have been capitalized and are amortized on a straight-line basis over the estimated lives of the patents which were determined to be 17 years.

Long-Lived Assets
The Company evaluates the recoverability of its long-lived assets in accordance with ASC 360 “Property, Plant, and Equipment.” The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets are measured by a comparison of the carrying amount of an asset to future cash flows expected to be generated by the asset, undiscounted and without interest or independent appraisals. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the assets.

Deferred Financing Costs
Costs incurred in securing long-term debt are deferred and amortized, as a charge to interest expense, over the term of the related debt. In the case of long-term debt modifications, the Company follows the guidance provided by ASC 470-50 “Debt – Modification and Extinguishments.”

Convertible Notes Payable
Convertible notes payable, for which the embedded conversion feature does not qualify for derivative treatment, are evaluated to determine if the effective or actual rate of conversion per the terms of the convertible note agreement is below market value. In these instances, the Company accounts for the value of the beneficial conversion feature (BCF) as a debt discount, which is then accreted to interest expense over the life of the related debt using the straight-line method which approximates the effective interest method.

Revenue Recognition
In accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition (Codified in FASB ASC 605), the Company recognizes revenue when (i) persuasive evidence of a customer or distributor arrangement exists, (ii) a retailer, distributor or wholesaler receives the goods and acceptance occurs, (iii) the price is fixed or determinable, and (iv) collectability of the revenue is reasonably assured. Subject to these criteria, the Company recognizes revenue from product sales, consisting mainly of pigments and penlights, upon shipment to the customer. Royalty revenue is recognized upon receipt of notification from a customer that the Company’s product has been used in the customer’s production process.

F-37

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes
The Company follows FASB ASC 740 when accounting for income taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes.  Deferred income tax assets and liabilities are computed annually for temporary differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.  Tax years from 2009 through 2012 remain subject to examination by major tax jurisdictions.

Stock-based Payments
The Company accounts for stock-based compensation under the provisions of ASC 718,  Compensation—Stock Compensation   (“ASC 718”), which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors based on estimated fair values on the grant date. The Company estimates the fair value of stock-based awards on the date of grant using the Black-Scholes model.  The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods using the straight-line method.

The Company accounts for stock-based compensation awards to non-employees in accordance with ASC 505-50, Equity-Based Payments to Non-Employees (“ASC 505-50”). Under ASC 505-50, the Company determines the fair value of the warrants or stock-based compensation awards granted as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

All issuances of stock options or other equity instruments to non-employees as consideration for goods or services received by the Company are accounted for based on the fair value of the equity instruments issued. Any stock options issued to non-employees are recorded as an expense and additional paid-in capital in stockholders’ equity over the applicable service periods.

Advertising Costs
Advertising costs are expensed as incurred. Advertising costs were approximately $0 and $2,686 for the years ended December 31, 2012 and 2011, and are included in sales and marketing expenses.

Research and  Development Costs
In accordance with FASB ASC 730, research and development costs are expensed when incurred.

Loss Per Share
The Company follows FASB ASC 260 when reporting Earnings Per Share resulting in the presentation of basic and diluted earnings per share.  Because the Company reported a net loss for the years ended December 31, 2012 and 2011, common stock equivalents, including convertible notes payable, stock options and warrants were anti-dilutive; therefore, the amounts reported for basic and dilutive loss per share were the same.

Segment Information
The Company is organized and operates as one operating segment wherein the Company’s patented technologies are utilized to address counterfeiting issues. In accordance with ASC 280, Segment Reporting, the chief operating decision-maker has been identified as the Chief Executive Officer, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company.  Since the Company operates in one segment and provides one group of similar products, all financial segment and product line information required by ASC 280 can be found in the consolidated financial statements.

F-38

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Adopted Accounting Pronouncements
In January 2010, FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This update provides amendments to ASC Topic 820 that provide disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company adopted the disclosure requirements effective January 1, 2011. The adoption of this standard did not have a material impact on the Company’s consolidated statements of financial position or results of operations.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. The amendments change the wording used to describe the requirements in U.S. GAAP for measuring fair value and for disclosing information about the fair value measurements. The amendments include the following:

1.	Those that clarify the Board’s intent about the application of existing fair value measurement and disclosure requirements.
2.	Those that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.

The amendments in this update are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. Early application by public entities is not permitted.

The Company adopted the amendments effective January 1, 2012 and their adoption did not have any impact on the Company’s financial position or results of operations.

Recently Issued Accounting Pronouncements Not Yet Adopted
As of December 31, 2012, there are no recently issued accounting standards not yet adopted which would have a material effect on the Company's financial statements.

Reclassifications
Certain reclassifications were made to current and long term accrued interest and payroll expense as a separate line item in the 2011 financial statement in order to conform to the 2012 financial statement presentation.

NOTE 2 – PATENTS AND TRADEMARK

The Company has five issued patents for anti-counterfeiting technology. Accordingly, costs associated with the registration of these patents and legal defense have been capitalized and are amortized on a straight-line basis over the estimated lives of the patents (17 years). During the years ended December 31, 2012 and 2011, the Company capitalized patent costs of $6,665 and $3,577. Amortization expense for patents was $13,451 and $10,904 for the years ended December 31, 2012 and 2011. Future estimated annual amortization over the next five years is approximately $11,000 per year for the years ended December 31, 2013 through 2017.  On December 31, 2012, the Company entered into an asset purchase agreement describe in Note 7 to these financial statements.

NOTE 3 – INCOME TAXES

The Company follows FASB ASC 740-10-10 whereby an entity recognizes deferred tax assets and liabilities for future tax consequences or events that have been previously recognized in the Company’s financial statements or tax returns. The measurement of deferred tax assets and liabilities is based on provisions of enacted tax law. The effects of future changes in tax laws or rates are not anticipated.

F-39

NOTE 3 – INCOME TAXES (Continued)

At December 31, 2012 the Company has a net operating loss (“NOL”) that approximates $8.3 million. Consequently, the Company may have NOL carryforwards available for federal income tax purposes, which would begin to expire in 2019. Due to changes in ownership, a portion of the NOL carryforward may be subject to certain annual limitations imposed under Section 382 of the Internal Revenue Code. Deferred tax assets would arise from the recognition of anticipated utilization of these net operating losses to offset future taxable income.

The income tax benefit (provision) consists of the following:

	Year Ended December 31, 2012	Year Ended December 31, 2011

Current	$490,000	$142,000
Deferred	263,000	97,000
Change in valuation allowance	(753,000)	(239,000)

	$-	$-

The following is a reconciliation of the tax derived by applying the U.S. Federal Statutory Rate of 35% to the earnings before income taxes and comparing that to the recorded tax provisions:

	2012		2011
	Amount	%	Amount	%
U.S federal income tax benefit at Federal statutory rate	$(298,000)	(35)	$(226,000)	(34)
State tax, net of federal tax effect	(50,000)	(6)	(38,000)	(6)
Non deductible accrued expenses	(238,000)	(28)	-	-
Non deductible share based compensation	(167,000)	(20)	25,000	4
Change in valuation allowance	753,000	89	239,000	36

	$-	-	$-	-

The primary components of the Company’s December 31, 2012 and 2011 deferred tax assets, liabilities and related valuation allowances are as follows:

	December 31, 2012	December 31, 2011

Deferred tax asset for NOL carryforwards	$3,308,000	$2,354,000
Deferred tax liability for intangibles	(165,000)	(165,000)
Non taxable income	162,000	47,000
(Deductible) non deductible accrued expenses	386,000	702,000
Valuation allowance	(3,691,000)	(2,938,000)

	$-	$-

Management has determined that the realization of the net deferred tax asset is not assured and has created a valuation allowance for the entire amount of such benefits.

F-40

NOTE 3 – INCOME TAXES (Continued)

The Company follows FASB ASC 740-10, which provides guidance for the recognition and measurement of certain tax positions in an enterprise’s financial statements. Recognition involves a determination whether it is more likely than not that a tax position will be sustained upon examination with the presumption that the tax position will be examined by the appropriate taxing authority having full knowledge of all relevant information.

The Company’s policy is to record interest and penalties associated with unrecognized tax benefits as additional income taxes in the consolidated statement of operations. As of December 31, 2012 and 2011, the Company had no unrecognized tax benefits. There were no changes in the Company’s unrecognized tax benefits during the years ended December 31, 2012 and 2011. The Company did not recognize any interest or penalties during 2012 and 2011 related to unrecognized tax benefits.

NOTE 4 - SENIOR SECURED CONVERTIBLE NOTES PAYABLE

In February 2006, the Company commenced a private placement of up to $800,000 principal amount of 10% senior secured convertible promissory notes due twelve months from the date of issue to certain Company shareholders and other accredited investors. As of December 31, 2006, the Company completed this private placement by selling all notes payable totaling $800,000. The notes are secured by a first priority lien on all of the tangible and intangible personal property of the Company. In May 2007, the due date of these notes was extended to August 2008 and the interest rate increased to 12% per annum during the extension period.  In June 2011, the interest rate on all of the notes was reset to 10% and $596,500 of the notes and accrued interest was extended until September 15, 2015.  During the fourth quarter of 2012 the remaining $178,749 of unextended notes and the associated accrued interest were extended to September 30, 2015.  As of December 31, 2012 and 2011, the outstanding principal balance on these notes was $775,249 and $781,500. Accrued interest at December 31, 2012 and 2011 amounted to $600,091 and $521,665.

Purchasers of the notes were issued 8,000,000 10-year warrants exercisable into the Company’s shares at an exercise price of $0.01 per share. The warrants were valued at $392,376 and recorded as a debt discount on the notes payable. The Company used the Black-Scholes option pricing model to calculate the grant-date fair value of the warrants, with the following assumptions: no dividend yield, expected volatility of 169% and 284%, risk-free interest rate between 3.6% and 4.5% and expected warrant life of ten years. The deferred finance charges were amortized over one year, which was the original term of the notes. As of December 31, 2012, the Company has received $70,000 for the exercise of 7,000,000 of the warrants.  The exercise of these options occurred prior to December 31, 2011.

In addition, if an equity financing with total proceeds of more than $5,000,000 occurs while any notes are outstanding, holders of notes will have the right, at their option, to convert the outstanding principal and interest of the notes into shares at a discount of 30% of the price per share in the qualified financing. Since the embedded conversion feature is contingent upon the occurrence of the qualified financing, the value of the contingent conversion feature, if beneficial, will be recognized when the triggering event occurs and the contingency is resolved.

NOTE 5 - CONVERTIBLE NOTES PAYABLE

During 2007, the Company commenced a private placement of up to $400,000 principal amount of 10% Convertible Promissory Notes originally due in August 2008 (the “Notes”). The Company raised $375,000 under this private placement in 2007 and the remaining $25,000 was raised in 2008. Previously $260,000 of the Notes were converted into shares of the Company’s common stock.  Holders of Notes will have the right, at their option, to convert the outstanding principal and interest of the Notes into shares of the Company’s Series A Preferred Stock at any time and from time to time at the option of the holder at the initial conversion price of $0.005333 per share. It is the intention, however, that the option holder will convert the Notes into shares of the Company’s common stock.  The Notes are unsecured.

F-41

NOTE 5 - CONVERTIBLE NOTES PAYABLE (Continued)

In accordance with ASC 470, a beneficial conversion feature of $375,000 and $25,000 was required to be recorded in 2007 and 2008, respectively, since the fair value of the Company’s common stock at the date of issuance ($0.016 per share) was greater than the conversion price of $0.005333 per share. The value of the beneficial conversion feature was recorded to additional paid-in capital with the offset to discount on notes payable. The debt discount was accreted to interest expense over the one-year original term of the notes.

In August 2009, noteholders exercised their option to convert $260,000 of the notes payable plus accrued interest into 48,750,000 shares of common stock. The noteholder of the remaining $140,000 under this convertible note issue agreed to extend the maturity date of these notes to September 30, 2015 at an interest rate of 10% per annum. Additionally, the noteholder agreed in writing to suspend its right to convert its note until such as the Company’s authorized shares have been increased. Remaining shares to be potentially issued under this convertible note issue is 26,250,000.

As of December 31, 2012 and 2011, the remaining principal balance on the notes is $140,000.  Accrued interest at December 31, 2012 and 2011 amounted to $78,750 and $64,750.

NOTE 6 - NOTES PAYABLE

Notes payable consists of the following as of December 31:

	December 31, 2012	December 31, 2011

Unsecured notes payable; interest at 10% per annum; principal and accrued interest due at maturity in September 2015	$561,000	$561,000

Series A notes payable; interest at 8% per annum; principal and accrued interest due at extended maturity date in September 2015	150,000	150,000

Series A notes payable; interest at 8% per annum; principal and accrued interest due at maturity in October 2011 (past due)	50,000	50,000

Notes payable, interest at 25% per annum; principal and interest due September 2013	150,000	400,000

Less: Debt discount	(13,632)	(18,589)
	897,368	1,142,411
Less: Current portion	200,000	50,000
Long-term portion	$697,368	$1,092,411

F-42

NOTE 6 - NOTES PAYABLE (Continued)

At December 31, 2012 and 2011 accrued interest on notes payable was $394,281 and $362,806.

Unsecured Notes Payable
During the second quarter of 2012, the Company received $200,000 for a 10% unsecured note payable, due April 27, 2013.  In December 2012, this note payable and accrued interest of $9,167 was converted into 4,703,711 shares of the Company’s common stock.

Private Placement of 8% Series A Notes Payable
In August 2009, the Company commenced a private placement of up to $300,000 consisting of up to 6 units. Each unit consists of a $50,000, 8% Series A Note Payable, due September 30, 2011, and a non-detachable warrant to purchase 2 million shares of the Company’s common stock. During 2009, the Company sold 4 units, issued $200,000 of 8% Series A Notes Payable, issued 8 million warrants, and raised $180,000, net of commission of $20,000. In January 2010, the Company sold .5 units, issued $25,000 of 8% Series A Notes Payable, issued 1 million warrants, and raised $17,500 net of commissions of $7,500. The commissions were treated as deferred finance charges and are expensed over the term of notes payable. For the years ended December 31, 2012 and 2011, amortization of deferred finance charges was $0 and $10,650.

The 8 million warrants in 2009 were valued at $15,450, fair value, using the Black-Scholes option pricing model to calculate the fair-value of the warrants, with the following assumptions: no dividend yield, expected volatility of between 30.9% and 34.5%, risk free interest rate between .95% and 1.06% and warrant life of approximately 2 years. The 1 million warrants in 2010 were valued at $20,143, fair value, using the Black-Scholes option pricing model to calculate the fair-value of the warrants, with the following assumptions: no dividend yield, expected volatility of 28.6%, risk free interest rate of .84% and warrant life of approximately 2 years.

In June 2011, the maturity date on the $150,000 of the 8% Series A Notes Payable and the term on the associated 6 million warrants were extended to September 30, 2015. As a result, the warrants were revalued using the Black-Scholes option pricing model to calculate the incremental fair-value of the warrants of $21,275, with the following assumptions: no dividend yield, expected volatility of 60%, risk free interest rate of 1.52% and warrant life of approximately 1.25 years. As part of the debt extension, the lender holding the 6 million warrants agreed in writing to suspend its right to exercise these warrants until such time that the Company’s authorized shares have been increased.  The authorized shares of the Company’s common stock were increased on November 12, 2012 from 175,000,000 to 425,000,000.

The relative fair value of the warrants issued in conjunction with the 8% Series A Notes Payable have been treated as a debt discount with an offsetting credit to additional paid-in capital. The debt discount related to the warrant issuances is being accreted to interest expense over the term of the notes. When the warrants were revalued the incremental amount of $21,275 was also treated as additional debt discount and is being accreted over the new term of the 8% Series A Notes Payable.  As of December 31, 2012 and 2011, the unaccreted debt discount related to warrants issued in conjunction with the 8% Series A Notes payable was $13,632 and $18,589. As of the year ended December 31, 2012 and 2011, accreted interest expense from the accretion of the debt discount was $4,957 and $17,415.

During the third quarter of 2011, $25,000 plus accrued interest of the 8% Series A Notes Payable were repaid and 3 million of the associated warrants expired unexercised.

F-43

NOTE 6 - NOTES PAYABLE (Continued)

Private Placement of 25% Notes Payable
In 2010, the Company issued $400,000 in notes payable in order to finance a patent infringement lawsuit (see Note 11 - Contingencies to these condensed consolidated financial statements). The notes payable accrue interest at 25% per annum and mature upon the earlier of September 1, 2013 or the date on which the Company receives net proceeds from the patent infringement claim. In addition to the base interest of 25% per annum, the lenders are entitled to bonus interest equal to the following:

a.	First monies realized by the Company from its share of the net proceeds of the lawsuit shall be allocated and paid to the lender until the principal and base interest accruing has been fully paid.
b.	The next monies from the net proceeds of the litigation settlement will be paid to the Company to reimburse for out-of-pocket legal costs related to the lawsuit.
c.	The next $825,000 of proceeds will be split 50%/50% between the Company and the lenders.
d.	The next $1 million realized by the Company shall be allocated 90% to the Company and 10% to the lenders.
e.	The next $1 million realized by Company shall be allocated 85% to Company and 15% to lenders.
f.	All remaining proceeds realized by Company shall be allocated 80% to Company and 20% to lenders.

The lenders have a security interest in the Company’s patent infringement claim in which the lender has the right to the net proceeds of this lawsuit to satisfy outstanding principal and interest under the notes.

As part of the private placement of the 25% notes payable, the Company incurred debt placement fees of $34,500 in 2010. These debt placement fees have been treated as deferred finance charges and are being amortized to interest expense over two years.  For the years ended December 31, 2012 and 2011 amortization of deferred finance charges was $13,625 and $17,250.

In December 2012, $250,000 of these notes payable and accrued interest of $122,397 were converted into 8,219,911 shares of the Company’s common stock.

Aggregate Maturities of Long-term Debt
Aggregate maturities of the senior secured convertible notes, convertible notes and notes payable over the next five years are as follows:

2013                 $    200,000
2014                                  -
2015                    1,626,249
2016                                  -
2017                                  -

F-44

NOTE 7 – MAJOR AGREEMENTS

Investment Agreement

The Company entered into an Investment Agreement with VerifyMe, Inc, (“VerifyMe”) on December 31, 2012 (the “Investment Agreement”). Under the terms of the Investment Agreement, VerifyMe purchased 22,222,222 shares of the Company’s common stock as well as a warrant to purchase 22,222,222 shares of the Company’s common stock for $1 million.  In addition a Subscription Agreement (discussed below) was to be entered into on or before January 31, 2013.

Registration Rights Agreement

In connection with the Investment Agreement, the Company entered into a Registration Rights Agreement with VerifyMe (the “Registration Rights Agreement”), pursuant to which VerifyMe can demand at any time on or after four months after December 31, 2012, that the Company file a registration statement relative to shares owned by VerifyMe.  If the Company has not filed the demand registration statement by the later of (i) two (2) months after the date of the request of demand registration and (ii) six (6) months after the date of the Registration Rights Agreement (such date, the “Filing Date”), then, (i) the Company shall not issue any (A) capital stock, (B) evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for capital stock (“Convertible Securities”), or (C) rights, options or warrants to subscribe for, purchase or otherwise acquire capital stock or Convertible Securities to anyone other than the stockholder until it files the demand registration statement, (ii) beginning on the day following the Filing Date, the applicable exercise price shall be reduced by $0.01, (iii) until the Company has filed the registration statement with the SEC, on each subsequent one (1) month anniversary of the filing date, the applicable exercise price shall be reduced by $0.01, and (iv) all common stock held by the stockholder and all common stock held by the Company to be granted by the Company in respect of the exercise of the warrants, shall automatically convert into a class of preferred stock of the Company, established by the Company on terms acceptable to the stockholder, which such class of preferred stock shall have voting rights representing 51% of the aggregate voting power of the Company.

Technology and Service Agreement

In connection with the Investment Agreement, the Company entered into a Technology and Service Agreement with VerifyMe (the “Technology and Service Agreement ”), pursuant to which VerifyMe purchased warrants of the Company to purchase 22,222,222 shares of the Company’s common stock for $1 million.  Additionally, the Company executed a services agreement with Zaah Technologies, Inc. (“Zaah”) concurrently with this agreement (the “Zaah Technology and Service Agreement”).  The Company is to use up to $550,000 of the proceeds from the Technology and Service Agreement for the purpose of the Company’s hiring (i) a full-time Chief Technology Officer or Chief Information Officer and (ii) two full-time business developers.

Technology and Service Agreement with Zaah

Under the Zaah Technology and Service Agreement, Zaah will provide the Company (a) twelve (12) months of technical support, (b) up to twelve (12) days of meetings annually between the respective management teams of the Company and Zaah, (c) updates to technology as agreed in writing between the Company and Zaah, and (d) twelve (12) months of technical hosting.

The Company is required to pay Zaah the following:

(a)
$450,000 on the date of the agreement (December 31, 2012), consisting of $250,000 in cash and warrants to purchase 4,444,444 shares of Common Stock under a cashless exercise initially at an exercise price of $0.045 on the terms set forth under the warrants issued by the Company to Zaah under the warrant, dated as of December 31, 2012. The $450,000 is reflected as prepaid expenses on the December 31, 2012 balance sheet.

F-45

NOTE 7 – MAJOR AGREEMENTS (Continued)

(b)
$100,000, accrued in full as of the date of this Agreement, and reflected as prepaid expenses on the December 31, 2012 balance sheet, but payable in twelve (12) months from the date hereof to a designee of Zaah’s selection, with a right to convert (at Zaah’s sole discretion, from time to time at any time) to shares of common stock at the prevailing market price per share of common stock (which, as long as the common stock is listed, shall be the closing price on the last trading day prior to such issuance or sale of the common stock as traded on a national securities exchange, the NASDAQ Global Market, the NASDAQ Capital Market, or another nationally recognized trading system (including Pink OTC Markets, Inc.)); and

(c)
a commission of 10% of the revenue generated by any Company transaction originated through the efforts of Zaah, as substantiated by a written agreement between the Company and Zaah, specifically referencing the transaction in which Zaah is entitled to such commission, payable by the Company to Zaah in cash. Such payment shall be made on the earlier of (i) the date of the signing of such transaction, (ii) the date of the closing of the transaction, or (iii) any date on which any funds are paid to the Company in respect of such transaction.

Patent and Technology License Agreement

In connection with the Investment Agreement, the Company entered into a Patent and Technology License Agreement with VerifyMe, pursuant to which VerifyMe granted the Company exclusive and non-exclusive licenses relative to a specific list of patents in return for the following:

(a)
Payment 1, payable upon execution of the Agreement on December 31, 2012: The sum of One Hundred Thousand Dollars ($100,000), to be paid by issuing (i) a number of shares of Common Stock, par value $.001 per shares (“Shares”), of the Company equal to (x) $100,000 divided by (y) $0.045 (2,222,222 shares) and (ii) cashless exercise warrants to purchase an equal number of Shares exercisable at a price of Ten Cents ($0.10) per Share with a term of five (5) years. The fair value of the shares of common stock ($100,000) and the fair value of the cashless exercise warrants ($100,000) are reflected as prepaid expenses on the December 31, 2012 balance sheet.

(b)
Payment 2, payable on January 1, 2014: The sum of Four Hundred Thousand Dollars ($400,000), to be paid by issuing (i) a number of Shares equal to (x) $400,000 divided by (y) a price which equals a 10% discount to market and (ii) cashless exercise warrants to purchase an equal number of Shares exercisable at a price of Ten Cents ($0.10) per Share with a term of five (5) years.

(c)
Payment 3, payable on January 1, 2015: The sum of Four Million Five Hundred Thousand Dollars ($4,500,000), to be paid by issuing (i) a number of Shares equal to (x) $4,500,000 divided by (y) a price which equals a 10% discount to market and (ii) cashless exercise warrants to purchase an equal number of Shares exercisable at a price of Ten Cents ($0.10) per Share with a term of five (5) years.

(d)
Future Payments Contingent: the Company’s payment of Payment 2 and Payment 3 is contingent. To the extent that VerifyMe does not develop and license to the Company, at a time subsequent to Payment 1, further technology and/or a further patent right related to the local, mobile and cloud based biometric security systems, then any payments not already paid, will not longer by due to VerifyMe, this nonperformance being a likelihood, more likely than not.

F-46

NOTE 7 – MAJOR AGREEMENTS (Continued)

Asset Purchase Agreement

In connection with the Investment Agreement, the Company entered into an Asset Purchase Agreement with VerifyMe, pursuant to which the Company purchased trademark rights, software and a domain name at a purchase price of $100,000 to be paid by issuing shares equal to $100,000/0.045 (2,222,222 shares) and cashless exercise warrants to purchase an equal number of shares at an exercise price of ten cents per share with a term of five years.

The warrants associated with the above agreements are subject to anti-dilution reset adjustments outlined in the agreements. In accordance with ASC 815, the warrants were classified as a liability in the total amount of $2.4 million at December 31, 2012. In addition, the warrants must be valued every reporting period with the increase/decrease being adjusted through earnings.

Subscription Agreement

VerifyMe subscribed to purchase 33,333,333 shares of the Company’s preferred stock and a warrant to purchase 33,333,333 shares of the Company’s common stock for $1 million at an exercise price of $0.12.  This agreement was executed on January 31, 2013.

NOTE 8 – STOCKHOLDERS’ EQUITY

On February 17, 2011, the Company issued 1 million shares of the Company’s common stock, valued at $30,000 to a consultant.

On April 7, 2011, a board member returned 2 million shares of the Company’s common stock, valued at $15,000 to the treasury.

On April 7, 2011, the President of the Company returned 10 million shares of the Company’s common stock, valued at $75,000 to the treasury.

On April 28, 2011, the Company purchased 17,795,903 shares of the Company’s outstanding common stock for $17,796 and placed them in the treasury.

On May 25, 2011, the Company sold 15.5 million shares of the Company’s stock to an investor for $400,000.

On May 25, 2011, the Company issued 2.1 million shares of the Company’s common stock, valued at $2,100 to a consultant for raising the $400,000 associated with the sale of the 15.5 million shares.

On June 24, 2011, an investor exercised a warrant to purchase 1 million shares of the Company’s common stock, that raised $10,000 for the Company.

In October, 2012, the Company commenced private placements consisting of shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock at an exercise price of $0.10 per share.  The shares and warrants were sold in units with each unit comprised of one share and one warrant at a purchase price of $.045 per unit.  As of December 31, 2012, the Company sold 6,888,889 units that raised $310,000 for the Company.

In October, 2012, the Company commenced private placements consisting of shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock at an exercise price of $0.10 per share.  The shares and warrants were sold in units with each unit comprised of one share and one warrant at a purchase price of $.05 per unit.  As of December 31, 2012, the Company sold 15 million units that raised $750,000 for the Company.

F-47

NOTE 8 – STOCKHOLDERS’ EQUITY (Continued)

On November 13, 2012, an employee and consultant exercised options to purchase in the aggregate 10,490,996 shares of the Company’s common stock at an exercise price of $.00125 per share that raised $13,114 for the Company.

On November 21, 2012, the Company issued 1 million shares of the Company’s common stock, valued at $46,500 to a board member for services to the Company.

On December 5, 2012, the Company issued 12,923,622 shares of the Company’s common stock, valued at $581,564 for the retirement of two notes payable totaling $450,000 and accrued interest of $131,564.

On December 20, 2012, an investor exercised warrants to purchase 333,333 shares of the Company’s common stock at $0.15 per share, that raised $50,000 for the Company.

NOTE 9 – STOCK OPTIONS AND WARRANTS

During 1999, the Board of Directors (“Board”) of the Company adopted, with the approval of the stockholders, a Stock Option Plan. In 2000, the Board superseded that plan and created a new Stock Option Plan, pursuant to which it is authorized to grant options to purchase up to 1.5 million shares of common stock. On December 17, 2003, the Board, with approval of the stockholders, superseded this plan and created the 2003 Stock Option Plan (the “Plan”). Under the Plan the Company is authorized to grant options to purchase up to 18,000,000 shares of common stock to the Company’s employees, officers, directors, consultants, and other agents and advisors. The Plan is intended to permit stock options granted to employees under the Plan to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (“Incentive Stock Options”). All options granted under the Plan, which are not intended to qualify as Incentive Stock Options, are deemed to be non-qualified options (“Non-Statutory Stock Options”). As of December 31, 2012, there are 13,590,996 options that have been issued and exercised, 3,335,000 options that have been issued and are unexercised, and 1,074,004 options that are available to be issued under the Plan.

The Plan is administered by a committee of the Board of Directors (“Stock Option Committee”) which determines the persons to whom awards will be granted, the number of awards to be granted and the specific terms of each grant, including the vesting thereof, subject to the provisions of the plan.

In connection with Incentive Stock Options, the exercise price of each option may not be less than 100% of the fair market value of the common stock on the date of the grant (or 110% of the fair market value in the case of a grantee holding more than 10% of the outstanding stock of the Company). The aggregate fair market value (determined at the time of the grant) of stock for which an employee may exercise Incentive Stock Options under all plans of the company shall not exceed $1,000,000 per calendar year. If any employee shall have the right to exercise any options in excess of $100,000 during any calendar year, the options in excess of $100,000 shall be deemed to be Non-Statutory Stock Options, including prices, duration, transferability and limitations on exercise.

The Company issued non-statutory stock options pursuant to contractual agreements to non-employees. Options granted under the agreements are expensed when the related service or product is provided.

On May 9, 2011, an option holder agreed to return an option to purchase 3,056,662 shares of the Company’s common stock at an exercise price of $.03 and an option to purchase 2.8 million shares of the Company’s common stock at an exercise price of $.01, to the Company. On the same day, the Company agreed to issue to the option holder an option to purchase 5,000,996 shares of the Company’s common stock at an exercise price of $.00125, with a term of ten years. The fair value of the option issued was $37,186 and was expensed immediately.

F-48

NOTE 9 – STOCK OPTIONS AND WARRANTS (Continued)

On May 9, 2011, a board member agreed to return an option to purchase 250,000 shares of the Company’s common stock at an exercise price of $.03 and an option to purchase 750,000 shares of the Company’s common stock at an exercise price of $.01, to the Company. On the same day, the Company agreed to issue to the board member an option to purchase 900,000 shares of the Company’s common stock at an exercise price of $.00125, with a term of ten years. The fair value of option issued was $6,712 and was expensed immediately.

On May 9, 2011, the President of the Company agreed to return an option to purchase 2.5 million shares of the Company’s common stock at exercise prices of $.03 and an option to purchase 3.6 million shares of the Company’s common stock at an exercise price of $.01, to the Company. On the same day, the Company agreed to issue to the President of the Company an option to purchase 5,490,000 shares of the Company’s common stock at an exercise price of $.00125, with a term of ten years. The fair value of the option issued was $40,946 and was expensed immediately.

On May 9, 2011, the Company issued an option to purchase 750,000 shares of the Company’s common stock at an exercise price of $.00125, with a term of ten years, to a consultant in conjunction with his efforts to acquire the 17,795,903 treasury shares. The fair value of the option issued was $5,594 and was expensed immediately.

All of the options issued on May 9, 2011 were valued using the Black-Scholes option pricing model to calculate the grant-date fair value of the options, with the following assumptions: no dividend yield, expected volatility of 150%, risk-free interest rate of 3.7% and expected option life of ten years.

On July 16, 2012, the Company issued an option to purchase 200,000 shares of the Company’s common stock at an exercise price of $.05, with a term of ten years, to a consultant. The fair value of options issued was $11,638. The Company used the Black-Scholes option pricing model to calculate the grant-date fair value of the warrants, with the following assumptions: no dividend yield, expected volatility of 133%, risk-free interest rate of 1.5% and expected option life of ten years. These options granted were fully vested as of the date of the agreement. As a result, the Company recorded $11,638 of consulting expense for the year ended December 31, 2012.

On November 21, 2012, the Company issued options to purchase an aggregate of 2 million shares of the Company’s common stock at an exercise price of $.05, with a term of ten years, to the Chief Executive Officer and the Chief Operating Officer. The fair value of options issued was $89,538 and was expensed immediately.

On November 21, 2012, the Company issued options to purchase an aggregate of 10 million shares of the Company’s common stock at an exercise price of $.05, with a term of ten years, to the five members of the Board of Directors. The fair value of options issued was $447,689 of which $223,844 was expensed immediately and the remainder will be expensed over one year with one month expense of $18,564 being expensed in 2012.

All of the options issued on November 21, 2012 were valued using the Black-Scholes option pricing model to calculate the grant-date fair value of the options, with the following assumptions: no dividend yield, expected volatility of 131%, risk-free interest rate of 1.7% and expected option life of ten years.

F-49

NOTE 9 – STOCK OPTIONS AND WARRANTS (Continued)

The following tables summarize non-employee stock option/warrant activity of the Company since December 31, 2010:

	Option/Warrant Shares	Exercise Price	Weighted Average Exercise Price
Outstanding, December 31, 2010	19,856,662	$0.01 to $0.20	$0.02

Granted	7,235,996	0.00125	-
Exercised	(1,000,000)	0.01	-
Expired/Returned	(10,506,662)	0.01 to 0.03	(0.01)

Outstanding, December 31, 2011	15,585,996	$0.00125 to $0.20	$0.01

Granted	72,422,221	0.05 to 0.10	0.08
Transferred to employee options	(200,000)	(0.05)	-
Exercised	(5,000,996)	0.00125	-
Expired	-	-	-

Outstanding, December 31, 2012	82,807,221	$.00125 to $.20	$0.09

Exercisable, December 31, 2012	82,807,221	$.00125 to $.20	$0.09

Weighted Average Remaining Life, Exercisable, December 31, 2012 (years)	6.4

F-50

NOTE 9 – STOCK OPTIONS AND WARRANTS (Continued)

A summary of incentive stock option transactions for employees since December 31, 2010 is as follows:

	Option/Warrant Shares	Exercise Price	Weighted Average Exercise Price
Outstanding, December 31, 2010	7,100,000	$.01 to $.28	$0.07

Granted	6,390,000	$0.00125	$0.00125
Exercised	-	-	-
Expired/Returned	(7,100,000)	$.01 - $.03	(0.07)

Outstanding, December 31, 2011	6,390,000	$0.00125	$0.00125

Granted	15,000,000	0.05 - 0.15	0.06
Transferred from non-employee options	200,000	0.05	-
Exercised	(5,823,333)	0.00125 - 0.15	-
Expired/Returned	-	-	-

Outstanding, December 31, 2012	15,766,667	$0.00125 to $0.10	$0.06

Exercisable, December 31, 2012	10,766,667	$0.00125 to $0.10	$0.07

Weighted Average Remaining Life, Exercisable, December 31, 2012 (years)	9.8

NOTE 10 – RELATED PARTY TRANSACTIONS

At December 31, 2012 and 2011, six and five shareholders of the Company held $732,249 and $577,500 of the senior secured convertible notes payable.

One shareholder held $140,000 of convertible notes payable as of December 31, 2012 and 2011.

At December 31, 2012 and 2011 three shareholders of the Company held $711,000 of unsecured notes payable.

The Company maintains its office at the home of its Chief Executive Officer. No formal lease agreement exists and no direct rent expense has been incurred. However, related occupancy costs of $32,414 and $13,220 were incurred during the years ended December 31, 2012 and 2011.

At December 31, 2011, accrued and unpaid salary for the Chief Executive Officer was $208,514.  As of December 31, 2012, the Chief Executive Officer has forgiven $349,000 of unpaid accrued salary, which was treated as additional paid in capital.

NOTE 11 – MAJOR CUSTOMERS

During the years ended 2012 and 2011, the Company earned a substantial portion of its revenue from two customers. During the years ended December 31, 2012 and 2011, revenue from those customers aggregated $15,289 and $7,984. At December 31, 2012 and 2011, amounts due from those customers included in trade accounts receivable were $3,473 and $0.

NOTE 12 – CONTINGENCIES

In October 2010, the Company filed suit in the Western District of Pennsylvania against WS Packaging Group, Inc. (“WS”) alleging that WS infringed on one of the Company’s patents in the manufacture of MONOPOLY game pieces on behalf of McDonald’s Corp. On June 4, 2012, both WS and the Company filed a stipulation to dismiss the action without prejudice and enter into settlement negotiations. Settlement negotiations are ongoing.

F-51

NOTE 13 – SUBSEQUENT EVENTS

The Company received $185,000 from the sales of 3,700,000 units from private placements consisting of shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock at an exercise price of $0.10 per share.  The shares and warrants were sold in units with each unit comprised of one share and one warrant at a purchase price of $.05 per unit.

In January 2012, the Company commenced private placements consisting of shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock at an exercise price of $0.12 per share.  The shares and warrants were sold in units with each unit comprised of one share and one warrant at a purchase price of $.045 per unit.  The company sold 1,111,111 units and raised $50,000 as of the date of this report.

On January 31, 2013, the Company sold 33,333,333 shares of the Company’s preferred A stock and issued a warrant to purchase 33,333,333 shares of the Company’s common stock at an exercise price of $0.12 per share and having a term of 5 years, beginning July 31, 2013, pursuant to a Subscription Agreement.  The Subscription Agreement raised $1 million (Note 7).

Effective October 8, 2012, the Company entered into a three year agreement with the Vice Chairman of the Board and Chief Executive Officer of the Company, with an annual compensation of $200,000 per year. In addition, upon execution of the agreement the Company has agreed to issue options to the Vice Chairman to purchase 5% of the shares of the Company’s common stock at an exercise price of $.05 per share, subsequent to the Company receiving funding of $2.5 million.  The Company has raised the $2.5 million in funding, but has not issued the options as of the date of this report.

Effective October 16, 2012, the Company entered into a three year agreement with the President and Chief Operating Officer of the Company with an annual compensation of $200,000 per year. In addition, upon execution of the agreement the Company has agreed to issue options to the President to purchase 5% of the shares of the Company’s common stock at an exercise price of $.05 per share, subsequent to the Company receiving funding of $2.5 million.  The Company has raised the $2.5 million in funding, but has not issued the options as of the date of this report.

During February and March 2013, three option holders and one warrant holder exercised options to purchase 2,435,000 shares of the Company’s common stock and a warrant to purchase 1 million shares of the Company’s common stock.  These exercises raised $26.794.

In February 2013, a former board member exercised an option to purchase 900,000 shares of the Company’s common stock.  This exercise raised $1,125.

In March 2013, the Company agreed to convert the Notes payable bearing interest at 25% per annum and due September 2013, plus the accrued interest thereon of $83,896 into 3 million shares of the Company’s common stock and a cash payment of $13,896.

In March 2013, the Board of Directors authorized an additional 250 million shares of common stock, with a par value of $.001, which is retroactively reflected on the Balance Sheet.

In March 2013, the Company issued options to purchase 2 million shares of the Company’s common stock at an exercise price of $.05, with a term of ten years, to a new member of the Board of Directors.

F-52

NOTE 14– RESTATEMENT

The 2012 consolidated financial statements were restated to properly reflect the warrants issued in the December 31, 2012 major agreements (Note 7) as liabilities in accordance with FASB ASC 815-40, instead of the original equity classification. The warrants issued in the December 31, 2012 major agreements contain a reset provision which requires the Company to reduce the exercise price of the warrants, if the Company issues additional shares of common stock, as defined in the warrant agreement, at a price lower than the exercise price of the warrants in effect at that time. The warrant expires in five years, at which time the warrant liability would be reclassified into equity.

The restatement did not change any line items in the consolidated statements of operations and had no effect on the net loss or the loss per share for the year ended December 31, 2012 and no effect on the net loss for the period from November 10, 1999 (date of inception) to December 31, 2012.

The effect of the restatement on the consolidated financial statements as of December 31, 2012 and for the year ended December 31, 2012 and for the period from November 10, 1999 (date of inception) to December 31, 2012 is set forth below.

	December 31, 2012
	As Previously
Consolidated Balance Sheet	Reported	Correction	As Restated

Long-term liabilities
Warrant liability	$-	$2,400,000	$2,400,000
Total long-term liabilities	2,588,176	2,400,000	4,988,176
Stockholders' deficit
Additional paid in capital	13,787,929	(2,400,000)	11,387,929
Total stockholders' equity (deficit)	535,743	(2,400,000)	(1,864,257)

Total liabilities and stockholders' equity (deficit)	$4,081,975	$-	$4,081,975

	For the year ended December 31, 2012
	As Previously
Consolidated Statement of Cash Flows	Reported	Correction	As Restated

Cash flows from financing activities
Proceeds from issuance of common stock	$2,060,000	$(1,000,000)	$1,060,000
Proceeds from issuance of warrants	1,000,000	1,000,000	2,000,000

Net cash provided by financing activities	$3,316,862	$-	$3,316,862

	Cumulative Since Inception
	As Previously
Consolidated Statement of Cash Flows	Reported	Correction	As Restated

Cash flows from financing activities
Proceeds from issuance of common stock	$6,551,447	$(1,000,000)	$5,551,447
Proceeds from issuance of warrants	1,000,000	1,000,000	2,000,000

Net cash provided by financing activities	$10,289,123	$-	$10,289,123

F-53

LaserLock Technologies, Inc.

44,444,444 Shares of Common Stock
Warrants to Purchase up to 87,777,777 Shares of Common Stock
87,777,777 Shares of Common Stock Underlying Warrants

August 5, 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by the registrant.

Accounting, legal and professional fees and expenses	40,000
Transfer agent and miscellaneous expenses	5,000
EDGAR filing fees	3,065.97
Total expenses	48,065.97

* To be filed by amendment.

Item 14.  Indemnification of Directors and Officers.

Our Articles of Incorporation, as amended, and bylaws provide that we shall indemnify our officers or directors against expenses incurred in connection with the defense of any action in which they are made parties by reason of being our officers or directors, except in relation to matters as which such director or officer shall be adjudged in such action to be liable for negligence or misconduct in the performance of her duty. One of our officers or directors could take the position that this duty on our behalf to indemnify the director or officer may include the duty to indemnify the officer or director for the violation of securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to our Certificate of Formation, bylaws, Nevada laws or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or control persons, and the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities.

The following list sets forth information regarding all securities sold by us in the three years preceding the filing of this registration statement which were not registered under the Securities Act:

On May 25, 2011, the Company sold 15.5 million shares of the Company’s stock to an investor pursuant to a private placement for $400,000.

 On June 24, 2011, an investor exercised a warrant to purchase 1 million shares of the Company’s common stock, which raised $10,000 for the Company.

During the second quarter of 2012, the Company received $200,000 for a 10% unsecured note payable, due April 27, 2013.

In October 2012, the Company commenced private placements consisting of shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock at an exercise price of $0.10 per share, which included the issuance of 5,555,556 shares of the Company’s common stock and an additional 5,555,556 warrants to VerifyMe in January 2013.  The shares and warrants were sold in units with each unit comprised of one share and one warrant at a purchase price of $0.045 and $0.05 per unit.  As of December 31, 2012, the Company sold 21,888,889 units that raised $1,060,000 for the Company.

II-1

On November 13, 2012, an employee and a consultant exercised options to purchase in the aggregate 10,490,996 shares of the Company’s common stock at an exercise price of $.00125 per share that raised $13,114 for the Company.

On December 5, 2012, the Company issued 12,923,622 shares of the Company’s common stock, valued at $581,564, for the retirement of two notes payable totaling $450,000 and accrued interest of $131,564. One note was entered into on October 8, 2010 for $250,000 and had accumulated accrued interest of $122,397 and the other note was entered into on April 27, 2012 for $200,000 and had accumulated accrued interest of $9,167.

On December 20, 2012, an investor exercised warrants to purchase 333,333 shares of the Company’s common stock at $0.15 per share, which raised $50,000 for the Company.

On December 31, 2012, the Company entered into an investment agreement and ancillary agreements whereby VerifyMe purchased a total of 26,666,666 shares of the Company’s common stock as well as warrants to purchase 48,888,888 shares of the Company’s common stock at an exercise price of $0.10 for an aggregate sum of $2 million and other considerations with respect to intellectual property rights.  In connection with these agreements, Zaah Technologies, Inc. was issued a warrant to purchase 4,444,444 shares of the Company’s common stock at an exercise price of $0.10 per share.

On January 31, 2013, the Company entered into a subscription agreement whereby VerifyMe purchased 33,333,333 shares of the company’s preferred stock and a warrant to purchase 33,333,333 shares of the Company’s common stock at an exercise price of $0.12 per share for $1 million.

In January and February 2013, the Company received $185,000 from the sales of 3,700,000 units from private placements consisting of shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock at an exercise price of $0.10 per share. The shares and warrants were sold in units with each unit comprised of one share and one warrant at a price of $0.05 per unit.

In January 2013, the Company commenced a private placement consisting of shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock at an exercise price of $0.12 per share. The shares and warrants were sold in units with each unit comprised of one share and one warrant at a purchase price of $0.045 per unit. The Company sold 1,111,111 units and raised $50,000.

On February 1, 2013, an investor exercised warrants to purchase 1 million shares of the Company’s common stock at $.05 per share, which raised $50,000 for the Company.

In February and March 2013, four investors exercised options to purchase 3,335,000 shares of the Company’s common stock at $0.00125 and $0.07 per share, which raised $17,919 for the Company.

In March 2013, the Company issued 3 million shares of the Company’s common stock for the retirement of two notes payable totalling $150,000 accrued interest of $83,895. Of the accrued interest $13,895 was paid in cash. One note was entered into September 2, 2010 for $100,000 and the other was entered into on November 18, 2010 for $50,000.

On March 19, 2013, the investor holding $140,000 of convertible notes payable transferred $14,000 of the $140,000 convertible notes to the Vice Chairman of the Company. Also on March 19, 2013, the investor agreed to convert to $28,000 of the investor’s remaining $126,000 of convertible notes into 5,250,000 shares of the Company’s common stock. The Vice Chairman of the Company also agreed to convert $14, 000 of convertible notes into 2,625,000 shares of the Company’s common stock.

On June 6, 2013, the Company issued 7,400,000 shares of the Company’s common stock, for the retirement of three notes payable totalling $225,000 and accrued interest of $181,125. One note was entered into on February 7, 2006 for $25,000 and had accumulated accrued interest of $20,625, the second was entered into on February 21, 2006 for $100,000 and had accumulated accrued interest of $82,500 and the third was entered into on June 28, 2006 for $100,000 and had accumulated accrued interest of $78,000.

Item 16.  Exhibits and Financial Statement Schedules.

(a)      Exhibits.

The exhibits to this registration statement are listed in the Exhibit Index attached hereto and incorporated herein by reference.

(b) Financial Statements Schedules.

All financial statement schedules are omitted because they are not applicable or not required or because the required information is included in the financial statements or notes thereto.

Item 17.  Undertakings.

None.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 1st day of August, 2013.

LASERLOCK TECHNOLOGIES, INC.

By:	/s/ Neil Alpert
Neil Alpert
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Norman A. Gardner and Neil Alpert, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney in fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post effective amendments and amendments thereto, and any registration statement relating to the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys in fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael R. Sonnenreich		August 1, 2013
Michael R. Sonnenreich	Chairman of the Board

/s/ Norman A. Gardner		August 1, 2013
Norman A. Gardner	Vice Chairman, Chief Operating Officer and
Director

/s/ Constance Harriman		August 1, 2013
Constance Harriman	Director

Peter Pace	Director

Paul Wolfowitz	Director

/s/ Jonathan Weinberger		August 1, 2013
Jonathan Weinberger	Director

/s/ Claudio R. Ballard		August 1, 2013
Claudio R. Ballard	Director

Michael Chertoff	Director

/s/ Neil Alpert		August 1, 2013
Neil Alpert	President, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Scott A. McPherson		August 1, 2013
Scott A. McPherson	Chief Financial Officer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX
The following exhibits are filed as part of this report.

3.1
Amended and Restated Articles of Incorporation of the Company dated December 17, 2003 (filed as an exhibit to the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2004 and incorporated herein by reference).

3.2
Certificate of Amendment to Amended and Restated Articles of Incorporation of LaserLock Technologies, Inc., dated as of November 29, 2012 (filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2013 and incorporated herein by reference).

3.3
Certificate of Amendment to Amended and Restated Articles of Incorporation of LaserLock Technologies, Inc., dated as of May 23, 2013 (filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 30, 2013 and incorporated herein by reference).

3.3
Amended Certificate of Designation of Series A Preferred Stock, dated as of January 31, 2013 (filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 6, 2013 and incorporated herein by reference).

3.4
Amended and Restated Bylaws of the Company dated December 17, 2003 (filed as an exhibit to the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2004 and incorporated herein by reference).

5.1+	Opinion of Morgan, Lewis & Bockius, LLP
10.1
Employment Agreement by and between the Company and Norman Gardner dated November 5, 2003 (filed as an exhibit to the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2004 and incorporated herein by reference).

10.2
Stock Loan Agreement by and among Norman Gardner, Californian Securities, SA and Pacific Continental Securities (UK) Nominees Limited and the Company (filed as an exhibit to the Company’s Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on November 14, 2003 and incorporated herein by reference).

10.3
Regulation S Stock Purchase Agreement, dated May 2, 2003, by and between the Company and Californian Securities, S.A. (filed as an exhibit to the Company’s Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on August 14, 2003 and incorporated herein by reference).

10.4
Amendment to Regulation S Stock Purchase Agreement by and between the Company and Californian Securities, S.A., dated October 15, 2003 (filed as an exhibit to the Company’s Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on November 14, 2003 and incorporated herein by reference).

10.5
Regulations S Stock Purchase Agreement, dated March 10, 2004, by and between the Company and California Securities, S.A. (filed as an exhibit to the Company’s Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on May 17, 2004 and incorporated herein by reference).

10.6
Senior Secured Convertible Note and Warrant Purchase Agreement, dated February 13, 2006, among the Company and Nob Hill Capital Partners, L.P. (filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2006 and incorporated herein by reference).

10.7
Schedule of Purchasers who have entered into the Senior Secured Convertible Note and Warrant Purchase Agreement (filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2006 and incorporated herein by reference).

10.8
Senior Secured Convertible Promissory Note, dated February 17, 2006, by the Company in favor of Nob Hill Capital Partners, L.P. in the amount of $100,000 (filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2006 and incorporated herein by reference).

10.9
Schedule of Payees who have entered into a senior secured convertible promissory note substantially identical to the Senior Secured Convertible Promissory Note (filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2006 and incorporated herein by reference).

10.10
Warrant, issued by the Company in favor of Nob Hill Capital Partners, L.P., dated February 13, 2006 (filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2006 and incorporated herein by reference).

10.11
Schedule of Holders to whom the Company has issued a warrant substantially identical to the Warrant (filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2006 and incorporated herein by reference).

10.12
Security Agreement, dated February 13, 2006, by and between the Company and Nob Hill Capital Partners, L.P. (filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2006 and incorporated herein by reference).

10.13
Schedule of Secured Parties who have entered into a security agreement substantially identical to the Security Agreement (filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2006 and incorporated herein by reference).

10.14
Grant of 3,000,000 shares of the Company to Norman A. Gardner on January 3, 2006 in consideration for services provided to the Company (filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 18, 2006 and incorporated herein by reference).

10.15
LaserLock Technologies, Inc. 2003 Stock Option Plan adopted on December 19, 2003 (filed as an exhibit to the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2004 and incorporated herein by reference).

10.16
Option Agreement, dated as of March 23, 2012, between the Company and Gaming Partners International Corporation (filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on July 13, 2012 and incorporated herein by reference).

10.17
Investment Agreement, dated as of December 31, 2012, between LaserLock Technologies, Inc. and VerifyMe, Inc. (filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2013 and incorporated herein by reference).

10.18
Registration Rights Agreement, dated as of December 31, 2012, between LaserLock Technologies, Inc. and VerifyMe, Inc. (filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2013 and incorporated herein by reference).

10.19
Technology and Services Agreement, dated as of December 31, 2012, between LaserLock Technologies, Inc. and VerifyMe, Inc. (filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2013 and incorporated herein by reference).

10.20
Patent and Technology License Agreement, dated as of December 31, 2012, between LaserLock Technologies, Inc. and VerifyMe, Inc. (filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2013 and incorporated herein by reference).

10.21
Asset Purchase Agreement, dated as of December 31, 2012, between LaserLock Technologies, Inc. and VerifyMe, Inc. (filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2013 and incorporated herein by reference).

10.22
Technology and Services Agreement (Zaah), dated as of December 31, 2012, between LaserLock Technologies, Inc. and Zaah Technologies, Inc. (filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2013 and incorporated herein by reference).

10.23
Employment Agreement between LaserLock Technologies, Inc. and Norman Gardner, dated as of October 8, 2012 (filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2013 and incorporated herein by reference).

10.24
Employment Agreement between LaserLock Technologies, Inc. and Neil Alpert, dated as of October 8, 2012 (filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2013 and incorporated herein by reference).

10.25
Employment Agreement between LaserLock Technologies, Inc. and Scott McPherson, dated as of December 14, 2012 (filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2013 and incorporated herein by reference).

10.26
Nonqualified Stock Option Grant Agreement between LaserLock Technologies, Inc. and Norman Gardner, dated as of November 21, 2012 (filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2013 and incorporated herein by reference).

10.27
Nonqualified Stock Option Grant Agreement between LaserLock Technologies, Inc. and Neil Alpert, dated as of November 21, 2012 (option grant on identical terms and for same amount of options as pursuant to agreement filed as Exhibit 10.26).

10.28
Nonqualified Stock Option Grant Agreement between LaserLock Technologies, Inc. and Michael Sonnenreich, dated as of November 21, 2012 (filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2013 and incorporated herein by reference).

10.29
Nonqualified Stock Option Grant Agreement between LaserLock Technologies, Inc. and Constance Harriman, dated as of November 21, 2012 (option grant on identical terms and for same amount of options as pursuant to agreement filed as Exhibit 10.28).

10.30
Nonqualified Stock Option Grant Agreement between LaserLock Technologies, Inc. and Peter Pace, dated as of November 21, 2012 (option grant on identical terms and for same amount of options as pursuant to agreement filed as Exhibit 10.28).

10.31
Nonqualified Stock Option Grant Agreement between LaserLock Technologies, Inc. and Jonathan Weinberger, dated as of November 21, 2012 (option grant on identical terms and for same amount of options as pursuant to agreement filed as Exhibit 10.28).

10.32
Nonqualified Stock Option Grant Agreement between LaserLock Technologies, Inc. and Paul Wolfowitz, dated as of November 21, 2012 (option grant on identical terms and for same amount of options as pursuant to agreement filed as Exhibit 10.28).

10.33
Subscription Agreement between LaserLock Technologies, Inc. and VerifyMe, Inc., dated as of January 31, 2013 (filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 6, 2013 and incorporated herein by reference).

10.34
Nonqualified Stock Option Grant Agreement between LaserLock Technologies, Inc. and Michael Chertoff, dated as of May 4, 2013 (option grant on identical terms and for same amount of options as pursuant to agreement filed as Exhibit 10.28).

23.1**	Consent of Morison Cogen LLP (filed herewith).
23.2+	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

+  To be filed by amendment.
** Filed herewith.